Exhibit 10.5

EXECUTION VERSION

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC,

as Borrower,

REVOLVING CREDIT AGREEMENT

BANK OF AMERICA, N.A.,

as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender

July 18, 2016

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3.5	Voluntary Prepayments.	58
3.6	Reduction or Early Termination of Commitments.	58
3.7	Lending Office.	59

SECTION 4.	TAXES; CHANGE IN CIRCUMSTANCES.	59
4.1	Taxes.	59
4.2	Illegality.	64
4.3	Inability to Determine Rates.	64
4.4	Increased Cost and Capital Adequacy.	65
4.5	Funding Losses.	67
4.6	Requests for Compensation.	67
4.7	Survival.	68

SECTION 5.	SECURITY.	68
5.1	Liens and Security Interest.	68
5.2	Required Accounts; Investor Capital Calls.	70
5.3	Lender Offset.	73
5.4	Agreement to Deliver Additional Collateral Documents.	74
5.5	Subordination.	74

SECTION 6.	CONDITIONS PRECEDENT TO LENDING.	75
6.1	Obligations of the Lenders.	75
6.2	Conditions to all Loans.	78
6.3	Conditions to Qualified Borrower Loans.	79

SECTION 7.	REPRESENTATIONS AND WARRANTIES OF THE BORROWERS.	81
7.1	Organization and Good Standing.	81
7.2	Authorization and Power.	81
7.3	No Conflicts or Consents.	81
7.4	Enforceable Obligations.	81
7.5	Priority of Liens.	82
7.6	Financial Condition.	82
7.7	Full Disclosure.	82
7.8	No Default.	82
7.9	No Litigation.	82
7.10	Material Adverse Effect.	83

7.11	Taxes.	83
7.12	ERISA.	83
7.13	Compliance with Law.	83
7.14	Environmental Matters.	83
7.15	Investor Information; Investor Capital Commitments and Contributions.	83
7.16	Fiscal Year.	84
7.17	[Reserved.]	84
7.18	Margin Stock.	84
7.19	Investment Company Act.	84
7.20	No Defenses.	85
7.21	Indebtedness.	85
7.22	No Withdrawals Without Approval.	85
7.23	Anti-Money Laundering and Foreign Asset Control Laws.	85
7.24	Organizational Structure.	86

SECTION 8.	AFFIRMATIVE COVENANTS.	86
8.1	Financial Statements, Reports and Notices.	87
8.2	Transfers by Existing Investors.	90
8.3	Payment of Taxes.	92
8.4	Maintenance of Existence and Rights.	92
8.5	Notice of Default.	93
8.6	Other Notices.	93
8.7	Compliance with Loan Documents and Constituent Documents.	93
8.8	Operations.	94
8.9	Books and Records; Access.	94
8.10	Compliance with Law.	94
8.11	Insurance.	94
8.12	Authorizations and Approvals.	94
8.13	Maintenance of Liens.	94
8.14	Further Assurances.	94
8.15	Maintenance of Separate Existence.	95
8.16	Annual Investor Capital Call.	95
8.17	Collateral Accounts and Permitted Investments.	95
8.18	Covenants of Qualified Borrowers.	95
8.19	Solvency.	95

8.20	Investor Contact Information.	95
8.21	OFAC Compliance and Investor Procedures.	95
8.22	RIC Status under the Internal Revenue Code; Investment Company Act.	96
8.23	Investor Documents for GS Investors.	96

SECTION 9.	NEGATIVE COVENANTS.	96
9.1	Mergers, Etc.	97
9.2	Negative Pledge.	97
9.3	Fiscal Year and Accounting Method.	97
9.4	LLC Agreement and Related Documents.	97
9.5	Admission of Investors; Transfers of Affiliate Interests; Investor Withdrawals.	98
9.6	Capital Commitments.	99
9.7	ERISA Compliance.	100
9.8	Dissolution.	100
9.9	[Reserved.]	100
9.10	Limitations on Distributions.	100
9.11	Limitations on Indebtedness.	101
9.12	Limitation on Withdrawals.	101
9.13	Fund Structure.	101
9.14	Deemed Capital Contributions.	101
9.15	Change of Depository Bank.	102
9.16	Sanctioned Persons, Anti-Bribery.	102

SECTION 10.	EVENTS OF DEFAULT.	102
10.1	Events of Default.	102
10.2	Remedies Upon Event of Default.	106
10.3	Additional Default Remedies.	107
10.4	Waivers of Notice, Etc.	109
10.5	Curing an Event of Default by Investor Capital Call and Duty to Liquidate Fund Investments.	110
10.6	Events of Default or Defaults relating to Qualified Borrowers.	112

SECTION 11.	AGENCY PROVISIONS.	112
11.1	Appointment and Authorization of Agents.	112
11.2	Delegation of Duties.	113

11.3	Exculpatory Provisions.	113
11.4	Reliance on Communications.	114
11.5	Notice of Default.	114
11.6	Non-Reliance on Agents and Other Lenders.	115
11.7	Indemnification.	115
11.8	Agents in Their Individual Capacity.	116
11.9	Successor Agent.	116
11.10	Reliance by the Borrowers.	117
11.11	Administrative Agent May File Proofs of Claim.	117

SECTION 12.	MISCELLANEOUS.	118
12.1	Amendments.	118
12.2	Sharing of Offsets.	120
12.3	Sharing of Collateral.	121
12.4	Waiver.	121
12.5	Payment of Expenses; Indemnity.	122
12.6	Notice.	125
12.7	Governing Law.	127
12.8	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury.	127
12.9	Invalid Provisions.	127
12.10	Entirety.	128
12.11	Parties Bound; Assignment.	128
12.12	Lender Removal/Replacement.	131
12.13	Maximum Interest.	132
12.14	Headings.	132
12.15	Survival.	132
12.16	Full Recourse.	132
12.17	Availability of Records; Confidentiality.	132
12.18	USA Patriot Act Notice.	133
12.19	Multiple Counterparts.	134
12.20	Joint and Several Liability.	134

SCHEDULES

SCHEDULE I:	Borrower Information
SCHEDULE II:	Lender Commitments
SCHEDULE III:	Responsible Officers

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EXHIBITS

EXHIBIT A:	Schedule of Investors / Form of Borrowing Base Certificate
EXHIBIT B:	Form of Note
EXHIBIT C:	Form of Borrower Security Agreement
EXHIBIT D:	Form of Borrower Pledge of Collateral Account
EXHIBIT E-1:	Form of Request for Borrowing
EXHIBIT E-2:	Form of Request for Letter of Credit
EXHIBIT F:	Form of Rollover / Conversion Notice
EXHIBIT G:	Form of Assignment and Acceptance Agreement
EXHIBIT H:	Form of Qualified Borrower Promissory Note
EXHIBIT I:	Form of Borrower Guaranty
EXHIBIT J:	Form of Responsible Officer’s Certificate
EXHIBIT K:	Form of Subscription Agreement
EXHIBIT L:	Form of Extension Request
EXHIBIT M:	Form of Qualified Borrower Letter of Credit Note
EXHIBIT N:	Form of U.S. Tax Compliance Certificates
EXHIBIT O:	Form of Facility Increase Request

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Credit Agreement”) is dated as of July 18, 2016 by and among GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC, a Delaware limited liability company, as borrower (the “Initial Borrower” or “Primary Borrower”; and together with any Qualified Borrowers becoming a party hereto, the “Borrowers” and each, a “Borrower”), BANK OF AMERICA, N.A. (“Bank of America”), as the Administrative Agent (as hereinafter defined) for the Secured Parties, the Lead Arranger, the Letter of Credit Issuer and as a Lender, and each of the other Persons from time to time party hereto as Lenders (each capitalized term not defined is defined below).

RECITALS:

A.        The Borrowers have requested that the Lenders provide credit to the Borrowers in the form of revolving loans and causing the issuance of letters of credit on the terms and conditions set forth herein; and

B.        The Lenders are willing to make Loans (as hereinafter defined) and to cause the issuance of letters of credit upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Section 1.           DEFINITIONS

1.1      Defined Terms.    For the purposes of this Credit Agreement, unless otherwise expressly defined, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section or recital referred to:

“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Adjusted LIBOR Rate” means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to: (a) the quotient obtained by dividing: (i) the LIBOR Rate for such LIBOR Rate Loan for such Interest Period; by (ii) one (1) minus the LIBOR Reserve Requirement for such LIBOR Rate Loan for such Interest Period; plus (b) the Applicable Margin.

“Administrative Agent” means Bank of America, until the appointment of a successor “Administrative Agent” pursuant to Section 11.9 and, thereafter, shall mean such successor Administrative Agent.

“Administrative Fee” has the meaning set forth in the Fee Letter.

“Affected Party” means any Lender or Letter of Credit Issuer.

“Affiliate” of any Person means any other Person that, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares or partnership interests or by contract or otherwise.

“Agency Services Address” means the address for the Administrative Agent set forth in Section 12.6, or such other address as may be identified by written notice from the Administrative Agent to the Borrowers and the Lenders.

“Agents” means, collectively, the Administrative Agent, the Lead Arranger, the Letter of Credit Issuer and any successors and assigns in such capacities.

“Agent-Related Person” is defined in Section 11.3.

“Alternate Base Rate” means the greatest of: (i) the Prime Rate plus the Applicable Margin, (ii) the Federal Funds Rate plus fifty basis points (0.50%) plus the Applicable Margin, and (iii) the Adjusted LIBOR Rate plus one hundred basis points (1.00%).

“Alternate Base Rate Conversion Date” is defined in Section 2.3(i).

“Alternate Base Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to the Alternate Base Rate.

“Alternative Currency” means such currencies as the Primary Borrower and all Lenders may agree to in writing from time to time after the Closing Date.

“Alternative Currency Sublimit” means fifty percent (50%) of the Maximum Commitment.

“Annual Valuation Period” means, with respect to each Borrower that qualifies as an Operating Company, the “annual valuation period” for such Borrower, as defined in 29 C.F.R. §2510.3-101(d)(5), as determined by designation of such Borrower’s managing member or other similar managing fiduciary.

“Anti-Terrorism Laws” means any applicable Law relating to money laundering or terrorism, including, without limitation, Executive Order 13224, the OFAC Regulations, the Bank Secrecy Act, the USA Patriot Act, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder.

“Anticipated Expenses” any amounts which are necessary (x) to satisfy commitments or other arrangements of the Borrowers to purchase Fund Investments or Fund

Investment Vehicles, (y) to satisfy obligations under Swap Agreements (including any applicable requirements to post collateral) or to satisfy any obligations then due and payable arising under any Indebtedness permitted to be incurred pursuant to Section 9.11, to the extent such commitments or obligations were entered into prior to the Responsible Officer of the Primary Borrower becoming aware of the requirement to make the applicable prepayment required under Section 2.1(e) or other applicable payment under this Credit Agreement, or (z) to pay other documented Borrower Expenses then due and payable.

“Applicable Advance Rate” means, with respect to any Included Investor, fifty percent (50%); provided that, the Administrative Agent may in its sole discretion increase the Applicable Advance Rate for any Included Investor pursuant to a writing with the Primary Borrower.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “lending office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on Schedule II hereof or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Applicable Requirement” means each of the following requirements:

(a) such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) shall have a Rating of BBB/Baa2 or higher; and

(b) if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:

(i) a Bank Holding Company, it shall have Adequately Capitalized status or better;

(ii) an insurance company, it shall have a Best’s Financial Strength Rating of A- or higher;

(iii) if such Investor or such Investor’s Credit Provider, as applicable, is an ERISA Investor or Governmental Plan Investor, or the trustee or nominee of an ERISA Investor or a Governmental Plan Investor, such ERISA Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, as applicable, as follows:

Sponsor Rating/Responsible Party	Minimum Funding Ratio
Rating
A-/A3 or higher	No minimum
BBB/Baa2 or higher	90%; or

The first Rating indicated in each case above is the S&P Rating and the second Rating indicated in each case above is the Moody’s Rating. In the event that the S&P and Moody’s Ratings are not equivalent, the Applicable Requirement shall be based on the lower of the two. If any such Person has only one Rating, from either S&P or Moody’s, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, as applicable) falls below the rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement.

“Assignee” is defined in Section 12.11(d).

“Assignment Amount” means, with respect to a Lender at the time of any assignment pursuant to Section 12.11(c) by such Lender, an amount equal to the lesser of: (a) such Lender’s Lender Pro Rata Share of the Obligations requested by such Lender to be assigned at such time; and (b) such Lender’s unused Commitment.

“Assignment and Acceptance Agreement” means the agreement contemplated by Section 12.11(c), pursuant to which any Lender assigns all or any portion of its rights and obligations hereunder, which agreement shall be substantially in the form of Exhibit G attached hereto.

“Available Commitment” means the lesser of (a) the Maximum Commitment, (b) the Borrowing Base minus the FX Reserve and (c) the maximum amount the applicable Borrower is permitted to borrow in accordance with its Constituent Document and applicable Laws.

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Bank of America” has the meaning provided in the preamble hereto.

“Borrower” is defined in the first paragraph hereof.

“Borrower Expense” means any operating expense of any Borrower incurred in the ordinary course of such Borrower’s activities pursuant to and in compliance with its LLC Agreement and this Credit Agreement.

“Borrower Guaranty” and “Borrower Guaranties” are defined in Section 2.9(c).

“Borrower Party” is defined in Section 11.1(a).

“Borrower Security Agreement” means a security agreement, substantially in the form of Exhibit C hereto, made by the Primary Borrower pursuant to which it shall charge, pledge and, as the case may be, assign by way of security or otherwise create a first priority, security interest and Lien in and on the Collateral described therein in favor of the Administrative Agent (for the benefit of the Secured Parties) (subject to Permitted Liens), as the same may be amended, restated, modified or supplemented from time to time. “Borrower Security Agreements” means, where the context requires, all such security agreements, collectively.

“Borrowing” means a disbursement made by the Lenders of any of the proceeds of one or more Loans, and “Borrowings” means the plural thereof. For the avoidance of doubt, neither a Continuation nor a Conversion shall be considered a Borrowing.

“Borrowing Base” means, on any date of determination, the aggregate sum of the Applicable Advance Rate for each Included Investor multiplied by such Included Investor’s Eligible Borrowing Base Capital Commitment. For the avoidance of doubt, for so long as any Investor ceases to be an Included Investor, such Investor shall be excluded from the Borrowing Base.

“Borrowing Base Certificate” means the spreadsheet setting forth the calculation of the Available Commitment substantially in the form of Exhibit A hereto, which shall be provided in Microsoft Excel format.

“Business Day” means any day of the year except: (a) a Saturday, Sunday or other day on which commercial banks in the State of New York or the State of North Carolina are authorized or required by law to close; (b) if such day relates to any interest rate settings as to a LIBOR Rate Loan, any fundings, disbursements, settlements and payments in respect of any LIBOR Rate Loan, or any other dealings to be carried out pursuant to this Credit Agreement in respect of any such LIBOR Rate Loan (or any Alternate Base Rate Loan as to which the interest rate is determined by reference to LIBOR), any day on which dealings in Dollars are not conducted by and between banks in the London interbank Eurodollar market; (c) if such day relates to any dealings in Euro to be carried out pursuant to this Credit Agreement, any day other than a TARGET Day; and (d) if such day relates to any dealings in an Alternative Currency (other than Euro) to be carried out pursuant to this Credit Agreement, any day in which banks are not open for foreign exchange business in the principal financial center of the country of such Alternative Currency.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with Generally Accepted Accounting Principles, is or should be accounted for as a capital lease on the balance sheet of that Person and the amount of such obligation shall be the capitalized amount thereof determined in accordance with Generally Accepted Accounting Principles.

“Cash Collateral Account” means each deposit account held at the Administrative Agent for the purposes of holding Cash Collateral that is subject to an account control agreement in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer.

“Cash Collateralize” means, to deposit in a Cash Collateral Account or to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the

Letter of Credit Issuer or the Lenders, as collateral for the Letter of Credit Liability or obligations of the Lenders to fund participations in respect of the Letter of Credit Liability, cash or deposit account balances or, if the Administrative Agent and the Letter of Credit Issuer shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer. “Cash Collateral” and “Cash Collateralize” shall have meanings correlative to the foregoing and shall include the proceeds of such Cash Collateral and other credit support.

“Cash Control Event” shall occur if, on any date of determination, (A) an Event of Default has occurred and is continuing, (B) the Borrowers shall have failed to make any payment of principal or interest required to be made hereunder when due and such failure shall not have been remedied, or (C) a Default pursuant to Section 10.1(k) (other than with respect to Goldman Sachs) has occurred and is continuing.

“Change in Law” means (a) the adoption of any Governmental Rule, Law or bank regulatory guideline after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender), (b) any change in any Governmental Rule, Law or bank regulatory guideline or any clarification or change in the interpretation, application or administration thereof by any Governmental Authority after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender), (c) the making or issuance of any rule, guideline, request or directive (whether or not having the force of law) by any Governmental Authority after the Closing Date (or, with respect to any Person first becoming a Lender after the Closing Date, the date such Person first becomes a Lender) or (d) or the compliance, application or implementation by a Lender or Letter of Credit Issuer of any of the foregoing or an Existing Law.

“Change of Control” shall mean a circumstance in which the investment adviser of the Primary Borrower shall cease to be the Investment Adviser (or an Affiliate thereof); provided, however, that a Change of Control shall not exist if a third party administrator acceptable to the Administrative Agent and Required Lenders in their reasonable discretion, directly or indirectly, controls the Primary Borrower.

“Closing Date” means the date hereof.

“Collateral” is defined in Section 5.1.

“Collateral Account” means each account specified on Schedule I (as may be updated from time to time by any of the Borrowers with the written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed) as a Collateral Account and established by a Borrower, in the name of such Borrower, with an Eligible Institution into which Investor Capital Contributions received or otherwise collected from the Investors shall be deposited or credited and into which Fund Investment proceeds or other sums not related to Investor Capital Contributions may be deposited or credited.

“Collateral Account Pledge” means a pledge by the Primary Borrower substantially in the form of Exhibit D hereto pursuant to which such Primary Borrower pledges and grants to the Administrative Agent, for the benefit of the Secured Parties (subject to Permitted Liens), a first priority security interest and Lien in and on its Collateral Account.

“Collateral Documents” is defined in Section 5.1.

“Commitment” means, with respect to each Lender, as the context requires, the commitment of such Lender to make Loans and to pay Assignment Amounts in accordance herewith in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule II attached hereto under the heading “Commitment” (or, in the case of a Lender which becomes a party hereto pursuant to an Assignment and Acceptance Agreement entered into pursuant to the terms hereof, as set forth in such Assignment and Acceptance Agreement); minus the amount of any Commitment or portion thereof assigned by such Lender pursuant to an Assignment and Acceptance Agreement entered into pursuant to Section 12.11(c) or otherwise reduced from time to time by the Borrowers pursuant to Section 3.6; provided, however, that to the extent that the Maximum Commitment is reduced or otherwise declines, the aggregate of the Commitments of all the Lenders shall decline by a like amount and the Commitment of each Lender shall decline in proportion thereto. Administrative Agent may (and, upon the reasonable request of the Primary Borrower, shall promptly) amend and re-issue Schedule II from time to time to reflect the Commitments of the Lenders.

“Commitment Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Compliance Certificate” is defined in Section 8.1(b).

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information concerning the Borrowers or Investors, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information made available by or on behalf of the Borrowers to this Credit Agreement orally or in writing to any Agent or Lender or their respective attorneys, certified public accountants or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by such Agent or Lender or such Agent’s or Lender’s respective attorneys, certified public accountants or agents); or (b) was or became available to an Agent or a Lender on a non-confidential basis from the Borrowers or any other source not bound by confidentiality obligations to any Borrowers at or prior to such time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, for any Person, its constituent or organizational documents, including: (a) in the case of any limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, joint venture or other applicable agreement of formation and any agreement, instrument, filing, statement or notice with respect thereto filed in connection with its formation with the secretary of state or other department, in each case as amended from time to time; (b) in the case of any limited liability company, the articles of formation and operating agreement for such Person; and (c) in the case of a corporation or company, the certificate or articles of incorporation and the bylaws for such Person.

“Continue”, “Continuation”, and “Continued” shall refer to the continuation pursuant to a Rollover of a LIBOR Rate Loan from one Interest Period to the next Interest Period.

“Control Agreement” means each deposit or securities account control agreement among (a) the Initial Borrower, (b) the Administrative Agent on behalf of the Secured Parties and (c) the depository bank or securities intermediary, each as the same may be amended, supplemented or modified from time to time, and for the avoidance of doubt the term “Control Agreement” shall not include any deposit or securities account control agreement a Borrower or any of its Subsidiaries may from time to time enter into with a swap counterparty and a depositary bank or securities intermediary for the purpose of holding collateral (together with, if applicable, interest and distributions thereon) in connection with any Swap Agreement.

“Controlled Group” means: (a) the controlled group of corporations as defined in Section 414(b) of the Internal Revenue Code; or (b) the group of trades or businesses under common control as defined in Section 414(c) of the Internal Revenue Code, in each case of which the applicable Borrower is a member or may become a member.

“Conversion Date” means any LIBOR Rate Conversion Date or Alternate Base Rate Conversion Date, as applicable.

“Conversion Notice” is defined in Section 2.3(i).

“Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.3(i) or Section 4 of one Type of Loan into another Type of Loan.

“Credit Agreement” means this Revolving Credit Agreement, of which this Section 1.1 forms a part, together with all amendments, modifications and restatements hereof, and supplements and attachments hereto.

“Credit Facility” means the Loans and Letters of Credit provided to the Borrowers by the Lenders under the terms and conditions of this Credit Agreement.

“Credit Link Documents” means such financial information and documents as may be requested by the Administrative Agent in its sole discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Investor Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by the Administrative Agent in its sole discretion as to whether the applicable Investor satisfies the applicable requirements to be a Rated Included Investor based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

“Credit Provider” means a Person providing a guaranty, or other credit support, in form and substance reasonably acceptable to the Administrative Agent, of the obligations of an Included Investor to make Investor Capital Contributions.

“Current Party” is defined in Section 12.12.

“Daily LIBOR” means, with respect to any day, the rate of interest per annum determined by the Administrative Agent based on the rate for Dollar deposits in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest whole 1/100 of 1%). If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “Daily LIBOR” shall be determined by the Administrative Agent from another recognized source or interbank quotation.

“Debt Limitations” means the limitations set forth in Section 9.11.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including, without limitation, the United States Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of the Loans.

“Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Default Rate” means on any day a per annum rate of interest equal to the lesser of: (a) the then applicable Alternate Base Rate in effect on such day, plus two percent (2%); or (b) the Maximum Rate.

“Defaulting Lender” means any Lender that has failed or refused to perform its obligations hereunder, including: (a) has failed to timely make its Lender Pro Rata Share (immediately prior to becoming a Defaulting Lender) of any advance required to be made in respect of Loans as contemplated by Section 2.3(f), or otherwise; (b) has otherwise failed to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, unless the subject of a good faith dispute; (c) has been deemed insolvent or become the subject of a proceeding under Debtor Relief Laws; (d) has notified the Borrowers, any Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Credit Agreement or has made a public statement that it does not intend to comply with its funding obligations under this Credit Agreement or generally under credit agreements substantially similar to the Credit Agreement (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder or a loan under any such other credit agreement and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); or (e) has, or has an entity that controls such Lender that has, become the subject of a proceeding under Debtor Relief Laws.

“Distribution” is defined in Section 9.10.

“Dollar Equivalent” means, at any time: (a) with respect to any amount denominated in Dollars, such amount; and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Letter of Credit Issuer, at such time on the basis of the Spot Rate as of the applicable valuation date, as provided in this Credit Agreement (i.e., the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and the sign “$” mean lawful currency of the United States of America.

“Eligible Assignee” means: (a) a Lender or (b) any other Person which has a short-term unsecured debt rating of at least P-1 from Moody’s or at least A-1 from S&P (or (x) if such Person has a rating from one of Moody’s or S&P that is not P-1 or A-1, as applicable, it has a short-term unsecured debt rating of at least F-1 from Fitch Ratings, Inc. or (y) such lower ratings as may be approved in writing by the Borrowers and the Administrative Agent) and is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and, unless an Event of Default exists at the time any assignment is effected, the Borrowers (such approval not to be unreasonably withheld or delayed and such approval to be deemed given by the Borrowers if no objection is received by the assigning Lender and the Administrative Agent from the Borrowers within ten (10) Business Days after notice of such proposed assignment has been delivered by the assigning Lender to the Borrowers); provided that (i) no Borrower nor any Affiliate of a Borrower shall qualify as an Eligible Assignee, and (ii) in each case, the Eligible Assignee shall be a Qualified Purchaser.

“Eligible Borrowing Base Capital Commitment” means, for any Included Investor, such Included Investor’s Uncalled Capital Commitment, provided that for the purposes of this definition the term “Uncalled Capital Commitment” shall only include any Investor Returned Capital of an Investor to the extent the Investor Returned Capital Condition has been satisfied, and provided further that if an Investment Exclusion Event has occurred in respect of an Included Investor, then the portion of the Uncalled Capital Commitment of such Investor attributable to such specific Fund Investment shall not be considered eligible for purposes of the Borrowing Base, unless the obligation to make such Investor Capital Contribution is assumed by another Included Investor pursuant to and in accordance with the terms of the relevant Constituent Documents.

“Eligible Institution” means (i) Bank of America and its Affiliates; (ii) any depository institution, organized under the laws of the United States or any state, having capital and surplus in excess of $200,000,000, the deposits of which are insured by the Federal Deposit Insurance Corporation to the fullest extent permitted by law and which is subject to supervision and examination by federal or state banking authorities; provided that such institution also must have a short-term unsecured debt rating of at least P-1 from Moody’s and at least A-1 from S&P (or otherwise approved by the Administrative Agent in its sole discretion) and (iii) Goldman, Sachs & Co., or other securities intermediaries, for so long as Goldman, Sachs & Co., or such other securities intermediary has at least two of the following short-term unsecured debt ratings: P-2 or higher from Moody’s, A-2 or higher from S&P and F2 or higher from Fitch. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

“EMU Legislation” means the legislative measures of the European council for the introduction of, changeover to or operation of a single or unified European currency.

“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for the Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

“Environmental Damages” is defined in Section 12.5(c).

“Environmental Laws” means all federal, state, national, international and local laws, ordinances, regulations or policies in force and binding relating to pollution or protection of the environment including, without limitation, air pollution, water pollution, noise control, or the use, handling, discharge, disposal or Release of Hazardous Materials, applicable to any Borrower, and any and all regulations promulgated under or pursuant to any statute of any applicable governing body, including, without limitation, (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986, 42 U.S.C. §9601 et seq.; (b) the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq.; (c) the Clean Air Act, 42 U.S.C. §7401 et seq., as amended by the Clean Air Act Amendments of 1990; (d) the Clean Water Act of 1977, 33 U.S.C. §1251 et seq.; and (e) the Toxic Substances Control Act, 15 U.S.C.A. §2601 et seq., as each of the foregoing may be amended from time to time.

“Environmental Liability” means any written claim, demand, obligation or cause of action, or any order, violation, damage (including, without limitation, to any Person, property or natural resources), injury, judgment, penalty or fine, cost of enforcement, cost of remedial action, cleanup, restoration or any other cost or expense whatsoever, including reasonable attorneys’ fees and disbursements resulting from the violation or alleged violation of any Environmental Law or the imposition of any Environmental Lien or otherwise arising under any Environmental Law.

“Environmental Lien” means a Lien in favor of any Governmental Authority: (a) under any Environmental Law; or (b) for any liability or damages arising from, or costs incurred by, any Governmental Authority in response to the Release or threatened Release of any Hazardous Material.

“Environmental Requirement” means any Environmental Law, agreement, or restriction, as the same now exists or may be changed, amended, or come into effect in the future, which pertains to health, safety, or the environment, including, but not limited to ground, air, water, or noise pollution, or underground or aboveground tanks.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any U.S. Governmental Authority, as from time to time in effect.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; (c) a group trust, as described in Revenue Ruling 81-100 as updated or amended from time to time; or (d) any other entity or account whose assets are deemed to include the assets of one or more such employee benefit plans subject to Title I of ERISA or plans subject to Section 4975 of the Internal Revenue Code, as determined under the Plan Asset Regulations.

“Escrow Agent” means an institution selected by a Borrower, and reasonably acceptable to the Administrative Agent, to serve as escrow agent for all purposes under this Credit Agreement and any successor thereto in such capacity.

“Escrow Agreement” means the Escrow Agreement, dated as of the Closing Date, among the Borrower, the Administrative Agent and the Escrow Agent, as amended, restated, supplemented or otherwise modified from time to time.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Event of Default” is defined in Section 10.1.

“Excluded Borrower” is defined in Section 12.20(b).

“Excluded Investor” is defined in Section 2.1(d).

“Excluded Proceeds” is defined in Section 5.1(a)(v).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 12.12(a)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(f), and (d) any Taxes imposed under FATCA.

“Exclusion Event” is defined in Section 2.1(d).

“Existing Law” means (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd Frank Act”); (ii) the publication entitled “Basel III: A global regulatory framework for more resilient banks and banking systems,” as updated from time to time (“Basel III”), including without limitation, any publications addressing the liquidity coverage ratio (“LCR”) or the supplementary leverage ratio (“SLR”); or (iii) any implementing laws, rules, regulations, guidance, interpretations or directives from any Governmental Authority relating to the Dodd Frank Act or Basel III (whether or not having the force of law).

“Extension Fee” has the meaning set forth in the Fee Letter.

“Extension Request” means a written request by the Borrowers substantially in the form attached hereto as Exhibit L to extend the initial or extended Stated Maturity Date for an additional period of no greater than 364 days.

“Facility Increase” is defined in Section 2.16(a).

“Facility Increase Effective Date” is defined in Section 2.16(a).

“Facility Increase Fee” has the meaning set forth in the Fee Letter.

“Facility Increase Request” means the notice substantially in the form attached hereto as Exhibit O pursuant to which the Primary Borrower requests an increase of the Commitments in accordance with Section 2.16.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor provisions that are substantially similar), any regulations or official interpretations thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(i) of the Internal Revenue Code and/or any U.S. or non-U.S. fiscal or regulatory rules, regulations or guidance notes or practices adopted pursuant to any intergovernmental agreements entered into in connection with the implementation of such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that, if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” means that certain letter agreement or letter agreements, dated as of the date hereof, between the Administrative Agent and the Primary Borrower, as such letter agreement(s) may be amended, restated, supplemented, or otherwise modified from time to time. “Fee Letters” means, where the context requires, all such Fee Letters, collectively.

“Filings” means (a) UCC financing statements and (b) the substantial equivalent as reasonably determined by the Administrative Agent in any other jurisdiction in which any Borrower may be formed.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fronting Fee” has the meaning set forth in the Fee Letter.

“Full Repayment Capital Call” has the meaning specified in Section 10.5(b).

“Funding Ratio” means: (a) for a Governmental Plan Investor, the actuarial present value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for an ERISA Investor: (i) for plan years prior to 2008, the gateway percentage or funded current liability percentage reported on Schedule B to the Form 5500; and (ii) for plan years 2008 and later, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such ERISA Investor with the United States Department of Labor.

“Fund Investment” means an investment of any of the Borrowers, any of their Subsidiaries, or any Fund Investment Vehicle; it being understood that each Subsidiary of any Borrower (including any Fund Investment Vehicle) shall be deemed a Fund Investment.

“Fund Investment Vehicle” means a Subsidiary or other entity owned in whole or in part by a Borrower which itself, or with one or more other Fund Investment Vehicles or other Persons, holds one or more Fund Investments in issuers or other Persons that are operated as a common enterprise.

“FX Reserve” means, at any time, an amount equal to the Dollar Equivalent of the aggregate sum of the principal amount of Loans and the undrawn stated amount of all outstanding Letters of Credit, in each case, denominated in an Alternative Currency times the Reserve Percentage for each such Alternative Currency.

“Generally Accepted Accounting Principles” means those generally accepted accounting principles and practices as in effect from time to time that are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through other appropriate boards or committees thereof, and that are consistently applied in all material respects for all periods, after the date hereof, so as to properly reflect the financial position of the applicable Person except as disclosed in connection with such financial statements, except that any accounting principle or practice required to be changed by the Financial Accounting Standards Board (or other appropriate Board or committee of the said Board) in order to continue as a generally accepted accounting principle or practice may be so changed.

“Goldman Sachs” means Goldman, Sachs & Co., a New York limited partnership, together with The Goldman Sachs Group, Inc., a Delaware corporation.

“Good Standing” means, (a) with respect to any Investor, such Investor is in compliance in all material respects with its obligations under its Subscription Agreement and the LLC Agreement, (b) with respect to any Included Institutional Investor, either is a Rated Included Investor or a Non-Rated Included Investor, and (c) with respect to PWM Investors, such PWM Investor is a client of the Private Wealth Management Group of Goldman, Sachs & Co. and, to the actual knowledge of a Responsible Officer of the Borrower, such PWM Investor is not a “deficit account” or otherwise in violation or breach of any material obligations to the Private Wealth Management Group of Goldman, Sachs & Co. or any fund sponsored by any Goldman Sachs Affiliate.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Plan Investor” means an Investor that is an “employee benefit plan” as defined in Section 3(3) of ERISA and that is a governmental plan as defined in Section 3(32) of ERISA.

“Governmental Rules” means any and all laws, statutes, codes, rules, regulations, ordinances, orders, writs, decrees and injunctions, of any Governmental Authority and any and all legally binding conditions, standards, prohibitions, requirements and judgments of any Governmental Authority.

“GS Investors” is defined in Section 6.1.

“Guaranty Obligations” means, with respect to any Person, without duplication, any obligations guaranteeing any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent: (a) to purchase any such Indebtedness; (b) to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, comfort letters, take or pay arrangements, put agreements or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person; (c) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such primary obligation; or (d) to otherwise assure or hold harmless the owner of such Indebtedness or obligation against loss in respect thereof; provided, however, that the term “Guaranty Obligations” shall not include (x) any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person in accordance with Generally Accepted Accounting Principles or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced) and (y) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person shall be deemed to be the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such maximum amount for which such guaranteeing person may be liable is not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonable anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Material” means any substance, material, or waste which is or becomes regulated, under any Environmental Law, as hazardous to public health or safety or to the environment, including, but not limited to: (a) any substance or material designated as a “hazardous substance” pursuant to Section 311 of the Clean Water Act, as amended, 33 U.S.C. §1251 et seq., or listed pursuant to Section 307 of the Clean Water Act, as amended; (b) any substance or material defined as “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq.; (c) any substance or material defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.; or (d) petroleum, petroleum products and petroleum waste materials.

“Included Institutional Investor” means each Institutional Investor listed on the Borrowing Base Certificate delivered in connection with the Closing Date as an Included Institutional Investor or any other Institutional Investor which is also an Included Investor for purposes hereof.

“Included Investor” means an Investor (which for the avoidance of doubt, may be an Institutional Investor or PWM Investor) that:

(a)        executed and delivered (directly or by power of attorney) a legal, valid and binding Subscription Agreement (substantially in one of the forms attached as Exhibit K hereto) which evidences the Investor’s Investor Capital Commitment and pursuant to which the Investor agrees to make Investor Capital

Contributions to the Primary Borrower, which Subscription Agreement is in full force and effect and (i) in the case of Included Institutional Investors, a copy of which has been delivered to the Administrative Agent and (ii) in the case of PWM Investors, a copy of which has been delivered to and remains on file with the Escrow Agent as certified by such Escrow Agent to the Administrative Agent;

(b)        is in Good Standing;

(c)        delivered a true and correct copy of each Side Letter (which, in the case of any PWM Investor, may be redacted to show the Investor identification number but no other identifying information), if any, with respect to such Investor, which shall be in form and substance acceptable to the Administrative Agent in its sole discretion (but once approved such approval may not be withdrawn absent an amendment to such Side Letter);

(d)        executed and delivered documentation with the Primary Borrower acknowledging and agreeing that such Investor’s Investor Capital Commitment and related rights may be pledged as Collateral, as specified by and including pursuant to Section 4.2.1 of the Primary Borrower’s LLC Agreement;

(e)        with respect to any Investor becoming an Investor after the Closing Date which has entered a Side Letter, if such Side Letter contains provisions that could reasonably be expected to adversely affect the Administrative Agent or the Lenders, such Side Letter is acceptable to the Administrative Agent in its sole discretion (but once approved such approval may not be withdrawn absent an amendment to such Side Letter); and

(f)        is not (i) a SOX Insider; or (ii) a full-time employee of Goldman Sachs or Subsidiary thereof or any current or former spouse of such full-time employee or an entity that is an Affiliate of such full-time employee; unless, in each case, Goldman Sachs guarantees such entity’s obligations under the related Subscription Agreement, or as otherwise permitted by the Administrative Agent and the Required Lenders in their sole discretion;

provided that (1) any Included Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured in accordance with Section 2.1(d); (2) each approval under clause (c) shall be subject to the satisfaction of such initial or ongoing conditions as may reasonably be specified by the Administrative Agent at the time of initial inclusion of such Investor as an Included Investor; (3) certain transferee Investors are treated as Included Investors in accordance with Section 8.2 and (4) no Institutional Investor shall be an Included Investor, nor shall any increase to the Investor Capital Commitment of any prior Included Institutional Investor be included in the Borrowing Base, without the prior written approval of the Administrative Agent in its reasonable discretion. If an Included Investor would not be an Included Investor but for the guaranty or other Credit Link Documents of its

Credit Provider as contemplated in the definition of “Credit Provider”, such Included Investor shall provide evidence satisfactory to the Administrative Agent of such guaranty or other Credit Link Documents.

“Included PWM Investor” means any PWM Investor which is also an Included Investor for purposes hereof.

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind held by such Person; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, or upon which interest payments are customarily made (other than interest payable after the scheduled payment date); (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business); (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; (f) all Guaranty Obligations of such Person in respect of Indebtedness of others; (g) all obligations of such Person under: (i) Capital Leases; and (ii) any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product of such Person where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with Generally Accepted Accounting Principles; (h) all obligations of such Person to repurchase any securities which repurchase obligation is related to the issuance thereof; (i) all net obligations of such Person in respect of or under Swap Agreements; (j) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and instruments of a like nature or of such Person in respect of bankers’ acceptances; and (k) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) regardless of whether such transaction is effected without recourse to such Person; provided, however, that the term “Indebtedness” shall not include (u) Indebtedness that is (1) recourse only to Fund Investments in a single portfolio company or a group of affiliated portfolio companies, and the Fund Investment Vehicle or group of related Fund Investment Vehicles related thereto or (2) in the form of a margin loan that is recourse only to the Fund Investments or a group of affiliated portfolio companies or the Fund Investment Vehicle or group of Fund Investment Vehicles related thereto, provided that such Indebtedness is not recourse to, or cross-collateralized by, any other Fund Investment that is not part of a common enterprise with such Fund Investment, (v) Indebtedness (unsecured or secured by Liens included in the transaction documents of a Fund Investment or in favor of the sellers in connection with a Fund Investment or their Affiliates) so long as such Indebtedness is (1) permitted by the related Constituent Document of such Borrower, and (2) incurred in the ordinary course of business of such Borrower (whether the same would be treated as debt or guarantees of debt) for one or more of the following purposes (A) obligations to pay a deferred purchase or acquisition price in respect of a Fund Investment, (B) obligations incurred in the making, purchase or sale of Fund Investments, including earnouts, contingent or deferred price and indemnity obligations, and (C) obligations incurred in its or their capacity as holders of a Fund Investment (e.g., such as equity funding commitments or indemnity or hold harmless obligations), (w) any obligation or liability (contingent or otherwise) which is designated as “remote” or excluded from the financial statements of the applicable Person in accordance with Generally Accepted Accounting Principles or the equivalent thereof in the applicable jurisdiction (as long as such obligation or liability is not being enforced), (x) accrued management fees, incentive fees or other similar fees or compensation, (y) trade accounts payable or (z) commitments to purchase or make Fund Investments, and guarantees of such commitments to purchase or make Fund Investments. The Indebtedness of any Person shall include the Indebtedness of any partnership or unincorporated joint venture or similar entity for which such Person is legally obligated unless made non-recourse to such Person by written agreement satisfactory to the Administrative Agent.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” is defined in Section 12.5(b).

“Initial Borrower” has the meaning provided in the preamble hereto.

“Institutional Investor” means any Investor other than (a) a PWM Investor or (b) any Person that is a full-time employee of Goldman Sachs or any Subsidiary thereof or any spouse or entity that is an Affiliate of such full-time employee.

“Interest Option” means the LIBOR Rate or the Alternate Base Rate.

“Interest Payment Date” means, (a) with respect to any Alternate Base Rate Loan or Daily LIBOR Loan, the tenth (10th) calendar day of each calendar month for interest that accrued during the preceding calendar month; (b) as to any LIBOR Rate Loan in respect of which the applicable Borrower has selected a one-, two-, three- or six- month Interest Period, the last day of such Interest Period for such LIBOR Rate Loan for interest that accrued during such Interest Period; and (c) the Maturity Date.

“Interest Period” means, (a) with respect to any Loan funded as an Alternate Base Rate Loan, (i) initially, the period commencing on (and including) the date of the initial funding of such Loan and ending on (and including) the last day of the calendar month in which such Loan was funded and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Interest Period for such Loan, and ending on (and including) the last day of the current calendar month; and (b) with respect to any Loan funded as a LIBOR Rate Loan (other than Daily LIBOR), the period commencing on (and including) the date of the initial funding of such Loan and ending on (but excluding) the corresponding date one month, two months, three months, or six months, as designated by the applicable Borrower(s) in the applicable Request for Borrowing; provided that:

(A)        any Interest Period with respect to any Loan which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, that if interest in respect of such Interest Period is computed by reference to the LIBOR Rate, and such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day; and

(B)        in the case of any Interest Period for any Loan which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) such Maturity Date, and the duration of each Interest Period which commences on or after the Maturity Date shall be of such duration as shall be selected by the applicable Lender in its sole discretion.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

“Investment Adviser” means Goldman Sachs Asset Management, L.P., a Delaware limited partnership.

“Investment Policies” means the investment objectives, policies, restrictions and limitations for the Primary Borrower as delivered to the Administrative Agent prior to the Closing Date, and as the same may be changed, altered, expanded, amended, modified, termination or restated from time to time in accordance with the definition of Permitted Policy Amendment.

“Investment Exclusion Event” means the exclusion or excuse of any Investor from participating in a particular Fund Investment pursuant to the provisions of the LLC Agreement or such Investor’s Side Letter (including by reference to any investment policy of such Investor), where the Investor is entitled to such exclusion or excuse under the LLC Agreement or its Side Letter as a matter of right (i.e. not in the Primary Borrower’s discretion).

“Investment Management Agreement” means the Investment Management Agreement, dated as of April 11, 2016, between the Primary Borrower and the Investment Adviser.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“Investor” means any Person that (i) is admitted to the Primary Borrower as a member or other equity holder in accordance with the LLC Agreement, and (ii) has an Investor Capital Commitment to such Borrower; “Investors” means, where the context requires, all Investors, collectively.

“Investor Capital Call” means a drawdown notice for payment of all or any portion of an Investor’s Investor Capital Commitment in accordance with the LLC Agreement. “Investor Capital Calls” means, where the context requires, all Investor Capital Calls, collectively.

“Investor Capital Commitment” means, with respect to any Investor, the “Commitment” (as defined in the LLC Agreement) of such Investor to such Borrower. “Investor Capital Commitments” means, where the context requires, all Investor Capital Commitments, collectively.

“Investor Capital Contribution” means the amount of cash actually contributed by an Investor to the Borrowers with respect to its Investor Capital Commitment as of the time such determination is made, less amounts refunded to such Investor in accordance with the Primary Borrower’s Constituent Documents. “Investor Capital Contributions” means, where the context requires, all Investor Capital Contributions, collectively.

“Investor Information” is defined in Section 12.17.

“Investor Returned Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are subject to recall as an Investor Capital Contribution pursuant to the Constituent Documents of the Primary Borrower.

“Investor Returned Capital Condition” means the delivery to the Administrative Agent by a Borrower of (i) an updated Borrowing Base Certificate which sets out the amount of Investor Returned Capital which was distributed to each Investor and in which such Borrower certifies that such funds were returned to such Investor and may be subject to a future Investor Capital Call, and (ii) a copy of the form of the distribution notice that was provided to the Investors in connection with such Investor Returned Capital, which form shall indicate to the Investors that such Investor Returned Capital is recallable and may be subject to a future Investor Capital Call.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“KYC Compliance” is defined in Section 7.23.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decrees, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lead Arranger” means Bank of America.

“Lender” means (a) Bank of America in its capacity as lender and (b) each other lender that becomes party to this Credit Agreement in accordance with the terms hereof. “Lenders” means, where the context requires, all Lenders, collectively.

“Lender Party” is defined in Section 11.1.

“Lender Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction: (a) (i) the numerator of which is the Commitment of such Lender; and (ii) the denominator of which is the aggregate Commitments of all Lenders; or (b) in the event the Commitments of all Lenders have been terminated: (i) the numerator of which is the Dollar Equivalent of the Principal Obligations (or, if no Principal Obligations are outstanding, the Dollar Equivalent of the Obligations) outstanding of such Lender; and (ii) the denominator of which is the aggregate of the Dollar Equivalents of the Principal Obligations (or if no Principal Obligations are outstanding, the Dollar Equivalent of the Obligations) of all Lenders.

“Lending Office” is defined in Section 3.7.

“Letter of Credit” means any letter of credit issued by the Letter of Credit Issuer pursuant to Section 2.14 either as originally issued or as the same may, from time to time, be amended or otherwise modified or extended.

“Letter of Credit Application” means an application, in the form specified by the Letter of Credit Issuer from time to time and customarily used by such Letter of Credit Issuer in similar circumstances, requesting the Letter of Credit Issuer issue a Letter of Credit.

“Letter of Credit Issuer” means Bank of America or any Affiliate thereof.

“Letter of Credit Liability” means the aggregate amount of the undrawn stated amount of all outstanding Letters of Credit plus the amount drawn under Letters of Credit for which the Letter of Credit Issuer and the Lenders, or any one or more of them, have not yet received payment or reimbursement (in the form of a conversion of such liability to Loans, or otherwise) as required pursuant to Section 2.14.

“Letter of Credit Sublimit” means, at any time, an amount equal to fifty percent (50%) of the Available Commitment at such time; provided that the aggregate face amount of Letters of Credit issued in Alternative Currencies shall not at any time exceed the Alternative Currency Sublimit. The Letter of Credit Sublimit is a part of, and not in addition to, the Maximum Commitment.

“LIBOR Rate” means, at the Borrower’s option, either (x) Daily LIBOR or (y) for any Interest Period and any LIBOR Rate Loan, an interest rate per annum (expressed as a decimal and rounded upwards, if necessary, to the nearest one hundredth of a percentage point) equal to the offered rate per annum for deposits in Dollars or the applicable Alternative Currency for such Interest Period as of 11:00 a.m., London time, two (2) Business Days before the first day of such Interest Period, that appears on the display designated as “Reuters Screen LIBOR01” on the Reuters Service (or such other page as may replace “Reuters Screen LIBOR01” on that service for the purpose of displaying London interbank offered rates of major banks); provided that if such rate is not available on any date when the LIBOR Rate is to be determined, then the rate shall be an interest rate per annum determined by the Administrative Agent equal to the rate at which it would offer deposits in Dollars or the applicable Alternative Currency to prime banks in the London interbank market for a period equal to such Interest Period at or about 11:00 a.m. (London time) on the second Business Day before (and for value on) the first day of such Interest Period. If the calculation of the LIBOR Rate results in a LIBOR Rate of less than zero (0), the LIBOR Rate shall be deemed to be zero (0) for all purposes of this Credit Agreement.

“LIBOR Rate Conversion Date” is defined in Section 2.3(i).

“LIBOR Rate Loan” means a Loan that bears interest at a rate based on the LIBOR Rate.

“LIBOR Reserve Requirement” means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against “Eurocurrency liabilities” (as such term is used in Regulation D). The LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Requirement. Each determination by the Administrative Agent of the LIBOR Reserve Requirement shall, in the absence of manifest error, be conclusive and binding.

“Lien” means any lien, mortgage, security interest, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“LLC Agreement” means the limited liability company agreement or other equivalent governing document in the applicable jurisdiction of the Primary Borrower, as the same may be further amended, restated, modified or supplemented in accordance with the terms hereof in each case, as described on Schedule I hereto.

“Loan Deficit” is defined in Section 2.3(f).

“Loan Documents” means this Credit Agreement, the Notes (including any renewals, extensions, re-issuances and refundings thereof), each of the Collateral Documents, each Assignment and Acceptance, each Borrower Guaranty, the Fee Letter, the Escrow

Agreement, each Letter of Credit Application and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of this Credit Agreement or any of the other Loan Documents and any additional documents delivered by a Borrower to the Administrative Agent in connection with any such amendment, supplement or modification that the parties thereto agree shall constitute a “Loan Document” hereunder.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to the terms and conditions of this Credit Agreement, plus all payments under a Letter of Credit made to the beneficiary named thereunder (and certain other related amounts to be treated as Loans pursuant to Section 2.9(e) and Section 3.3(c)).

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the rights of, or benefits available to, the Secured Parties under the Loan Documents taken as a whole, (b) the Borrowers’ ability to pay the Obligations when due in accordance with the terms of the Loan Documents, (c) any Borrower’s ability to perform its material obligations under the Loan Documents taken as a whole to which it is a party, (d) the legality, validity, binding effect or enforceability of the Loan Documents taken as a whole, (e) the ability of the Primary Borrower to make calls for Investor Capital Contributions under the LLC Agreement, or (f) the obligations of the Investors to make Investor Capital Contributions under the LLC Agreement with respect to their Unfunded Capital Commitments, taken as a whole.

“Material Amendment” is defined in Section 9.4.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which the Administrative Agent declares the Obligations due and payable in accordance with Section 10; (c) thirty (30) days prior to the termination of the LLC Agreement of the Primary Borrower; and (d) the date upon which the Primary Borrower terminates the Commitments pursuant to Section 3.6 or otherwise.

“Maximum Commitment” means $250,000,000, as it may be (a) reduced from time to time by the Borrowers pursuant to Section 3.6 or (b) increased from time to time in accordance with Section 2.16.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by applicable law on such day.

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Letter of Credit Liability (or, with respect to a Borrowing Base deficiency, the portion thereof required to be Cash Collateralized hereunder) of the Letter of Credit Issuer with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc and any successor thereto. “Non-Defaulting Lender” is defined in Section 2.3(f).

“Non-Rated Included Investor” means any Included Institutional Investor with a Rating below BBB/Baa2 or with no Rating, which Investor has been approved by the Administrative Agent as an Included Investor in its sole discretion (but once approved such approval may not be withdrawn except, for the avoidance of doubt, if such Investor becomes subject to an Exclusion Event in accordance with the terms of this Credit Agreement).

“Notes” means the promissory notes provided for in Section 3.1, all promissory notes delivered in substitution or exchange therefor, and the Qualified Borrower Promissory Notes as such notes may be amended, restated, reissued, extended or modified, in each case; and “Note” means any one of the Notes.

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrowers to the Lenders (including, without limitation, Loans, Letters of Credit, or both), or any part thereof, arising pursuant to this Credit Agreement (including, without limitation, the indemnity provisions hereof) or represented by the Notes and each Borrower Guaranty, and all interest accruing thereon, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several; together with all renewals and extensions thereof, or any part thereof; provided that, for the avoidance of doubt, the indebtedness, obligations or liabilities of any Borrower or any of its Subsidiaries, to any Lender or any of its Subsidiaries, in its capacity as a counterparty of such Borrower or Borrower’s Subsidiary, under any Swap Agreement, shall not be deemed “Obligations” hereunder.

“OFAC” is defined in Section 7.23.

“Operating Company” means an “operating company” within the meaning of 29 C.F.R. §2510.3-101(c) of the Plan Asset Regulations.

“Operating Company Opinion” means a favorable opinion of counsel regarding the status of a Borrower as an Operating Company.

“Other Claims” is defined in Section 5.5.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, intangible, recording, filing or documentary, excise, property similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 12.12(a)).

“Participant” is defined in Section 12.11(b).

“Participant Register” is defined in Section 12.11(b).

“Patriot Act” is defined in Section 12.18.

“Pending Capital Call” means any Investor Capital Call that has been made upon the Investors and that has not yet been (i) cancelled or withdrawn or (ii) funded by the applicable Investor, but with respect to which such Investor is not in default under the terms of the LLC Agreement beyond any applicable notice and cure period specified therein.

“Permitted Distributions” means:

(i)        Permitted RIC Distributions;

(ii)       pro rata Distributions from any Qualified Borrower to its holders of equity including the Primary Borrower; and

(iii)      Distributions of common equity interests in the Primary Borrower.

“Permitted Investments” means:

(i)        savings, money market or other interest bearing accounts of the Administrative Agent, any Lender, any Eligible Institution or any other financial institution with a short-term credit rating of “A-1” by S&P and “P-1” by Moody’s;

(ii)       debt instruments issued or guaranteed by the United States or its agencies or instrumentalities, including, without limitation, treasury bills, notes and bonds;

(iii)      commercial paper of domestic corporations, which has received a rating of A-1 or P-1 or its equivalent from either of Moody’s or S&P and/or has been unconditionally guaranteed by an entity which has received an equivalent credit rating by either of Moody’s or S&P;

(iv)      money market mutual funds with assets of at least $750,000,000, substantially all of which assets consist of obligations of the type described in the foregoing clauses; or

(v)        similar quality short term investments and cash and cash equivalents.

“Permitted Liens” means (i) Liens, if any, imposed on the property of any Person by any Governmental Authority not yet delinquent or being contested in good faith by appropriate proceedings as long as such Person has set aside on its books adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles and (ii) Liens of a bank or a securities intermediary holding the Collateral Account which (a) arise as a matter of law or items in the course of collection or encumbering deposits or other similar Liens (including the right to set-off) on the account and items held in, deposited in or credited to such account.

“Permitted Policy Amendment” means any change, alteration, expansion, amendment, modification, termination or restatement of the Investment Policies that: (a) is approved in writing by the Administrative Agent, (b) is required by applicable law, rule, regulation or Governmental Authority, or (c) (i) does not affect the Primary Borrower’s or its Investors’ debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of the Primary Borrower, in any case, relating to any Investor Capital Calls, Investor Capital Commitments, Investor Capital Contributions or the shortening of the time period during which they are available, or, except as permitted by this Credit Agreement, suspend, reduce or terminate any Investor’s Unfunded Capital Commitment, (ii) could not otherwise have a Material Adverse Effect on the rights, titles, first priority security interests and Liens, and powers and privileges of the Lenders hereunder and (iii) does not permit or allow any Borrower to purchase Portfolio Assets or otherwise make investments, or engage in any line of business, that are materially different from the Portfolio Assets or lines of business permitted by such Borrower’s Constituent Documents as in effect on the Closing Date.

“Permitted RIC Distributions” means, with respect to each taxable year, any Distributions determined by a Borrower in good faith to be required to be made in order to maintain a Borrower’s tax status under Section 852 of the Internal Revenue Code or to avoid the payment of any tax imposed under Section 852(b)(1), Section 852(b)(3) or Section 4982 of the Internal Revenue Code, as certified by such Borrower to the Administrative Agent in a RIC Distribution Notice delivered to the Administrative Agent at least ten (10) days prior to the applicable Distribution.

“Permitted Uses” means the use of the proceeds of the Loans hereunder to fund any of the following: (i) to acquire Fund Investments as permitted under the LLC Agreement and/or Permitted Investments, pending their use to fund the acquisition of Fund Investments and purposes described in clause (ii) and (iii) below; (ii) Borrower Expenses (including to pay fees payable to the Primary Borrower’s affiliates pursuant to the LLC Agreement and/or Investment Management Agreement); and (iii) other general purposes of the Primary Borrower (including to pay Distributions) to the extent permitted under the LLC Agreement.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, limited liability company, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code, each as established or maintained for employees of any Borrower or any member of the Controlled Group.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, et seq., as the same may be amended from time to time, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the Plan Asset Regulations.

“Portfolio Assets” means, at any time, as to any Borrower, the following assets owned by such Person: (i) equity securities or interests (or options or warrants thereon) of any kind, (ii) debt securities or obligations (including loans or advances) of any kind, and (iii) any other Fund Investments.

“Prepayment Period” is defined in the definition of “Required Payment Time”.

“Primary Borrower” is defined in the first paragraph hereof.

“Prime Rate” means, for any date, a per annum rate equal to the rate of interest announced from time to time by the Administrative Agent to its prime customers as its “prime rate” for such date. The Prime Rate may be, but is not intended to be, the lowest rate of interest charged by the Administrative Agent, any Lender or any other financial institution in connection with extensions of credit to borrowers.

“Principal Obligations” means, as of any date of determination, the sum of (a) the aggregate outstanding principal amount of the Loans as of such date plus (b) the aggregate Letter of Credit Liability as of such date.

“Proceedings” is defined in Section 7.9.

“Processing and Recordation Fee” has the meaning set forth in the Fee Letter.

“Proposed Amendment” is defined in Section 9.4.

“PWM Investor” means an Investor that is a high net worth individual, or an entity beneficially owned by, controlled by, or otherwise associated with, a high net worth individual, including a “family office”.

“Qualified Borrower” is defined in Section 2.9(a).

“Qualified Borrower Letter of Credit Note” is defined in Section 6.3(b).

“Qualified Borrower Notes” means the Qualified Borrower Promissory Notes and the Qualified Borrower Letter of Credit Notes, and “Qualified Borrower Note” means any one of them, as such note may be amended, restated, reissued, extended or modified.

“Qualified Borrower Promissory Note” is defined in Section 2.9(d).

“Qualified Purchaser” means a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act and the rules and regulations promulgated thereunder, as amended to the date hereof and from time to time hereafter, and any successor Act.

“Rate Type” means the LIBOR Rate or the Alternate Base Rate.

“Rated Included Investor” means any Included Institutional Investor that satisfies the Applicable Requirement.

“Rating” means, for any Person, its senior unsecured debt rating (or, if a senior unsecured debt rating is not available, the equivalent thereof, such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution or a governmental entity)) from S&P or Moody’s.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Letter of Credit Issuer, as applicable.

“Register” is defined in Section 12.11(g).

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X, as the case may be, of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements, as the case may be, applicable to member banks of the Federal Reserve System.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration of Hazardous Materials into the environment, or into or out of any real property Fund Investment, including the movement of any Hazardous Material through or in the air, soil, surface water or groundwater of any real property Fund Investment.

“Reliance Letter” means, with respect to any opinion, an executed letter from the issuer of such opinion to the Secured Parties providing that the Secured Parties are permitted to rely on such opinion as if such opinion was addressed to them.

“Request for Borrowing” is defined in Section 2.3(a).

“Required Lenders” means, at any time: (a) Lenders (other than Defaulting Lenders) holding an aggregate of more than fifty percent (50%) of the aggregate Commitments of all Lenders (other than Defaulting Lenders); or (b) at any time that the Available Commitment is zero (0), Lenders (other than Defaulting Lenders) who hold an aggregate of more than fifty percent (50%) of the Principal Obligations outstanding and payable to all Lenders (other than Defaulting Lenders) at such time.

“Required Payment Time” means in immediately available funds, as follows: (i) promptly, and in any event within two (2) Business Days to the extent such funds are available in the Collateral Accounts and not intended to be used for Anticipated Expenses or (ii) to the extent such funds (other than funds intended to be used for Anticipated Expenses) are not available in the Collateral Accounts, within five (5) Business Days; provided, however, that if at any time prior to or during such five (5) Business Day period under clause (ii) above the Primary Borrower makes an Investor Capital Call, then such payment shall be made within fifteen (15) Business Days of the end of such two (2) Business Day period specified in clause (i) above (the “Prepayment Period”) and the Primary Borrower agrees that it shall apply such funds for repayment immediately after the Investor Capital Contributions relating to such Investor Capital Calls are received.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Peron or any of its property or to which such Person or any of its property is subject.

“Reserve Percentage” means, as of any date of determination, a percentage determined in the reasonable discretion of the Administrative Agent to account for foreign exchange volatility, in each case using a methodology that is sufficient to cover the 3-month foreign exchange exposure of the Lenders at such date of determination at a ninety-five percent (95%) confidence interval as calculated using Bloomberg BGN source data on the FXFM screen of Bloomberg. The Administrative Agent shall promptly report to the Borrowers the Reserve Percentage (and its calculation thereof in reasonable detail) upon each use of “Reserve Percentage” and from time to time upon request by any Borrower.

“Responsible Officer” means the officers of the Primary Borrower and the Investment Adviser, and those individuals involved in the administration of the Credit Agreement, in each case listed on Schedule III hereto, and their functional successors.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Revaluation Date” means each of the following: (a) each date of a Borrowing; (b) the date of any Exclusion Event; and (c) each other date on which any of the Administrative Agent or the Borrowers shall reasonably request (not to exceed once per calendar month).

“RIC Distribution Notice” means a written notice setting forth the calculation of any Permitted RIC Distribution with respect to a Borrower and certifying that such Borrower remains a “regulated investment company” under Subchapter M of the Code.

“Rollover” means the renewal of all or any part of any LIBOR Rate Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3.

“Rollover Notice” is defined in Section 2.3(h).

“S&P” means Standard & Poor’s Financial Services LLC and any successor thereto.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means any country or territory that is, or whose government is, the subject of comprehensive sanctions administered or enforced by OFAC, the US Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury; or (c) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a Person located, organized or resident in a Sanctioned Country.

“Secured Parties” means, collectively, the Lenders and Agents, and “Secured Party” means any of the foregoing.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Security Agreement” means a Borrower Security Agreement. “Security Agreements” means all Borrower Security Agreements, collectively.

“Side Letter” means any side letter executed by an Investor with the Primary Borrower with respect to such Investor’s rights and/or obligations under its Subscription Agreement or the LLC Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Solvent” means, with respect to (a) the Primary Borrower and (b) the Borrowers taken together, in each case, as of any date of determination, that as of such date:

(a)        the fair value of the assets and the Unfunded Capital Commitments of the Primary Borrower or the Borrowers taken together, in each case, is greater than the total amount of liabilities, including contingent liabilities, of the Primary Borrower or the Borrowers taken together, as applicable;

(b)        the fair value of the assets and the Unfunded Capital Commitments of the Primary Borrower or the Borrowers taken together, in each case, is not less than the amount that will be required to pay the probable liability of the Primary Borrower or Borrowers taken together, as applicable, on their debts as they become absolute and matured;

(c)        the Primary Borrower or the Borrowers taken together, in each case, do not intend to, and do not believe that they will, incur debts or liabilities beyond the ability of the Primary Borrower or the Borrowers taken together, as applicable, to pay as such debts or liabilities become absolute and matured; and

(d)        the Primary Borrower or the Borrowers taken together, in each case, are not engaged in a business or transaction, and are not about to engage in a business or transaction, for which the assets and the Unfunded Capital Commitments of the Primary Borrower or the Borrowers taken together, as applicable, would constitute unreasonably small capital.

For the purposes of this definition, the amount of contingent liabilities (such as litigation, guarantees, and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably expected to become an actual or matured liability.

“SOX” means Section 402 of the Sarbanes-Oxley Act of 2002 (codified as Section 13(k) of the Securities Exchange Act of 1934, as amended).

“SOX Insiders” means the directors and executive officers (or equivalent thereof) of the Primary Borrower or The Goldman Sachs Group, Inc. or any spouse thereof, in each case who, in the reasonable opinion of the Primary Borrower, constitutes “insiders” of the Primary Borrower or The Goldman Sachs Group, Inc. for purposes of SOX from time to time.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and (b) for any Endowment Fund Investor, the state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Spot Rate” means, at any date of determination thereof, the rate reasonably determined by the Administrative Agent or Letter of Credit Issuer to be the rate quoted by the Administrative Agent or Letter of Credit Issuer as its spot rate for the purchase of such currency with another currency through its principal foreign exchange trading office at the time and date of determination.

“Stated Maturity Date” means July 17, 2018, subject to the Borrowers’ extension of such date under Section 2.15; provided that the Stated Maturity Date shall not be later than thirty (30) days prior to the date on which the Primary Borrower’s ability to call Investor Capital Contributions to repay Obligations is terminated.

“Structuring Fee” has the meaning set forth in the Fee Letter.

“Subscription Agreement” means with respect to any Investor, the “Subscription Agreement” (as defined in the LLC Agreement) of such Investor substantially in the form attached as Exhibit K hereto (or otherwise reasonably acceptable to the Administrative Agent), as amended, amended and restated, supplemented or otherwise modified from time to time. “Subscription Agreements” means, where the context requires, all Subscription Agreements, collectively.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or other interests having ordinary voting power for the election of the Board of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Supermajority Lenders” means, at any time: (a) the Lenders (other than the Defaulting Lenders) holding an aggregate of more than sixty-six and two thirds percent (66 2/3%) of the aggregate Commitments of all Lenders (excluding the Commitments of any Defaulting Lenders); or (b) at any time that the Lender Commitments are zero (0), the Lenders (other than the Defaulting Lenders) who hold an aggregate of more than sixty-six and two thirds percent (66 2/3%) of the Dollar Equivalents of the Principal Obligations outstanding to all Lenders (other than Defaulting Lenders) at such time.

“Swap Agreements” means any swap, cap, collar, forward transaction or other similar arrangement, or any combination of the foregoing, entered into by a Borrower or one of its Subsidiaries on market terms (which may include the granting of a security interest and/or the posting of collateral) relating to currency exchange rates, interest rates, the value of publicly traded equities, credits (whether single, a group or an index) or otherwise.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007 is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means the lesser of (a) $25,000,000, and (b) five percent (5%) of the aggregate Uncalled Capital Commitments at such time.

“Transfer” means to assign, convey, exchange, sell, transfer or otherwise dispose.

“Type of Loan” means an Alternate Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state which from time to time governs creation or perfection (and the effect thereof) of security interests in any collateral for the Obligations.

“Uncalled Capital Commitment” means, with respect to any Investor at any time, the excess, if any, of (a) such Investor’s Unfunded Capital Commitment, over (b) any portion of such Investor’s Unfunded Capital Commitment that is subject to a Pending Capital Call.

“Unfunded Capital Commitment” means, with respect to any Investor, such Investor’s “Undrawn Commitment” (as defined in the LLC Agreement, including, for the avoidance of doubt, but without duplication, Investor Returned Capital of such Investor).

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“Unused Commitment Fee Rate” has the meaning set forth in the Fee Letter.

“Unused Portion” is defined in Section 2.12.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” is defined in Section 4.1(f).

“Withholding Agent” means each Borrower and the Administrative Agent.

1.2        Other Definitional Provisions.

(a)        All terms defined in this Credit Agreement shall have the above-defined meanings when used in the Notes or any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined in such other document.

(b)        Defined terms used in the singular shall import the plural and vice versa.

(c)        The words “hereof”, “herein”, “hereunder”, and similar terms when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provisions of this Credit Agreement.

(d)        “Including” and similar terms shall be deemed to be followed by “without limitation” unless in fact followed by “without limitation” or a similar term.

(e)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

1.3        Times of Day.    Unless otherwise specified in the Loan Documents, time references are to time in the City of New York, New York.

1.4        Schedules and Exhibits, Sections.    All references in this Credit Agreement to any Schedule or Exhibit hereto shall mean such Schedule or Exhibit, as applicable, as the same may be amended, amended and restated, supplemented, replaced or otherwise modified from time to time in accordance with the terms of this Credit Agreement. Each of the Schedules and Exhibits to this Credit Agreement may be modified from time to time as matters set forth in such Schedule or Exhibit, as applicable, are updated or modified in accordance with the terms of this Credit Agreement. All references in this Credit Agreement to any Section shall, unless the context requires otherwise, refer to Sections of this Credit Agreement.

1.5        Exchange Rates; Currency Equivalents.    The Administrative Agent or the Letter of Credit Issuer, as applicable, shall determine the Spot Rates as of each applicable date required to be used for calculating Dollar Equivalent amounts of Principal Obligations denominated in Alternative Currencies. In the case of a Spot Rate required to be calculated as of a Revaluation Date, such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by a Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as reasonably determined by the Administrative Agent or the Letter of Credit Issuer, as applicable, based on the Spot Rate as of the last Revaluation Date.

1.6        Letter of Credit Amounts.    Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

Section 2.        REVOLVING CREDIT LOANS

2.1       The Commitment.

(a)        Committed Amount.    Subject to the terms and conditions herein set forth, the Lenders agree, during the Commitment Period: (i) to extend to the Borrowers a revolving line of credit and (ii) to participate in Letters of Credit issued by the Letter of Credit Issuer for the account of the Borrowers, in each case in Dollars or in one or more other Alternative Currencies.

(b)        Limitation on Borrowings and Re-borrowings.    Except as provided in clause (c) below, the Lenders shall not be required to advance any Borrowing or Rollover or cause the issuance of any Letter of Credit hereunder if:

(i)        after giving effect to such Borrowing or Rollover or issuance of such Letter of Credit, (A) the Dollar Equivalent of the Principal Obligations of Loans and Letters of Credit denominated in Alternative Currencies would exceed the Alternative Currency Sublimit or (B) the Dollar Equivalent of the Principal Obligations would exceed the Available Commitment; provided that the foregoing restriction shall apply only to the extent of the amount by which such Borrowing or Rollover would cause (x) the Dollar Equivalent of the Principal Obligations of Loans and Letters of Credit denominated in Alternative Currencies to exceed the Alternative Currency Sublimit or (y) the Dollar Equivalent of the Principal Obligations to exceed the Available Commitment; and/or

(ii)       an Event of Default or, in the case of any Borrowing (but not a Rollover) to the knowledge of the Administrative Agent or the actual knowledge of any Responsible Officer of any Borrower, a Default exists.

(c)        Exceptions to Limitations.    Conversions to Alternate Base Rate Loans shall be permitted in the case of clauses (i) and (ii) of Section 2.1(b) above, in each case, unless the Administrative Agent has otherwise accelerated the Obligations or exercised other rights that terminate the Commitments under Section 10.2.

(d)        Exclusion Events.    If any of the following events (each, an “Exclusion Event”) shall occur with respect to any Included Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor), (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) (such Investor hereinafter referred to as an “Excluded Investor”), such Investor shall no longer be an Included Investor until such time as (x) in the case of any Institutional Investor, the Primary Borrower shall have submitted a written request to restore such Investor as an Included Investor along with evidence to the reasonable satisfaction of the Administrative Agent that such Exclusion Event has been cured in full, to which the Administrative Agent agrees to promptly respond with written notice of its decision as to whether to consent to such Investor’s being restored as an Included Investor (such consent not to be unreasonably withheld) and (y) all Exclusion Events in respect of such Investor shall have been cured to the reasonable satisfaction of the Administrative Agent:

(i)        it shall, to the actual knowledge of a Responsible Officer: (A) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets; (B) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (C) make a general assignment for the benefit of creditors; (D) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any proceeding under any Debtor Relief Laws; or (F) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(ii)       to the actual knowledge of a Responsible Officer (A) an involuntary case or other proceeding shall be commenced against it, seeking liquidation, reorganization or other relief with respect to it or its debts under any proceeding under any Debtor Relief Laws or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (B) an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s (or its Sponsor, Responsible Party or Credit Provider, as applicable) reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets and such order, judgment, or decree shall continue unstayed and in effect for a period of sixty (60) days, or an order for relief shall be entered in respect of such Person in a proceeding under the United States Bankruptcy Code;

(iii)      [Reserved.]

(iv)      such Investor shall repudiate or otherwise disaffirm any material provision of the LLC Agreement, its Subscription Agreement, or its Side Letter or inform any Borrower of its inability to make Investor Capital Contributions with respect to its Unfunded Capital Commitment or pursuant to an Investor Capital Call;

(v)        other than in connection with an Investment Exclusion Event, such Investor shall fail to make an Investor Capital Contribution within twelve (12) Business Days after the date such Investor Capital Contribution was initially due (without regard to any cure or notice periods);

(vi)      to the actual knowledge of a Responsible Officer, any final judgment or decree which in the aggregate exceeds twenty percent (20%) of the net worth of such Investor shall be rendered against such Person, and any such judgment or decree shall not be discharged, paid, bonded, stayed or vacated within sixty (60) days;

(vii)     any representation or warranty made by such Investor under its Subscription Agreement or Side Letter shall prove to be untrue or inaccurate in any material respect, as of the date on which such representation or warranty is made and, if such circumstances are curable, such circumstances remain uncured for thirty (30) calendar days after the earlier of (A) the Administrative Agent’s delivery of notice thereof to the Borrowers and (B) a Responsible Officer of any Borrower’s actual knowledge of such circumstance;

(viii)    such Investor shall Transfer its membership interests in the Primary Borrower in violation of this Credit Agreement and be released from its obligation under the LLC Agreement to make Investor Capital Contributions, provided that, if such Investor shall Transfer less than all of its membership interests in the Primary Borrower, only the Transferred portion shall be subject to exclusion;

(ix)      it shall, to the actual knowledge of any Responsible Officer of the Borrower, encumber its interest in the Primary Borrower and the related Lien holder shall commence the exercise of remedies with respect to such interest;

(x)        such Investor shall deliver notice of withdrawal or shall withdraw, retire or resign from the Primary Borrower, or have its membership interest repurchased by the Primary Borrower;

(xi)      the Primary Borrower suspends, cancels, reduces, excuses, terminates or abates the Unfunded Capital Commitment of such Investor, including as a result of an Investment Exclusion Event, or a Responsible Officer of a Borrower knows that an Investor will be excused or excluded from participating in a particular Fund Investment which is being acquired in whole or in part by Loans under the Credit Facility; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to a portion of such Investor’s Unfunded Capital Commitment, such Investor shall continue to be an Included Investor with respect to that portion of its Unfunded Capital Commitment not suspended, cancelled, reduced, excused, terminated or abated;

(xii)     the Administrative Agent ceases to have a perfected first-priority security interest in the Unfunded Capital Commitment of such Investor (subject to Permitted Liens);

(xiii)    such Investor becomes listed on any list published by OFAC as a Person with whom dealings are prohibited under OFAC regulations, becomes a Sanctioned Person or becomes listed on any comparable list;

(xiv)    such Investor shall fail to be in Good Standing;

(xv)     (A) with respect to any Investor joining the Primary Borrower after the Closing Date that has entered into a Side Letter with the Primary Borrower, such Side Letter has been reviewed by the Administrative Agent and is unacceptable in form and substance to the Administrative Agent in its sole discretion because such Side Letter contains provisions that could reasonably be expected to adversely affect the Administrative Agent and the Lenders or (B) an Investor’s Side Letter picks up a provision from another’s Investor’s Side Letter via a “most favored nations” clause, which adversely affects the Administrative Agent and the Lenders, in the Administrative Agent’s sole discretion;

(xvi)    in the case of a Non-Rated Included Investor, it shall fail to maintain a net worth (determined in accordance with GAAP), measured at the end of each fiscal year of such Investor, of at least seventy- five percent (75%) of the net worth of such Investor, Sponsor, Responsible Party, or Credit Provider as provided on its most recently available financial statements on the date of its initial designation as an Included Investor; provided that, the Administrative Agent shall conduct a reasonable review of such Investor and shall, after consultation with the applicable Borrower, make a determination in its sole discretion whether or not such Investor shall remain an Included Investor; provided, further that, if such Investor thereafter regains its net worth (determined in accordance with GAAP) and has a net worth of at least seventy- five percent (75%), as determined pursuant to this clause (xvi), such Investor shall be automatically be restored to its original status as an Included Investor;

(xvii)   in the case of any Institutional Investor, which does not have publicly available financial information, the Administrative Agent is unable (after giving the related Borrower thirty (30) days written notice thereof) to obtain annual updated financial information for such Investor, within one hundred twenty (120) days following the end of the applicable fiscal year of such Investor;

(xviii)  with respect to any ERISA Investor who is otherwise an Included Investor, a voluntary or involuntary proceeding shall have been commenced to terminate such investor (including the provision of any notice of intent to terminate) or a “reportable event” (notice of which has not been waived by the PBGC) shall have occurred pursuant to ERISA with respect to such ERISA Investor.

Any Excluded Investor that is a PWM Investor may be automatically replaced in the Borrowing Base by a new or existing PWM Investor that complies with the requirements set forth in Section 8.2(d).

(e)        Mandatory Prepayment.    The Borrowers shall make a mandatory prepayment:

(i)        to the extent that the Dollar Equivalent of the Principal Obligations exceeds the Available Commitment (including, without limitation, as a result of an Exclusion Event);

(ii)       to the extent that the Dollar Equivalent of the Principal Obligations of Loans and Letters of Credit denominated in Alternative Currencies exceeds 103% of the Alternative Currency Sublimit; or

(iii)      to the extent that such mandatory prepayment is required pursuant to the terms of the LLC Agreement or other Constituent Documents of the Borrowers.

Each such prepayment shall be made in such amount as will put the Borrowers in compliance with this Section 2.1(e) and shall be made by the Required Payment Time. If any excess calculated pursuant to this Section 2.1(e) is attributable to undrawn Letters of Credit, the Borrowers shall Cash Collateralize such excess in the currency of the related Letter of Credit with the Administrative Agent, when required pursuant to the terms of this Section 2.1(e), as security for such portion of the Obligations. Unless otherwise required by law, upon: (i) a change in circumstances such that the circumstances described in clauses (i) or (ii) above no longer exist; or (ii) the full and final payment of the Obligations (other than contingent Obligations that have not been asserted), the Administrative Agent shall return to the Borrowers any amounts remaining in said cash collateral account.

Notwithstanding anything in this Section 2.1(e) to the contrary, in the event a mandatory prepayment has been triggered pursuant to clauses (i) or (iii) of this Section 2.1(e), the Borrowers will not withdraw funds from the Collateral Accounts (with respect to amounts that constitute part of the Collateral), unless, after giving effect to such withdrawal, sufficient funds remain on deposit in the Collateral Accounts (less any amounts which do not constitute part of the Collateral) to satisfy the Borrowers’ payment obligation at the end of the Prepayment Period with respect to the related mandatory prepayment; provided that, subject to Section 9.12, nothing herein shall prevent the Borrowers from withdrawing amounts from the Collateral Accounts (x) that constitute proceeds of and distributions from Portfolio Assets and/or Fund Investments, (y) are necessary to pay reasonable Anticipated Expenses or a Permitted Distribution or (z) were subject to a call for Investor Capital Contributions made prior to the time when the mandatory prepayment obligation specified in this subparagraph was so triggered so long as such amounts being withdrawn by the Borrowers are withdrawn within five (5) Business Days of the date when such mandatory prepayment was triggered and which are used to pay an Anticipated Expense which was committed to by the Borrowers prior to the date such mandatory prepayment was triggered.

Subject to Section 10.5(c), the Borrowers shall be jointly and severally liable to each affected party for any demonstrable loss resulting from any prepayment made pursuant to this Section 2.1(e).

2.2        Revolving Credit Commitment.    On the terms set forth herein and subject to the applicable conditions set forth in Section 2.1(b) and Section 6, each Lender severally agrees, on any Business Day during the Commitment Period, to make Loans in Dollars or any Alternative Currency to the Borrowers at any time and from time to time in an aggregate principal amount at any one time outstanding up to the Dollar Equivalent of such Lender’s Commitment at any such time; provided that, after making any such Loan: (a) such Lender’s Lender Pro Rata Share of the Dollar Equivalent of the Principal Obligations funded by it would not exceed such Lender’s Commitment; and (b) the Dollar Equivalent of the Principal Obligations would not exceed the Available Commitment. Subject to the foregoing limitations, the applicable conditions set forth in Section 6 and the other terms and conditions hereof, the Borrowers may borrow, repay without penalty or premium, and re-borrow hereunder, during the Commitment Period. Each Borrowing pursuant to this Section 2.2 shall be funded ratably by each Lender in accordance with its Lender Pro Rata Share. No Lender shall be obligated to fund any Loan if the interest rate applicable thereto under Section 2.6(a) would exceed the Maximum Rate in effect with respect to such Loan.

2.3        Manner of Borrowing.

(a)        Request for Borrowing.    Each Borrowing hereunder shall be made by one or more Borrowers. The applicable Borrower(s) shall give the Administrative Agent notice at the Agency Services Address of the date of each requested Borrowing hereunder, which notice may be by telephone, if confirmed in writing, facsimile, electronic mail, or other written communication (a “Request for Borrowing”), substantially in the form of Exhibit E hereto, and which notice shall be effective upon receipt by the Administrative Agent. Each Request for Borrowing: (i) shall be furnished to the Administrative Agent no later than 11:00 a.m. (New York time) (A) at least three (3) Business Days prior to the requested date of the Borrowing with respect to a LIBOR Rate Loan in Dollars and (B) at least four (4) Business Days prior to the requested date of the Borrowing with respect to a LIBOR Rate Loan in an Alternative Currency; (ii) shall be furnished to the Administrative Agent no later than 1:00 p.m. (New York time) at least one (1) Business Day prior to the requested date of the Borrowing with respect to an Alternate Base Rate Loan (which shall only be available in Dollars); and (iii) must specify: (A) the amount of such Borrowing; (B) the Interest Option, if such Loan is to be funded in Dollars; (C) the Interest Period for LIBOR Rate

Loans, if applicable; (D) the currency; and (E) the date of such Borrowing, which shall be a Business Day. Any Request for Borrowing received by the Administrative Agent after 11:00 a.m. (New York time) in respect of a LIBOR Rate Loan or 1:00 p.m. in respect of an Alternate Base Rate Loan shall be deemed to have been given by the applicable Borrower(s) on the next succeeding Business Day. Each Request for Borrowing submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 (with respect to the initial advance under this Credit Agreement), 6.2, and if applicable, 6.3 have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section.

(b)        Further Information.    Each Request for Borrowing shall be accompanied or preceded by: (i) a Borrowing Base Certificate dated the date of such Request for Borrowing; and (ii) such documents as are required to satisfy any applicable conditions precedent as provided in Sections 6.1 (with respect to the initial advance under this Credit Agreement), 6.2, and if applicable, 6.3.

(c)        Notification of Lenders.    The Administrative Agent will promptly notify each Lender of the Administrative Agent’s receipt of any Request for Borrowing.

(d)        Irrevocability of Requests for Borrowing.    Requests for Borrowings shall be irrevocable and binding on the Borrowers.

(e)        Lender’s Commitment.    Each Lender shall make such Loan in accordance with its Lender Pro Rata Share. Notwithstanding anything contained in this Section 2.3(e) or elsewhere in this Credit Agreement to the contrary, no Lender shall be obligated to provide the Administrative Agent or any Borrower with funds in connection with a Loan in an amount that would result in the Dollar Equivalent of the Loans then funded by it plus such Lender’s Lender Pro Rata Share of the Dollar Equivalent of the Letter of Credit Liability exceeding its Commitment then in effect. The obligation of each Lender to remit its Lender Pro Rata Share of any such Loan requested of it shall be several from that of each other Lender, and the failure of any Lender to so make such amount available to the Administrative Agent shall not relieve any other Lender of its obligation hereunder.

(f)        Defaulting Lender.    If, by 3:00 p.m. on any funding date, one or more Lenders (each Lender other than any Defaulting Lender being referred to as a “Non- Defaulting Lender”) fails to make its share of any Loan available to the Administrative Agent pursuant to Section 2.5 (the aggregate amount not so made available to the Administrative Agent being herein called the “Loan Deficit”), then the Administrative Agent shall, by no later than 3:30 p.m. on the applicable funding date instruct each Non- Defaulting Lender to pay, by no later than 4:00 p.m. on such date, in immediately available funds, to the Administrative Agent an amount equal to the lesser of: (i) such Non-Defaulting Lender’s proportionate share (based upon the relative Commitments of the Non-Defaulting Lenders) of the Loan Deficit; and (ii) its unused Commitment. A Defaulting Lender shall forthwith, upon demand, pay to the Administrative Agent for the ratable benefit of the Non-Defaulting Lenders all amounts paid by each Non-Defaulting Lender on behalf of such Defaulting Lender, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Lender until the date such Non- Defaulting Lender has been paid such amounts in full, at a rate per annum equal to the Default Rate.

(g)        [Reserved].

(h)        Rollovers.    No later than 11:00 a.m. (New York time) (i) at least three (3) Business Days prior to the termination of each Interest Period (other than the Interest Period ending on the Stated Maturity Date) related to a LIBOR Rate Loan in Dollars or (ii) at least four (4) Business Days prior to the termination of each Interest Period related to a LIBOR Rate Loan in an Alternative Currency, the Borrower(s) shall give the Administrative Agent written notice at the Agency Services Address (which notice may be via fax or electronic mail) substantially in the form of Exhibit F attached hereto (the “Rollover Notice”) whether it desires to renew such LIBOR Rate Loan. The Rollover Notice shall also specify the length of the Interest Period selected by the Borrower(s) with respect to such Rollover. Each Rollover Notice shall be effective upon notification thereof to the Administrative Agent. Each Rollover Notice shall be irrevocable. If the applicable Borrower(s) fails to timely give the Administrative Agent the Rollover Notice with respect to any LIBOR Rate Loan, such Borrower(s) shall be deemed to have elected to renew such Loan as a LIBOR Rate Loan with an Interest Period of one (1) month commencing on the expiration of the preceding Interest Period.

(i)        Conversions.    The Borrower(s) shall have the right, with respect to: (i) any Alternate Base Rate Loan, on any Business Day (a “LIBOR Rate Conversion Date”), to convert such Alternate Base Rate Loan to a LIBOR Rate Loan; and (ii) any LIBOR Rate Loan in Dollars, on any Business Day (an “Alternate Base Rate Conversion Date”) to convert such LIBOR Rate Loan to an Alternate Base Rate Loan; provided that the Borrower(s) shall, on such Alternate Base Rate Conversion Date, make the payments required by Section 4.5, if any; in either case, by giving the Administrative Agent written notice at the Agency Services Address substantially in the form of Exhibit F attached hereto (a “Conversion Notice”) of such selection no later than at least either (x)11:00 a.m. (New York time) three (3) Business Days prior to such LIBOR Rate Conversion Date, or (y) 1:00 p.m. (New York time) one (1) Business Day prior to such Alternate Base Rate Conversion Date, as applicable. Each Conversion Notice shall be effective upon notification thereof to the Administrative Agent and shall be irrevocable.

(j)        Tranches.    Notwithstanding anything to the contrary contained herein, no more than twenty (20) LIBOR Rate Loans may be outstanding hereunder at any one time during the Commitment Period.

(k)        Administrative Agent Notification of the Lenders.    The Administrative Agent shall promptly notify each Lender (and will use good faith efforts to make such notification on the day such notice is timely received from the applicable Borrower(s)) of the receipt of a Request for Borrowing, a Conversion Notice or a Rollover Notice, the amount of the Borrowing and the amount of such Lender’s Lender Pro Rata Share of the applicable Loans, the date the Borrowing is to be made, the Interest Option selected, the Interest Period selected, if applicable, and the applicable rate of interest.

2.4        Minimum Loan Amounts.    Each Loan shall be in an aggregate amount that is an integral multiple of $50,000 and not less than $250,000; provided that an Alternate Base Rate Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of a Letter of Credit under Section 2.14(c). Any Loans in an Alternative Currency shall satisfy these minimum thresholds on a Dollar Equivalent basis.

2.5        Funding.    Subject to the fulfillment of all applicable conditions set forth in Section 6 of this Credit Agreement, (a) by no later than 2:00 p.m. (New York time), or 3:00 p.m. (London time) for any Borrowing in an Alternative Currency, on the date specified in the related Request for Borrowing as the borrowing date, each Lender shall wire the proceeds of its ratable share of each Borrowing to the Administrative Agent at the account designated in writing by the Administrative Agent, in immediately available funds, and (b) by no later than 3:00 p.m. (New York time), or 4:00 p.m. (London time) for any Borrowing in an Alternative Currency, on such date, the Administrative Agent shall (i) if the account specified in the related Request for Borrowing is maintained with the Administrative Agent, deposit such proceeds, in immediately available funds, into such account, and otherwise, (ii) initiate a wire transfer of such proceeds to the account specified in the related Request for Borrowing. The failure of any Lender to advance the proceeds of its Lender Pro Rata Share of any Borrowing required to be advanced hereunder shall not relieve any other Lender of its obligation to advance the proceeds of its Lender Pro Rata Share of any Borrowing required to be advanced hereunder. Absent contrary written notice from a Lender, the Administrative Agent may assume that each Lender has made its Lender Pro Rata Share of the requested Borrowing available to the Administrative Agent on the applicable borrowing date, and the Administrative Agent may, in reliance upon such assumption (but is not required to), make available to the applicable Borrower(s) a corresponding amount. If a Lender fails to make its Lender Pro Rata Share of any requested Borrowing available to the Administrative Agent on the applicable borrowing date, then the Administrative Agent may recover the applicable amount on demand: (a) from such Lender, together with interest at the Federal Funds Rate for the period commencing on the date the amount was made available to the applicable Borrower(s) by the Administrative Agent and ending on (but excluding) the date the Administrative Agent recovers the amount from such Lender; or (b) if such Lender fails to pay such amount within three (3) Business Days of the Administrative Agent’s demand, then from the Borrowers by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date the Administrative Agent recovers the amount from the Borrowers. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither the Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. Any payment by a Borrower shall be without prejudice to any claim any such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. Each Lender hereunder shall be liable to the Borrower(s) only for the amount of its respective Commitment.

2.6        Interest.

(a)        Interest Rate.    Each Loan funded by a Lender shall accrue interest at a rate per annum equal to: (i) with respect to LIBOR Rate Loans, the Adjusted LIBOR Rate for the applicable Interest Period and (ii) with respect to Alternate Base Rate Loans, the Alternate Base Rate in effect from day to day. At any time, each Loan shall have only one Interest Period and, where applicable, one Interest Option.

(b)        Change in Rate; Past Due Amounts; Calculations of Interest.    Each change in the rate of interest for any Borrowing consisting of Alternate Base Rate Loans shall become effective, without prior notice to the Borrowers, automatically as of the opening of business of the Administrative Agent on the date of said change. Interest on the unpaid principal balance of (i) each LIBOR Rate Loan and each Alternate Base Rate Loan (other than when the Alternate Base Rate is calculated based off of the Prime Rate) shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days and (ii) each Alternate Base Rate Loan, only when the Alternate Base Rate is calculated based off the Prime Rate, shall be calculated on the basis of the actual days elapsed in a year consisting of 365 or 366 days, as the case may be. If any principal of, or interest on, the Obligations is not paid when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise), then (in lieu of the interest rate provided in Section 2.6(a) above) all such overdue Obligations shall bear interest at the Default Rate. Interest shall accrue on each Loan from the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 3.4, bear interest for one day.

2.7        Determination of Rate and Billing.    The Administrative Agent shall calculate each interest rate applicable to the LIBOR Rate Loans and Alternate Base Rate Loans hereunder in accordance with the terms of this Credit Agreement. The Administrative Agent shall give prompt notice to the Borrowers and to the Lenders of each rate of interest so determined, and the determination thereof shall be conclusive and binding in the absence of manifest error. The Administrative Agent will bill the Borrowers on behalf of all Lenders with respect to interest on the Loans.

2.8        [Reserved.]

2.9        Addition of Qualified Borrowers and Payment of the Borrower Guaranty.

(a)        An entity shall be approved as a “Qualified Borrower” hereunder if (i) the Primary Borrower shall have obtained the consent of the Administrative Agent, such consent not to be unreasonably withheld; (ii) such entity shall be one in which the Primary Borrower owns a direct or indirect ownership interest, or through which the Primary Borrower may acquire an investment, the indebtedness of which entity can be guaranteed by the Primary Borrower pursuant to the terms of its Constituent Documents; and (iii) the provisions of this Section 2.9 and Section 6.3 shall have been satisfied.

(b)        Upon the satisfaction of the requirements of subsection (a) above, the entity approved as a Qualified Borrower shall be bound by the terms and conditions of this Credit Agreement as if it were a Borrower hereunder.

(c)        The Primary Borrower shall provide to the Administrative Agent and each of the Lenders an unconditional guaranty of payment in substantially the form of Exhibit I attached hereto (a “Borrower Guaranty”, and collectively with all such guaranties, the “Borrower Guaranties”), which shall be enforceable against the Primary Borrower for the payment of such Qualified Borrower’s Obligations.

(d)        In the event that any Qualified Borrower has not previously done so, it shall execute and deliver a promissory note, in substantially the form of Exhibit H attached hereto (a “Qualified Borrower Promissory Note”), the payment of which is guaranteed by the Primary Borrower pursuant to a Borrower Guaranty payable to the Administrative Agent, for the benefit of the Secured Parties, in the principal amount of its related Obligations.

(e)        In consideration of the Lenders’ agreement to advance Loans to a Qualified Borrower pursuant to Sections 2.2 and 2.3 and to accept Borrower Guaranties in support thereof, the Primary Borrower hereby authorizes, empowers, and directs the Administrative Agent, for the benefit of the Secured Parties, within the limits of the Available Commitment, to disburse directly to the Lenders, in immediately available funds, an amount equal to any Obligations due and owing by a Qualified Borrower and guaranteed by the Primary Borrower under a Borrower Guaranty together with all interest, costs and expenses and fees due to the Lenders pursuant thereto, as a Borrowing hereunder by the Primary Borrower, in the event the Administrative Agent shall have not received payment of such Obligations when due. The Administrative Agent will promptly notify the Primary Borrower of any disbursement made to the Lenders pursuant to the terms hereof; provided that the failure to give such notice shall not affect the validity of such disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Administrative Agent to the Lenders shall be deemed to be an Alternate Base Rate Loan pursuant to Section 2.3 if in Dollars or a LIBOR Rate Loan pursuant to Section 2.3 if in an Alternative Currency in the amount so paid, and the Primary Borrower shall be deemed to have given to the Administrative Agent in accordance with the terms and conditions of Section 2.3 a Request for Borrowing with respect thereto; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent may conclusively rely on the Lenders as to the amount of any such Obligations due to the Lenders, absent manifest error.

(f)        If a Qualified Borrower has no Obligations outstanding, such Qualified Borrower shall be permitted to withdraw from the Credit Facility as a Qualified Borrower upon ten (10) days advance written notice to the Administrative Agent, whereupon such Qualified Borrower shall have no further obligations under this Credit Agreement (except as set forth in the last sentence of this Section 2.9(f)). Upon request of such withdrawing Qualified Borrower, the Administrative Agent will return or destroy any Qualified Borrower Note issued by such Qualified Borrower. Notwithstanding any withdrawal by a Qualified Borrower, such Qualified Borrower (and the Primary Borrower pursuant to the applicable Borrower Guaranty) shall remain liable for any amounts due to the Secured Parties pursuant to Sections 4 and 12.5 of this Credit Agreement from such Qualified Borrower, which provisions shall survive any withdrawal by a Qualified Borrower and the termination of this Credit Agreement.

2.10     Use of Proceeds and Borrower Guaranties.    The proceeds of the Loans shall be used by each Borrower solely for Permitted Uses. The Borrowers shall not use the proceeds of any Loan to acquire a Fund Investment for which they would not be entitled under their Constituent Documents to issue Investor Capital Calls for the purpose of making such acquisition. Neither the Lenders nor the Administrative Agent shall (a) have any liability, obligation, or responsibility whatsoever with respect to any Borrower’s use of the proceeds of the Loans or its execution and delivery of any Borrower Guaranty, or (b) be obligated to determine whether or not any Borrower’s use of the proceeds of the Loans is for purposes permitted under the Constituent Documents of any Borrower. Nothing, including, without limitation, any Borrowing, any issuance of any Letter of Credit, any Rollover, any Conversion or acceptance of any Borrower Guaranty or other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by any of the Lenders or the Administrative Agent as to whether any investment by any Borrower is permitted by the terms of the Constituent Documents of such Borrower or any other Borrower.

2.11       Letter of Credit Fees.    The Borrowers shall pay to the Administrative Agent: (a) for the benefit of the Lenders, in consideration for the issuance of Letters of Credit hereunder, a non-refundable fee equal to the Applicable Margin (plus two percent (2.0%) per annum if an Event of Default has occurred and is continuing) on the daily face amount of each Letter of Credit, less the amount of any draws on such Letter of Credit, payable quarterly in arrears on the first Business Day of each calendar quarter, commencing on the issuance date and continuing for so long as such Letter of Credit remains outstanding (including, for the avoidance of doubt, any Letter of Credit that is outstanding but has been Cash Collateralized); and (b) for the benefit of the Letter of Credit Issuer, (x) a Fronting Fee and (y) all reasonable and customary out of pocket expenses actually incurred by the Letter of Credit Issuer related to the issuance, amendment or transfer of Letters of Credit upon demand by the Letter of Credit Issuer. Letter of Credit fees shall be payable in the currency of the related Letter of Credit.

2.12        Unused Commitment Fee.    In addition to the payments provided for in Section 3, the Borrowers shall pay or cause to be paid to the Administrative Agent, for the account of each Lender in accordance with its ratable share of the Commitments, an aggregate unused commitment fee on the daily amount of the Maximum Commitment which was unused (such amount, the “Unused Portion”) at the Unused Commitment Fee Rate, calculated daily on the basis of actual days elapsed in a year consisting of 360 days and payable in arrears on the first Business Day of each calendar quarter for the preceding calendar quarter. For purposes of this Section 2.12, the fee shall be calculated on an average daily basis. The Administrative Agent will bill the Borrowers for unused commitment fees due and payable pursuant to this Section 2.12 for all Lenders. Each of the Borrowers and the Lenders acknowledges and agrees that the unused commitment fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to the Borrowers as described herein and for no other purposes.

2.13        Structuring Fee and Administrative Fee.    The Primary Borrower shall pay or cause to be paid to Bank of America, as Lender, Lead Arranger and Letter of Credit Issuer, the Structuring Fee and the Administrative Fee, each as provided in the Fee Letter.

2.14        Letters of Credit.

(a)        Letter of Credit Commitment.    Subject to the terms and conditions hereof, on any Business Day during the Commitment Period, the Letter of Credit Issuer shall issue such Letters of Credit in Dollars or in one or more other Alternative Currencies and in such aggregate face amounts as the Borrowers may request; provided that: (i) on the date of issuance, the Dollar Equivalent of the Principal Obligations (after giving effect to the issuance of any such Letter of Credit) will not exceed the Available Commitment as of such date; (ii) the Dollar Equivalent of the Letter of Credit Liability will not exceed the Letter of Credit Sublimit; (iii) each Letter of Credit shall be in a minimum amount of $500,000; (iv) the expiry date of the Letter of Credit shall not be later than (A) twelve (12) months after the date of issuance (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Letter of Credit Issuer) without the Letter of Credit Issuer’s consent, in its sole discretion, or (B) thirty (30) days prior to the Stated Maturity Date, or, if the Borrowers comply with Section 2.14(h), within one (1) year after the Stated Maturity Date; (v) each Letter of Credit shall be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Letter of Credit Issuer and, to the extent not inconsistent therewith, the laws of the State of New York; and (vi) the Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if, after the Closing Date (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any applicable Law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer deems material to it, (B) the Borrowers have not provided the information necessary for the Letter of Credit Issuer to complete the form of Letter of Credit, (C) the issuance of such Letter of Credit would violate applicable Law or one or more policies of the Letter of Credit Issuer, or (D) the Letter of Credit Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.

        (b)        Request.    Each request for a Letter of Credit (a “Request for Letter of Credit”) shall be submitted to the Administrative Agent in the form attached hereto as Exhibit E-2 (with blanks appropriately completed in conformity herewith), together with an application for Letter of Credit and a Borrowing Base Certificate, for the Letter of Credit Issuer, on or before 11:00 a.m. at least three (3) Business Days prior to the requested date of issuance of such Letter of Credit. The Administrative Agent shall notify each Lender of such Request for Letter of Credit and the terms of the requested Letter of Credit. Upon each such application, the Borrowers shall be deemed to have automatically made to the Administrative Agent, each Lender, and the Letter of Credit Issuer the following representations and warranties:

        (i)        As of the date of the issuance of the Letter of Credit requested, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of such issuance, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date);

        (ii)        As of the date of the issuance of the Letter of Credit requested, the Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the Available Commitment as of such date, and the Dollar Equivalent of the Letter of Credit Liability will not exceed the Letter of Credit Sublimit;

        (iii)        As of the date of the issuance of the Letter of Credit requested, the Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) for Letters of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit; and

        (iv)        All conditions precedent in Section 6.2 hereof for the issuance of such Letter of Credit will be satisfied as of the date of issuance.

        (c)        Participation by the Lenders.    Each Lender shall and does hereby participate ratably with the Letter of Credit Issuer in each Letter of Credit issued and outstanding hereunder to the extent of its Lender Pro Rata Share of the Letter of Credit Liability with respect to each such Letter of Credit, and shall share in all rights and obligations resulting therefrom, including, without limitation: (i) the right to receive from the Administrative Agent its Lender Pro Rata Share of any reimbursement of the amount of each draft drawn under each Letter of Credit, including any interest payable with respect thereto; (ii) the right to receive from the Administrative Agent its Lender Pro Rata Share of the Letter of Credit fee pursuant to Section 2.11; (iii) the right to receive from the Administrative Agent its additional costs pursuant to Section 4.1; and (iv) the obligation to pay to the Administrative Agent or the Letter of Credit Issuer, as the case may be, in immediately available funds, its Lender Pro Rata Share of any unreimbursed drawing under a Letter of Credit.

        (d)        Payment of Letter of Credit.    In the event of any drawing under any Letter of Credit, the Borrowers agree to reimburse (either with the proceeds of a Loan as provided for in this Section or with funds from other sources), in Same Day Funds in the applicable currency, the Letter of Credit Issuer on each date on which the Letter of Credit Issuer notifies the Borrowers of the date and amount of a draft paid under any Letter of Credit for the amount of such draft so paid and any amounts representing interest, costs, expenses or fees incurred by the Letter of Credit Issuer in connection with such payment. Unless the Borrowers shall immediately notify the Letter of Credit Issuer that the Borrowers intend to reimburse the Letter of Credit Issuer for such drawing from other sources or funds, the Borrowers shall be deemed to have timely given a Request for Borrowing to the Administrative Agent and the Borrowers hereby authorize, empower, and direct the Administrative Agent, for the benefit of the Secured Parties and the Letter of Credit Issuer, to disburse directly, as a Borrowing hereunder, to the Letter of Credit Issuer, with notice to the Borrowers, in immediately available funds an amount equal to the stated amount of each draft drawn under each Letter of Credit plus all interest, costs and expenses, and fees due to the Letter of Credit Issuer pursuant to this Credit Agreement. Subject to receipt of notice from the Administrative Agent, each Lender shall pay to the Administrative Agent such Lender’s Lender Pro Rata Share of the amount disbursed by the Letter of Credit Issuer on the Business Day on which the Letter of Credit Issuer honors any such draft or incurs or is owed any such interest, costs, expenses or fees. The Administrative Agent shall notify the Borrowers of any such disbursements made by the Lenders pursuant to the terms hereof; provided that the failure to give such notice will not affect the validity of the disbursement, and the Administrative Agent shall provide the Lenders with notice thereof. Any such disbursement made by the Lenders to the Letter of Credit Issuer on account of a Letter of Credit shall be deemed an Alternate Base Rate Loan; and such disbursements shall be made without regard to the minimum and multiple amounts specified in Section 2.4. The Administrative Agent and the Lenders may conclusively rely on the Letter of Credit Issuer as to the amount due the Letter of Credit Issuer by reason of any draft of a Letter of Credit or due the Letter of Credit

Issuer under any Letter of Credit Application. The obligations of a Lender to make payments to the Administrative Agent for the account of the Letter of Credit Issuer, and, as applicable, the obligations of the Borrowers with respect to Borrowings, each under this Section 2.14(d) shall be irrevocable, shall not be subject to any qualification or exception whatsoever, and shall, irrespective of the satisfaction of the conditions to the making of any Loans described in Sections 2.1(b), 6.1, 6.2 and/or 6.3, as applicable, be honored in accordance with this Section 2.14(d) under all circumstances, including, without limitation, any of the following circumstances: (i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any of the other Loan Documents; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrowers in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the terms of the Letter of Credit; (iii) the existence of any claim, counterclaim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary named in a Letter of Credit or any transferee of a beneficiary named in a Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Credit Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the account party and beneficiary named in any Letter of Credit); (iv) any draft, demand, certificate or any other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a draw under a Letter of Credit; (v) any payment by the Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; (vi) any payment made by the Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; (vii) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (viii) the occurrence of any Default or Event of Default or (ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

        (e)        Borrower Inspection.    The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the Letter of Credit Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the Letter of Credit Issuer and its correspondents unless such notice is given as aforesaid.

        (f)        Role of Letter of Credit Issuer.    Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, the Administrative Agent nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, the Administrative Agent, nor any of the respective correspondents, participants or assignees of the Letter of Credit Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.14(d). In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

        (g)        Acceleration of Undrawn Amounts.    Should the Administrative Agent demand payment of the Obligations hereunder prior to the Maturity Date pursuant to Section 10.2, the Administrative Agent, by written notice to the Borrowers, may take one or both of the following actions: (i) declare the obligation of the Letter of Credit Issuer to issue Letters of Credit hereunder terminated, whereupon such obligations shall forthwith terminate without any other notice of any kind; or (ii) declare the outstanding Letter of Credit Liability to be forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby waived, and demand that the Borrowers pay to the Administrative Agent for deposit in a segregated interest-bearing cash collateral account, as security for the Obligations, an amount equal to the aggregate undrawn stated amount of all Letters of Credit then outstanding at the time such notice is given. Unless otherwise required by law, upon the full and final payment of the Obligations, the Administrative Agent shall return to the Borrowers any amounts remaining in said cash collateral account.

        (h)        Cash Collateral.    (A) If, as of the Stated Maturity Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (B) the occurrence of any other circumstances under this Credit Agreement or the other Loan Documents requiring the Borrowers to Cash Collateralize Letters of Credit, the Borrowers shall promptly Cash Collateralize in an amount equal to Minimum Collateral Amount or, in the case of sub-clause (B) above, such amount expressly required by the terms of this Credit

Agreement or other Loan Document, to the Administrative Agent for the benefit of the Secured Parties, to be held by Administrative Agent as Cash Collateral subject to the terms of this clause (h) and any security agreement, control agreement and other documentation requested by the Administrative Agent to be executed in connection with opening a Cash Collateral Account for the purpose of holding such Cash Collateral. All Cash Collateral to be provided by the Borrowers pursuant to this Section 2.14(h) shall be in currencies of the related Letters of Credit. All such Cash Collateral shall (unless otherwise agreed by the Administrative Agent) be funded by the proceeds of Investor Capital Calls, and not from any other source. Cash Collateral held in the Cash Collateral Account shall be applied by Administrative Agent to the reimbursement of Letter of Credit Issuer for any payment made by it of drafts drawn under the outstanding Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Letter of Credit Liability shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, of Cash Collateral held in the Cash Collateral Account pursuant to this clause (h) shall be returned to the Borrowers. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Secured Parties, and agree to maintain, a first priority security interest in all such Cash Collateral and in the Cash Collateral Account as security in respect of the Letter of Credit Liability.

        (i)        Lenders’ Obligations.    In the event any Letter of Credit Liability is Cash Collateralized in accordance with Section 2.14(h) or otherwise pursuant to this Credit Agreement (including but not limited to the Cash Collateralizing of a Letter of Credit outstanding beyond the Maturity Date), each Lender’s participation in such Letter of Credit pursuant to this Section 2.14 shall cease in all respects, the Lenders will no longer be entitled to receive their Lender Pro Rata Share of the Letter of Credit fee payable in accordance with Section 2.11 (which shall be payable exclusively to the Letter of Credit Issuer), and the Lenders shall cease to be obligated to fund any drawing under such Letter of Credit in the event the Cash Collateral is for any reason unavailable or insufficient to fully fund such drawing (including, but not limited to, as a result of any preference claim or other clawback under any proceeding pursuant to any Debtor Relief Laws).

2.15        Extension of Maturity Date.    The Borrowers shall have two (2) options to extend the Stated Maturity Date then in effect, in each case, for an additional term of no longer than 364 days, subject to satisfaction of the following conditions precedent:

(a)        (x) the Administrative Agent and the extending Lenders shall have consented in their sole discretion to such Extension Request, and (y) the Administrative Agent, the extending Lenders and the Borrowers shall have agreed to such other terms and conditions in connection with such Extension Request as may be requested by the Administrative Agent and/or such extending Lenders in their sole discretion.

(b)        the Borrowers shall have paid the Extension Fee to the Administrative Agent for the benefit of the extending Lenders;

(c)        no Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (d) or on the initial Stated Maturity Date;

(d)        all representations and warranties of the Borrowers under the Loan Documents are true and correct in all material respects on and as of the initial Stated Maturity Date, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and

(e)        the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to the Administrative Agent not less than thirty (30) days prior to the Stated Maturity Date then in effect or such shorter time period as the Administrative Agent shall agree (which shall be promptly forwarded by the Administrative Agent to each Lender).

2.16        Increase in the Maximum Commitment.

        (a)        Request for Increase.    Provided there exists no Default or Event of Default and no Default or Event of Default would result from such Facility Increase, and subject to compliance with the terms of this Section 2.16, the Borrowers may request that the Maximum Commitment be increased to an amount not to exceed $750,000,000. Such increase may be done in one or more requested increases, in $25,000,000 increments (each such increase shall be referred to herein as a “Facility Increase”).

        (b)        Effective Date.    Within ten (10) Business Days (or such shorter time as the Administrative Agent may agree) of the receipt of a request from the Borrowers to increase the Maximum Commitment, the Administrative Agent shall determine the effective date of the Facility Increase, if any (the “Facility Increase Effective Date”) and, if the Administrative Agent has determined that the conditions precedent to such Facility Increase have been satisfied, shall notify the Borrowers and the Lenders of the Facility Increase Effective Date.

        (c)        Conditions to Effectiveness of Increase.    The following are conditions precedent to such increase:

(i)        on the Facility Increase Effective Date, (x) an existing Lender or Lenders shall have consented in its sole discretion to increase its Commitment to support any Facility Increase, and/or (y) an additional Lender or Lenders shall have joined the Credit Facility in accordance with Section 12.11(g) and, after giving effect thereto, the aggregate Commitments of such increasing and additional Lenders shall be at least equal to the amount of such Facility Increase;

(ii)        the Borrowers shall, not later than the tenth (10th) Business Day, or such shorter time period as the Administrative Agent may agree, prior to the Facility

Increase Effective Date, deliver to Administrative Agent a Facility Increase Request and (x) to the extent the Maximum Commitment increase has not been previously authorized, resolutions adopted by the Borrowers approving or consenting to such increase or (y) to the extent such Maximum Commitment increase was previously authorized, copies of such prior resolutions adopted by the Borrowers approving or consenting to such increase, in each case, certified by a Responsible Officer of each Borrower that such resolutions are true and correct copies thereof and are in full force and effect;

(iii)        no Default or Event of Default shall have occurred and be continuing as of the proposed date of such Facility Increase;

(iv)        all representations and warranties of the Borrowers under the Loan Documents are true and correct in all material respects on and as of the proposed date of such Facility Increase, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); and

(v)        on or prior to the proposed date of such Facility Increase, the Borrowers shall have paid to the Administrative Agent the Facility Increase Fee.

For the avoidance of doubt, any Facility Increase will be on the same terms as contained herein with respect to the Credit Facility.

Section 3.        PAYMENT OF OBLIGATIONS

3.1        Revolving Credit Notes.    The Administrative Agent may request that the Loans made under this Credit Agreement be evidenced by promissory notes in favor of each Lender. In such event, each Borrower shall execute and deliver the requested promissory notes each payable to the Administrative Agent for the benefit of the applicable Lender in the amount up to the aggregate Commitment of such Lender. Any such note issued by the Borrowers shall be substantially in the form of Exhibit B attached hereto (with blanks appropriately completed in conformity herewith). Each Borrower agrees, from time to time, upon the request of a Lender, to reissue a new Note, in accordance with the terms and in the form heretofore provided, to such Lender, in renewal of and substitution for the Note previously issued by such Borrower to such Lender, and such previously issued Note shall be returned by such Lender to the applicable Borrowers marked “replaced”.

3.2        Payment of Obligations.    The unpaid principal amount of the Obligations outstanding on the Maturity Date, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date. All Loans shall be repaid in the currency in which they were borrowed.

3.3        Payment of Interest.

(a)        Interest.        Interest on each Borrowing and any portion thereof shall commence to accrue in accordance with the terms of this Credit Agreement and the other Loan Documents as of the date of the disbursal or wire transfer of such Borrowing by the Administrative Agent consistent with the provisions of Section 2.6, notwithstanding whether any Borrower received the benefit of such Borrowing as of such date and even if such Borrowing is held in escrow pursuant to the terms of any escrow arrangement or agreement. When a Borrowing is disbursed by wire transfer pursuant to instructions received from the Borrower(s) in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of the Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in federal or other immediately available funds by the Administrative Agent to the Administrative Agent’s Account described in Section 3.4, or any other account of the Administrative Agent which the Administrative Agent designates in writing to the Borrowers. Interest shall be payable in the currency of the related Loan.

(b)        Interest Payment Dates.        Accrued and unpaid interest on the Obligations shall be due and payable in arrears (i) on each Interest Payment Date and on the Maturity Date and (ii) subject to Section 10.5, at all times when an Event of Default has occurred and is continuing, at any time and from time to time following such default upon demand by the Administrative Agent. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(c)        Direct Disbursement.        With at least three (3) Business Days (or one (1) Business Day for an Alternate Base Rate Loan or Alternate Base Rate Rollover) notice prior to any Interest Payment Date on which interest is payable hereunder by any Borrower, such Borrower may request in writing, within the limits of the Available Commitment and so long as each of the conditions specified in Section 6.2 and if applicable 6.3 have been satisfied, that the Administrative Agent disburse to the Lenders, in accordance with the terms hereof, in immediately available funds, an amount equal to the interest or fees due to them from such Borrower, which disbursement shall be deemed to be a Loan pursuant to Section 2.3. Such Loan shall be either: (i) a LIBOR Rate Loan, if the applicable Lender can consolidate such Loan with an existing LIBOR Rate Loan that is then subject to a Rollover; or (ii) an Alternate Base Rate Loan, if in Dollars. Such Loan will not be subject to the minimum and multiple amount limitations in Section 2.4. If the Lenders shall not have received on the date due, any payment of interest upon any Loan or any fee described herein, the Administrative Agent may, without prior notice to or the consent of the Borrowers, following the expiration of all applicable notice and grace periods specified in Sections 10.01(a), (b) or (c), as applicable, related to the payments of such amounts, within the limits of the Available Commitment, disburse to the Lenders, in accordance with the terms hereof, in immediately available funds, an amount equal to any interest or fees due to them, which disbursement shall be deemed to be an Alternate Base Rate Loan pursuant to Section 2.3 if in Dollars and a LIBOR Rate Loan pursuant to Section 2.3 if in an Alternative Currency. After any such disbursement of funds as contemplated in this Section 3.3(c), the Administrative Agent shall promptly deliver written notice of such disbursement to the applicable Borrower(s); provided that the failure of the Administrative Agent to give such notice will not affect the validity of such disbursement.

3.4        Payments on the Obligations.    All payments of principal of, and interest on, the Obligations under this Credit Agreement by the Borrowers to or for the account of the Lenders, or any of them, shall be made without condition or deduction for any counterclaim, defense or recoupment by any Borrower for receipt by the Administrative Agent before 12:00 p.m. (New York time) or 2 p.m. (London time) for all payments made in an Alternative Currency, on the due date therefor in federal or other immediately available funds to the Administrative Agent at account number 4426457864 at Bank of America, N.A., ABA No. 026009593, reference “Goldman Sachs Private Middle Market Credit LLC, Attention: Judith Helms”, or any other account of the Administrative Agent that the Administrative Agent designates in writing to the Borrowers. Funds received after 12:00 p.m. (New York time) or 2 p.m. (London time) for all payments made in an Alternative Currency on the due date therefor shall be treated for all purposes as having been received by the Administrative Agent on the first Business Day next following receipt of such funds. Except as provided in the last sentence of this Section 3.4, each Lender shall be entitled to receive its ratable share of each payment received by the Administrative Agent hereunder for the account of the Lenders on the Obligations. Each payment received by the Administrative Agent hereunder for the account of a Lender shall be promptly distributed by the Administrative Agent to such Lender by 1:00 p.m. (New York time) or 3 p.m. (London time) for all payments made in an Alternative Currency. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in calculating interest or fees, as the case may be. The Administrative Agent and each Lender hereby agrees that payments to the Administrative Agent by the Borrowers of principal of, and interest on, the Obligations to or for the account of the Lenders in accordance with the terms of the Credit Agreement, the Notes and the other Loan Documents shall constitute satisfaction of the Borrowers’ obligations with respect to any such payments, and the Administrative Agent shall indemnify, and each Lender shall hold harmless, the Borrowers from any claims asserted by any Lender in connection with the Administrative Agent’s duty to distribute and apportion such payments to the Lenders in accordance with this Section 3.4. Unless an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited as directed by the Borrowers. At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited, to the extent of the amount thereof, in the following manner: (a) first, against all costs, expenses and other fees (including attorneys’ fees) payable by any of the Borrowers under the terms of the Loan Documents; (b) second, against the amount of interest accrued and unpaid on the Obligations as of the date of such payment; (c) third, against all principal due and owing on the Obligations as of the date of such payment; and (d) fourth, to all other amounts constituting any portion of the Obligations.

3.5        Voluntary Prepayments.    Each Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that: (a) such notice must be received by the Administrative Agent by no later than: (i) 11:00 a.m. two (2) Business Days prior to any date of prepayment of LIBOR Rate Loans (other than Daily LIBOR Loans) denominated in Dollars, (ii) 11:00 a.m. four (4) Business Days prior to any date of prepayment of LIBOR Rate Loans denominated in an Alternative Currency and (iii) 1:00 p.m. one (1) Business Day prior to any date of prepayment of Alternate Base Rate Loans or Daily LIBOR Loans; and (b) any prepayment of Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof (or the Dollar Equivalent Amount thereof) or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date (which shall be a Business Day) of such prepayment and the amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Lender Pro Rata Share of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable on the date specified therein. Each prepayment of a Loan shall be applied to the Obligations held by each Lender in accordance with its respective Lender Pro Rata Share.

3.6        Reduction or Early Termination of Commitments.    So long as no Request for Borrowing or Request for Letter of Credit is outstanding, the Borrowers may terminate the Commitments, or reduce the Maximum Commitment, by giving prior irrevocable written notice to the Administrative Agent of such termination or reduction three (3) Business Days prior to the effective date of such termination or reduction (which date shall be specified by the Borrowers in such notice): (a) (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations, including, without limitation, all interest accrued thereon, in accordance with the terms of Section 3.5; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount, if any, by which the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including, without limitation, payment of all interest accrued thereon, in accordance with the terms of Section 3.5; provided that, the Maximum Commitment may not be terminated or reduced such that, the Available Commitment would be less than the Dollar Equivalent of the aggregate stated amount of outstanding Letters of Credit; and (b) in the case of the complete termination of the Commitments, if any Letter of Credit Liability exists, upon payment to the Administrative Agent of the Cash Collateral (from the proceeds of Investor Capital Calls only, unless agreed otherwise by the Administrative Agent) for deposit in the Cash Collateral Account in accordance with Section 2.14(h), without presentment, demand, protest or any other notice of any kind, all of which are hereby waived. Notwithstanding the foregoing: (1) any reduction of the Maximum Commitment shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (2) in no event shall a reduction by the Borrowers reduce the Maximum Commitment to less than $50,000,000 (except for a termination of all the Commitments). Promptly after receipt of any notice of reduction or termination, the Administrative Agent shall notify each Lender of the same. Any reduction of the Maximum Commitment shall reduce the Commitments of the Lenders on a pro rata basis.

3.7        Lending Office.    Each Lender may: (a) designate its principal office or a branch, subsidiary or Affiliate of such Lender as its lending office (its “Lending Office”) (and the office to whose accounts payments are to be credited) for any Type of Loan and (b) change its Lending Office for any Type of Loan from time to time by notice to the Administrative Agent and the Borrowers. In such event, the Administrative Agent shall hold the Notes, if any, evidencing such Lender’s Loans for the benefit and account of such branch, subsidiary or Affiliate. Each Lender shall be entitled to fund all or any portion of its Commitment in any manner it deems appropriate, consistent with the provisions of Section 2.5.

Section 4.        TAXES; CHANGE IN CIRCUMSTANCES

4.1        Taxes.

(a)        Payments Free of Taxes.    Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)        Payment of Other Taxes by the Borrowers.    The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)        Indemnification by the Borrowers.    The Borrowers shall indemnify each Recipient, by the Required Payment Time after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that if the Recipient requests indemnification more than one-hundred and eighty (180) calendar days after the earlier of (i) the date on which such Recipient makes such payment of Indemnified Taxes or liability arising therefrom or with respect thereto and (ii) the date on which the relevant Governmental Authority or other party makes written demand upon such Recipient for payment of such Indemnified Taxes or liability arising therefrom or with respect thereto, such Recipient shall not be indemnified to the extent such delay results in prejudice to the Borrower. A certificate as to the amount of such payment or liability setting forth the calculation of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)        Tax Indemnification by the Lenders.    Without prejudice to, or duplication of, Section 11.7, each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.11(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 4.1(d).

(e)        Evidence of Payments.    As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 4.1, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)        Prescribed Forms.    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and Administrative Agent, at the time or times reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by a Borrower or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements, or to comply with any such requirement. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.1(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting the generality of the foregoing,

(A)        any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed copies of IRS Form W-9, or applicable successor form, certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)        any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable successor form, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;

(ii)       executed copies of IRS Form W-8ECI, or applicable successor form;

(iii)      in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the

Internal Revenue Code, (x) a certificate substantially in the form of Exhibit N-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable, or applicable success form; or

(iv)      to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, or applicable successor form, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-2 or Exhibit N-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit N-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)        If a payment made to a Lender under any Loan Document would be subject to Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), then such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.1(f)(ii)(D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g)        Selection of Lending Office.    If any Lender requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.1, then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.1 in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(h)        Treatment of Certain Refunds.    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 4.1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 4.1(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)        Defined Terms. For purpose of this Section 4.1, the term “Lender” includes the Letter of Credit Issuer and the term “applicable Law” includes FATCA.

(j)        Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

4.2        Illegality.    If any Lender reasonably determines that any applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Loans or other Obligations, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any other Alternative Currency or to determine or charge interest rates based upon the LIBOR Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Loans or the Obligations or to convert Loans accruing interest calculated by reference to the LIBOR Rate (whether denominated in Dollars or any other Alternative Currency) to be Loans calculated by reference to the Alternate Base Rate (unless the Alternate Base Rate is also calculated off the LIBOR Rate in accordance with the definition thereof), shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon the prepayment of any such Loans, the Borrowers shall also pay accrued interest on the amount so prepaid. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

4.3        Inability to Determine Rates.    If the Administrative Agent determines, for any proposed Interest Period, that: (a) deposits (whether in Dollars or any other Alternative Currency) are not being offered to banks in the applicable offshore market for such currency for the applicable amount and Interest Period of any LIBOR Rate Loan; (b) adequate and reasonable means do not exist for determining the LIBOR Rate; or (c) the LIBOR Rate does not adequately or fairly reflect the cost to the Lenders of funding or maintaining any LIBOR Rate Loan (whether denominated in Dollars or any other Alternative Currency), then: (a) the Administrative Agent shall forthwith notify the Lenders and the Borrowers; and (b) while such circumstances exist, none of the Lenders shall allocate any Loans made during such period, or reallocate any Loans allocated to any then-existing Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to the LIBOR Rate. If, with respect to any outstanding Interest Period, a Lender notifies the Administrative Agent that it is unable to obtain matching deposits in the London interbank market to fund its purchase or maintenance of such Loans or that the LIBOR Rate applicable to such Loans will not adequately reflect the cost to the Person of funding or maintaining such Loans for such Interest Period, then: (i) the Administrative Agent shall forthwith so notify the Borrowers and the Lenders; and (ii) upon such notice and thereafter while such circumstances exist, the applicable Lender shall not make any LIBOR Rate Loans during such period, or reallocate any Loans allocated to any Interest Period ending during such period, to an Interest Period with respect to which interest is calculated by reference to the LIBOR Rate; provided that, (x) if the forgoing notice relates to Loans that are outstanding as LIBOR Rate Loans, such Loans shall be Converted to Alternate Base Rate Loans only on the last day of the then-current Interest Period, and (y) upon receipt of such notice, the Borrowers may revoke any outstanding Requests for Borrowing.

4.4         Increased Cost and Capital Adequacy.

(a)        Increased Costs Generally.    If after the Closing Date (or with respect to a Person first becoming a Lender after the Closing Date, the date that is one hundred and eighty (180) days prior to the date such Person first becomes a Lender) (x) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof, (y) any guidance, request or directive (whether or not having the force of law) from any central bank or other Governmental Authority or (z) compliance, application or implementation by any Affected Party with the foregoing subclauses (x) or (y) or any Existing Law:

(i)        imposes or modifies any reserve, fee, tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, any liabilities of or any credit extended by, any of the Affected Party in respect of or in connection with this Credit Agreement;

(ii)       has the effect of reducing an Affected Party’s rate of return in respect of this Credit Agreement on such Affected Party’s capital to a level below that which such Affected Party would have achieved but for the occurrences set forth in subsection (a) of this Section 4.4 herein;

(iii)      affects or would affect the amount of the capital required to be maintained by such Affected Party; or

(iv)      causes an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Party, which in the sole discretion of such Affected Party is allocable to the Borrower or to the transactions contemplated by this Credit Agreement;

and the result of any of the foregoing is to impose a cost on, or increase the cost to, any Affected Party of its commitment under any Loan Document or of purchasing, maintaining or funding any interest acquired under any Loan Document, then, upon written demand, the Borrower shall pay to the Administrative Agent for the account of such Affected Party such additional amounts as will compensate such Affected Party for such new or increased cost.

(b)        Capital Requirements.    If any Lender or the Letter of Credit Issuer determines that any Change in Law affecting such Lender or the Letter of Credit Issuer or any lending office of such Lender or such Lender’s or the Letter of Credit Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Letter of Credit Issuer’s capital or on the capital of such Lender’s or the Letter of Credit Issuer’s holding company, if any, as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Letter of Credit Issuer, to a level below that which such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Letter of Credit Issuer’s policies and the policies of such Lender’s or the Letter of Credit Issuer’s holding company with respect to capital adequacy) or causes an internal capital or liquidity charge or other imputed cost to be assessed upon such Lender or Letter of Credit Issuer, which in such party’s sole discretion is allocable to the Borrowers or to the transactions contemplated by this Credit Agreement, then from time to time upon written request of such Lender or such Letter of Credit Issuer, the Borrowers shall promptly pay to such Lender or the Letter of Credit Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the Letter of Credit Issuer or such Lender’s or the Letter of Credit Issuer’s holding company for any such reduction suffered.

(c)        Certificates for Reimbursement.    A certificate of an Affected Party setting forth with reasonable supporting detail the amount or amounts necessary to compensate such Affected Party as specified in subsections (a) and (b) of this Section 4.4 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The agreements in this Section shall survive the termination of this Credit Agreement and the payment of all amounts payable hereunder. The Borrower shall pay such Lender or the Letter of Credit Issuer, as the case may be, the amount shown as due on any such certificate by the Required Payment Time.

(d)        Delay in Requests.    Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Letter of Credit Issuer’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies the Borrowers of such Lender’s or the Letter of Credit Issuer’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred and eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

4.5        Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly pay the Administrative Agent for the account of such Lender, such amount or amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of the Borrowers (for any reasons whatsoever other than a default by the Administrative Agent or any Lender) to take a Loan after the Borrowers shall have requested such Loan under the Credit Agreement (whether pursuant to Section 2.3 or otherwise), (b) any prepayment or other payment of a LIBOR Rate Loan on a day other than the last day of the Interest Period applicable to such Loan (whether pursuant to Section 2.1(e) or otherwise), (c) any other prepayment of a Loan that is otherwise not made in compliance with the provisions of the Credit Agreement, or (d) the failure of the Borrowers to make a prepayment of a Loan after giving notice under the Credit Agreement, that such prepayment will be made.

4.6        Requests for Compensation.

(a)        If requested by the Borrowers in connection with any demand for payment pursuant to this Section 4 (other than Section 4.1), a Lender or Letter of Credit Issuer shall provide to the Borrowers, with a copy to the Administrative Agent, a certificate setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrowers to such Lender or Letter of Credit Issuer and the computations made by such Lender or Letter of Credit Issuer to determine such amount, such certificate to be conclusive and binding in the absence of manifest error. Any such amount payable by the Borrowers shall not be duplicative of any amounts (a) previously paid under this Section 4, or (b) included in the calculation of LIBOR.

(b)        Notwithstanding anything to the contrary in this Section 4 (other than Section 4.1), (i) no Lender or Letter of Credit Issuer shall be entitled to compensation under this Section 4 (other than Section 4.1), for any costs incurred or reductions suffered by such Lender or Letter of Credit Issuer (or its holding company) because of a Change of Law unless at such time such Lender or Letter of Credit Issuer (or its holding company) is acting in a similar manner with respect to its similarly-situated borrowers (it being understood that such claims between similarly situated borrowers may be different after consideration of facility pricing, structure, usage patterns, capital treatment and banking relationship).

4.7        Survival. All of the Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect for a period of one hundred eighty (180) days after the expiration or termination of the Letters of Credit and the Commitments and the repayment of all other Obligations hereunder. Notwithstanding the foregoing, this Section 4.7 shall not apply with respect to amounts payable under Section 4.1.

Section 5.        SECURITY

5.1        Liens and Security Interest.

(a)        Collateral. Subject to the terms of the applicable Collateral Documents, to secure the payment and performance of the Obligations hereunder, pursuant to a Collateral Account Pledge, a Borrower Security Agreement, the related financing statements and the other related documents, the Primary Borrower shall grant, and shall pledge and assign by way of security, to the Administrative Agent, for the benefit of each of the Secured Parties, as applicable, a first priority, security interest and Lien in and on its interests in the following, whether now owned or hereafter acquired or arising:

(i)        any and all Unfunded Capital Commitments of the Investors, whether now or hereafter committed, including but not limited to the right to draw down Investor Capital Contributions on such Unfunded Capital Commitments from such Investors and to issue Investor Capital Calls with respect thereto;

(ii)       to the extent relating to the Unfunded Capital Commitments of the Investors constituting Collateral in clause (i) above, (x) the Constituent Documents, (y) the Subscription Agreements and Side Letters, if any, of such Investors and (z) any and all guaranties of such Investors’ obligations under the Constituent Documents and Subscription Agreements including but not limited to, in each case of clauses (x), (y) and (z), any and all representations, warranties, covenants and other agreements of such Investors or guarantors contained therein, any and all duties and obligations of such Investors or guarantors thereunder and any and all rights to compel performance and enforce the provisions thereof against such Investors or guarantors and otherwise pursue remedies against such Investors or guarantors with respect thereto;

(iii)      any and all agreements, instruments and other documents of every kind or description to the extent evidencing or supporting obligations under any of the foregoing Collateral and any and all security and other property with respect to such Collateral;

(iv)      each Collateral Account, including but not limited to any and all funds and financial assets on deposit therein or credited thereto; and

(v)        any and all proceeds of any of the foregoing Collateral including, without limitation, all of the records of the Primary Borrower (as the case may be) concerning any of the foregoing Collateral; excluding (A) any funds properly withdrawn from a Collateral Account (or that could be withdrawn pursuant to the Credit Agreement if deposited or credited to a Collateral Account) to the extent used (other than Permitted Investments deposited in or credited to any such account) for a purpose permitted under the LLC Agreement and this Credit Agreement, and (B) the proceeds of such withdrawn funds (the items in (A) and (B), collectively “Excluded Proceeds”).

Notwithstanding the foregoing or anything to the contrary in this Credit Agreement or any other Loan Document (i) the term “Collateral” shall not include the Unfunded Capital Commitments of the SOX Insiders, including but not limited to the right to draw down Investor Capital Contributions on such Unfunded Capital Commitments, or any other interests of the SOX Insiders, if any, unless so elected by the Primary Borrower in its discretion, (ii) the term “Collateral” shall not include any Fund Investment, any Portfolio Assets or any Excluded Proceeds, (iii) the term “Collateral” shall not include any collateral posted or received in connection with the Swap Agreements, (iv) the Collateral may be subject to Permitted Liens, (v) a Borrower may maintain other bank accounts or securities accounts in addition to the Collateral Accounts that will not be considered “Collateral” and such other accounts shall not be subject to control agreements or other restrictions and (vi) the Administrative Agent and the Secured Parties shall not have any Lien on any property that is not “Collateral” except in connection with any Swap Agreement, as provided therein.

(b)        Guaranties of Credit Providers and Side Letters. Each Included Investor shall provide, if such Investor would not be an Included Investor but for the guaranty or other Credit Link Documents of its Credit Provider as contemplated in the definition of “Credit Provider”, evidence reasonably satisfactory to the Administrative Agent of such guaranty or other Credit Link Documents. The Administrative Agent shall use its commercially reasonable efforts to approve or disapprove any Side Letter with respect to a proposed Included Investor within ten (10) Business Days after receipt from the Borrowers.

(c)        Reliance. Each Borrower agrees that the Administrative Agent and each Lender has entered into this Credit Agreement, extended credit hereunder and at the time of each Borrowing or each issuance of a Letter of Credit, will make such Borrowing or issuance of such Letter of Credit in reasonable reliance on the obligations of the Investors to fund their respective Unfunded Capital Commitments and accordingly during the continuance of an Event of Default (but subject to

Section 10.5), such Unfunded Capital Commitments may be enforced in the name of such Borrower by the Administrative Agent, on behalf of the Lenders, pursuant to the terms of the Loan Documents in accordance with the LLC Agreement, Subscription Agreements and Side Letters, directly against the Investors without further action by any Borrower and notwithstanding any compromise of any such Unfunded Capital Commitment by any Borrower, as provided in 6 Del. C. §17-502(b)(1).

The collateral security set forth in subsection (a) of this Section 5.1 shall be collectively referred to herein as the “Collateral”. The security agreements, assignments, collateral assignments and any other documents and instruments from time to time executed and delivered pursuant to this Credit Agreement to grant a security interest in the Collateral, including, without limitation, the Security Agreements, the Collateral Account Pledges, the Control Agreement, and any documents or instruments amending or supplementing the same, shall be collectively referred to herein as the “Collateral Documents”.

5.2        Required Accounts; Investor Capital Calls.

(a)        Required Accounts.

(i)        Each Borrower shall, prior to the Closing Date, establish, one or more Collateral Accounts, as applicable, and shall direct all Investor Capital Contributions received by such Borrower, as applicable, into such Collateral Accounts (it being understood and agreed, for the avoidance of doubt, that (i) subject to compliance with Section 9.12, the Borrowers may maintain other accounts into which Investor Capital Contributions may be transferred from the Collateral Accounts and (ii) such other accounts will not constitute Collateral and will not be subject to the control of the Administrative Agent or any other restrictions under this Credit Agreement and the other Loan Documents). Each Borrower shall deposit any Investor Capital Call proceeds received otherwise into the applicable Collateral Account within five (5) Business Days after receipt. Each Collateral Account shall be a deposit account or a securities account (as defined in the UCC or substantial equivalent under foreign law) established with an Eligible Institution, as deposit bank or securities intermediary, in the name of the applicable Borrower into which financial assets may be credited and as to which such Eligible Institution, as deposit bank or securities intermediary, undertakes to treat the Administrative Agent, on behalf of the Lenders, as entitled to exercise the rights that comprise such deposit account or financial assets in accordance with the terms of the Control Agreement. If such deposit bank or securities intermediary ceases to be an Eligible Institution, the applicable Borrower will have thirty (30) days following notice from the Administrative Agent to move the Collateral Accounts to another Eligible Institution reasonably acceptable to the Administrative Agent, on behalf of the Lenders. If the deposit bank or securities intermediary terminates the Control Agreement, the applicable Borrower shall open new accounts that are subject to a Control Agreement with a replacement deposit bank or securities intermediary, which is an Eligible Institution, within thirty (30) days of such termination.

(ii)       The Borrowers shall cause each Collateral Account to be subject at all times to a Control Agreement pursuant to which the Administrative Agent, on behalf of the Lenders, shall be entitled to assume exclusive control thereof upon notice to that effect to the applicable Eligible Institution; provided that the Administrative Agent shall not deliver any such notice unless a Cash Control Event has occurred and is continuing. Each Collateral Account shall continue to be held in the name of the applicable Borrower after the Administrative Agent has assumed exclusive control thereof. All monies, instruments, investment property or other property credited to the Collateral Accounts pursuant to this Credit Agreement and all other property credited to the Collateral Accounts constitute part of the Collateral (including all cash and Permitted Investments) (other than Excluded Proceeds) and shall be applied in the manner set forth herein. The Primary Borrower may direct the institution that holds a Collateral Account to invest the funds in such accounts solely in Permitted Investments, and the Primary Borrower may withdraw funds from the Collateral Accounts only in compliance with Section 9.12 (it being understood and agreed that withdrawals from other accounts will not be restricted).

(b)        No Duty.    Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that no Secured Party (i) undertakes any duties, responsibilities, or liabilities with respect to the Investor Capital Calls issued by the Primary Borrower, (ii) shall be required (except in connection with a Secured Party making Investor Capital Calls) to refer to the Constituent Documents of any Borrower, or a Subscription Agreement, or take any other action with respect to any other matter that might arise in connection with the Constituent Documents of any Borrower, a Subscription Agreement, any Investor Capital Call, (iii) shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Borrower or any of the Investors, and (iv) shall have any duty to inquire into the use, purpose, or reasons for the making of any Investor Capital Call by the Primary Borrower or the investment or use of the proceeds thereof.

(c)        Investor Capital Calls; Investor Capital Calls by the Administrative Agent.    The Primary Borrower will issue Investor Capital Calls at such times as are necessary in order to ensure the timely payment of the Obligations hereunder. For purposes of repaying the Obligations, the Borrowers hereby irrevocably authorize and direct the Secured Parties, acting through the Administrative Agent, to charge from time to time the Collateral Accounts of the Borrowers for amounts not paid by any Borrower when due to the Secured Parties (after the passage of any applicable grace period provided in Section 10.1 and Section 3.3(c)) (excluding any amounts therein which are not part of the Collateral); provided that promptly after any disbursement of funds from any such account to the Secured Parties, as contemplated in this Section 5.2(c), the Administrative Agent shall deliver a written notice of such disbursement to the Borrowers. Subject to Section 10.2 and Section 10.5 in all respects, the Administrative Agent, on behalf of the Secured Parties, is hereby authorized, in the name of the Secured Parties or the name of any Borrower, at any time or from time to time during the continuance of an Event of Default, solely for the purpose of repaying the Obligations, to: (i) initiate one or more Investor Capital Calls in order to pay the Obligations then due and owing; (ii) take or bring in any Borrower’s name, or that of the Secured Parties, all steps, actions, suits, or proceedings deemed by the Administrative Agent necessary or desirable to effect possession or collection of payments of the Unfunded Capital Commitments; (iii) complete any contract or agreement of any Borrower in any way related to payment of any of the Unfunded Capital Commitments; (iv) make allowances or adjustments related to any of the Unfunded Capital Commitments; (v) compromise any claims related to any of the Unfunded Capital Commitments; (vi) issue credit in its own name or the name of any Borrower; or (vii) exercise any other right, privilege, power, or remedy provided to any Borrower under any Constituent Documents or Subscription Agreement with respect to Unfunded Capital Commitments. Regardless of any provision hereof, in the absence of bad faith, gross negligence or willful misconduct by the Administrative Agent or the Secured Parties, neither the Administrative Agent nor the Secured Parties shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Investor Capital Calls, the Unfunded Capital Commitments, or sums due or paid thereon, nor shall they be under any obligation whatsoever to anyone by virtue of the security interests and Liens relating to the Unfunded Capital Commitments. The Administrative Agent shall give the Borrowers notice of actions taken pursuant to this Section 5.2(c) concurrently with, or promptly after, the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to the Borrowers’ obligations hereunder.

(d)        Additional Action by the Administrative Agent.    Subject to Section 10.2 and Section 10.5 in all respects, during the existence of an Event of Default, issuance by the Administrative Agent, on behalf of the Secured Parties, of a receipt to any Person obligated to pay any Investor Capital Contribution with respect to the Unfunded Capital Commitments for the purposes of repaying the Obligations shall be a full and complete release, discharge, and acquittance of such Person to the extent of any amount so paid to the Collateral Accounts for the benefit of the Secured Parties, so long as such amounts shall not be invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person under any insolvency law, state or federal law, common law or equitable doctrine. Subject to Section 10.5 in all respects, the Administrative Agent, on behalf of the Secured Parties, pursuant to one or more pledges, is hereby authorized and empowered, during the existence of an Event of Default, on behalf of the Primary Borrower to endorse the name of the Primary Borrower upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon an Investor Capital Contribution of any Person to the Primary Borrower coming into the Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms of this Credit Agreement. Subject to Section 10.5 in all respects, during the existence of an Event of Default, solely for the purpose of repaying the Obligations, the Administrative Agent, on behalf of the Secured Parties, is hereby granted an irrevocable power of attorney, which is coupled with an interest, to (i) carry out any and all actions listed in Section 5.2(c)(i)-(vii); and (ii) execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Borrower, either before or after demand of payment of the Obligations, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion, reasonably exercised, of the Administrative Agent for the purposes of repaying the Obligations or to protect the first priority security interests and Liens in the Unfunded Capital Commitments and neither the Administrative Agent nor the other Secured Parties, in the absence of bad faith, gross negligence or willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney.

The application by the Secured Parties of such funds shall, unless the Administrative Agent shall agree otherwise in writing, be the same as set forth in Section 3.4. The Borrowers acknowledge that all funds so transferred into the Collateral Accounts shall be the property of the Primary Borrower subject to the first priority security interest of the Administrative Agent therein (subject to Permitted Liens).

(e)        No Representations.    Neither the Administrative Agent nor any Secured Party shall be deemed to make at any time any representation or warranty as to the validity of any Investor Capital Call nor shall the Administrative Agent or the Secured Parties be accountable for any Borrower Party’s use of the proceeds of any Investor Capital Contribution.

It is hereby acknowledged that the Borrowers may (but is not required to) debit the brokerage accounts of certain PWM Investors held at Goldman Sachs to satisfy such PWM Investor’s obligation to fund Investor Capital Contributions. In connection with such process, a PWM Investor may be required to fund the necessary amount to its brokerage account at Goldman Sachs via a series of wires (including by initially funding to an aggregating deposit account in the name of Goldman Sachs for such purpose). The Borrowers agree that they will ensure that such Investor Capital Contribution amounts are then credited to the applicable Collateral Accounts of the Primary Borrower when called in accordance with the terms of the Constituent Documents and the terms hereof.

5.3        Lender Offset.    In addition to the rights granted to the Administrative Agent and the Secured Parties under Section 5.2, each Borrower hereby grants to each Secured Party a right of offset to secure the repayment of the aggregate Obligations when due to the Secured Parties (solely after the passage of any applicable grace period and otherwise in accordance with the provisions of this Credit Agreement), upon any and all monies, securities, or other property of such Borrower, and the proceeds therefrom, now or hereafter held or received by or in transit to the Secured Parties, from or for the account of such Borrower, as applicable, whether for safekeeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or specified) and credits of such Borrower and any and all claims of such Borrower, against the Secured Parties at any time existing. Subject in all respects to Section 10.5, the Secured Parties are hereby authorized at any time and from time to time during the existence of an Event of Default, without notice to any Borrower, to offset, appropriate, apply, and enforce such right of offset against any and all items referred to above against the Obligations. Each Borrower shall be deemed directly indebted to the Secured Parties in the full amount of the aggregate Obligations, and the Secured Parties shall be entitled to exercise the rights of offset provided for above. The rights of the Secured Parties under this Section 5.3 are subject to Sections 10.5 and 12.2. The Administrative Agent, and the Secured Parties, as applicable, shall give the Borrowers prompt notice of any action taken pursuant to this Section 5.3, but failure to give such notice shall not affect the validity of such action or give rise to any defense in favor of the Borrowers with respect to such action.

5.4        Agreement to Deliver Additional Collateral Documents.    The Borrowers shall deliver such security agreements, financing statements, assignments, notices and acknowledgments, and other collateral documents (all of which shall be deemed part of the Collateral Documents), in form and substance reasonably satisfactory to the Administrative Agent, as the Administrative Agent acting on behalf of the Secured Parties may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of the Secured Parties, first priority (but subject to Permitted Liens) security interests in the Collateral with respect to which the Borrowers granting a security interest to the Administrative Agent, together with other assurances of the enforceability and first priority of the Secured Parties’ Liens and assurances of due recording and documentation of the Collateral Documents and financing statements, assignments, notices and acknowledgements or copies thereof, as the Administrative Agent may reasonably require to avoid material impairment of the first priority Liens and security interests granted or purported to be granted pursuant to this Section 5.

5.5        Subordination.    After the occurrence and during the continuance of an Event of Default, no Borrower shall make any payments or advances of any kind, directly or indirectly, on any debts and liabilities to any other Borrower whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”) provided, however, that a Borrower may make payment to the Investment Adviser and its respective Affiliates for any accrued management fees, incentive fees or other similar fees or compensation due and owing pursuant to the applicable Constituent Document so long (a) as such fees are paid from monies or sums not constituting any part of the Collateral and (b) neither the Investment Adviser nor its Affiliates are in default with respect to their obligations to fund Investor Capital Contributions. All Other Claims, together with all liens, security interests, and all other encumbrances or charges on assets securing the payment of all or any portion of the Other Claims shall at all times during the occurrence and continuance of an Event of Default be subordinated to and inferior in right and in payment to the Obligations and all liens, security interests, and all other encumbrances or charges on assets securing all or any portion of the Obligations, and each Borrower agrees to take such actions as are necessary to provide for such subordination between it and any other Borrower, inter se, including but not limited to including provisions for such subordination in the documents evidencing the Other Claims.

Section 6.        CONDITIONS PRECEDENT TO LENDING.

6.1        Obligations of the Lenders. The obligations of the Lenders to advance the initial Borrowing shall become effective on the Closing Date, subject to the Administrative Agent’s receipt of the following:

(a)        Credit Agreement.    This Credit Agreement, duly executed and delivered by the Primary Borrower;

(b)        Notes.    A Note duly executed and delivered by the Primary Borrower to each Lender in accordance with Section 3.1 and dated as of the Closing Date;

(c)        Fee Letter.    The Fee Letter, duly executed and delivered by the parties thereto;

(d)        Security Agreements.    A Borrower Security Agreement duly executed and delivered by the Primary Borrower, in form and substance satisfactory to the Administrative Agent in its reasonable discretion;

(e)        Collateral Accounts.

(i)        evidence of the establishment of the Collateral Accounts;

(ii)       the Control Agreement duly executed and delivered by the Primary Borrower and State Street Bank and Trust Company, as securities intermediary, in form and substance satisfactory to the Administrative Agent in its reasonable discretion;

(iii)      the Collateral Account Pledge duly executed and delivered by the Primary Borrower, in form and substance satisfactory to the Administrative Agent in its reasonable discretion;

(f)        Filings.

(i)        Searches of Filings in the appropriate public offices of the applicable Government Authority in the jurisdiction of formation or incorporation of each Borrower, or where a Filing has been or would need to be made in order to perfect the Administrative Agent’s first priority security interest on behalf of the Secured Parties in the Collateral, copies of the Filings on file in such jurisdictions and evidence that no Liens exist, or, if necessary, copies of proper Filings, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted; and

(ii)        Filings in form and substance satisfactory to the Administrative Agent for each applicable jurisdiction with respect to the Collateral together with evidence satisfactory to the Administrative Agent, in its sole discretion, that the same have been filed or will be submitted for filing promptly following the Closing Date in the appropriate public filing offices of the applicable Government Authority in each case to perfect the Secured Parties’ first priority security interest in the Collateral.

(g)        Responsible Officer Certificates.    A certificate from a Responsible Officer of the Primary Borrower, in the form of Exhibit J;

(h)        Constituent Documents.    True and complete copies of the Constituent Documents of the Primary Borrower, together with certificates of existence, incorporation or registration (as applicable) and good standing of the Primary Borrower, in each case as in effect on the date hereof and in form and substance satisfactory to the Administrative Agent in its sole discretion;

(i)        Authority Documents.    Certified resolutions of the Primary Borrower, authorizing its entry into the transactions contemplated herein and in each other Loan Document to which it is a party;

(j)        Incumbency Certificate.    From the Primary Borrower, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents to which it is party and the other documents or certificates to be delivered pursuant to the Loan Documents on behalf of the Primary Borrower, together with the true signatures of each such Person. The Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the signatures of the Persons named in such further certificate;

(k)        Opinions.    Favorable written opinions of (i) Fried, Frank, Harris, Shriver & Jacobson LLP, New York counsel to the Borrowers and (ii) Dechert LLP, regulatory counsel to the Borrowers;

(l)        Investor Documents.

(i)        with respect to Investors listed on Exhibit A hereto as of the Closing Date, a copy of each of the documents such Included Investor is required to deliver as set forth in the definition of “Included Investor”;

(ii)        a copy of the Escrow Agreement, duly executed by the parties thereto;

(iii)       Subscription Agreements of the PWM Investors listed on Exhibit A hereto (as identified by number thereon) as of the Closing Date (other than PWM Investors that are (x) SOX Insiders or (y) past or present full-time employees of Goldman Sachs or a Subsidiary thereof or any current or former spouse or other family member of a past or present full-time employee or an entity that is an Affiliate of any full-time employee, collectively, the “GS Investors”) have been delivered to the Escrow Agent for the benefit of the Administrative Agent and Subscription Agreements of the Institutional Investors listed on Exhibit A hereto as of the Closing Date have been delivered to the Administrative Agent;

(iv)       a certificate of the Primary Borrower certifying that true, correct and complete copies of the Subscription Agreements of the PWM Investors (other than GS Investors) listed on Exhibit A hereto (as identified by number thereon) as of the Closing Date have been delivered to the Escrow Agent in accordance with the terms of the Escrow Agreement;

(v)        duly executed receipt of the Escrow Agent, acknowledging custody of the Subscription Agreements for each of the PWM Investors (other than GS Investors) listed on Exhibit A hereto (as identified by number thereon) as of the Closing Date in accordance with the Escrow Agreement and Investor contact information as contemplated in Section 8.20; and

(vi)       in accordance with the Escrow Agreement, contact information provided to the Escrow Agent for each Included Investor in form and substance sufficient to permit the Administrative Agent to make an Investor Capital Call on all such Included Investors in accordance with the terms hereof;

(m)        No Proceedings.    There shall be no Proceeding, pending or to the actual knowledge of a Responsible Officer of the Borrower, threatened that purports to affect any Borrower or any transaction contemplated under any Constituent Document of a Borrower or the Loan Documents;

(n)        ERISA Status.    With respect to each Borrower, either (i) an Operating Company Opinion, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower, as an Operating Company (or a copy of such Borrower’s Operating Company Opinion, reasonably acceptable to the Administrative Agent and its counsel, together with a Reliance Letter with respect thereto); provided that such opinion delivery requirement under this clause (i) may alternatively be satisfied by delivery to the Secured Parties of a certificate of a Responsible Officer with respect to such Borrower’s most recent Annual Valuation Period to the effect that the assets of such Borrower are not Plan Assets and stating the basis for such conclusion or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Borrower that the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA;

(o)        Fees; Costs and Expenses.    Payment of all fees and other amounts due and payable on or prior to the Closing Date, including pursuant to the Fee Letter, and payment of all reasonable expenses required to be reimbursed or paid by the Borrowers hereunder, including, without limitation, the fees and disbursements invoiced through the date hereof of the Administrative Agent’s special counsel, Cadwalader, Wickersham & Taft LLP, which may be deducted from the proceeds of such initial Borrowing;

(p)        Investment Management Agreement.    A copy of the Investment Management Agreement, duly executed by the parties thereto;

(q)        Investment Policies.    True and complete copies of the Investment Policies as in effect on the Closing Date; and

(r)        Additional Information.    Such other information and documents as may reasonably be requested prior to the Closing Date by the Administrative Agent and its counsel.

6.2        Conditions to all Loans.    The obligations of the Lenders to advance each Borrowing (including, without limitation, the initial Borrowing) and the obligation of the Letter of Credit Issuer to cause the issuance of Letters of Credit (including, without limitation, the initial Letter of Credit) are subject to the following conditions precedent:

(a)        Representations and Warranties.    The representations and warranties (other than those set forth in Section 7.8 which shall be replaced with the condition in Section 6.2(b)) set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the advance of such Borrowing or issuance of such Letter of Credit with the same force and effect as if made on and as of such date (or with respect to representations or warranties made as of a specified earlier date are true and correct in all material respects as of such earlier date);

(b)        No Default.    No event shall have occurred and be continuing, or would result from the Borrowing or the issuance of the Letter of Credit which constitutes an Event of Default or a Default;

(c)        Request for Borrowing.    The Administrative Agent shall have received a Request for Borrowing or Request for Letter of Credit, together with a Borrowing Base Certificate;

(d)        Application.    In the case of a Letter of Credit, the Letter of Credit Issuer shall have received a Letter of Credit Application executed by the Borrowers;

(e)        Available Commitment. After giving effect to the proposed Borrowing or issuance of Letter of Credit, the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment; and

(f)        Maturity Date.    The Maturity Date shall not have occurred.

6.3        Conditions to Qualified Borrower Loans.    The obligations of the Lenders to advance a Borrowing to a Qualified Borrower or to cause the issuance of a Letter of Credit to a Qualified Borrower are subject to the following additional conditions precedent:

(a)        Qualified Borrower Promissory Note.    The Administrative Agent shall have received from such Qualified Borrower a duly executed and delivered Qualified Borrower Promissory Note complying with the terms and provisions hereof;

(b)        Qualified Borrower Letter of Credit Note.    The Obligations of each Qualified Borrower in connection with each Letter of Credit issued hereunder shall be evidenced by a letter of credit note in the form of Exhibit M attached hereto (the “Qualified Borrower Letter of Credit Note”), the payment of which is guaranteed by the applicable Borrower pursuant to the Borrower Guaranties, as such note may be amended, restated, reissued, extended or modified. Each Qualified Borrower shall execute and deliver a Qualified Borrower Letter of Credit Note payable to the Administrative Agent on behalf of the related Letter of Credit Issuer(s) (with blanks appropriately completed in conformity herewith);

(c)        Authorizations of Qualified Borrower.    The Administrative Agent shall have received from such Qualified Borrower appropriate evidence of the authorization of such Qualified Borrower approving the execution, delivery and performance of the Qualified Borrower Promissory Note or the Qualified Borrower Letter of Credit Note, duly adopted by such Qualified Borrower, as required by law or agreement, and accompanied by a certificate of an authorized Person of such Qualified Borrower stating that such authorizations are true and correct, have not been altered or repealed and are in full force and effect;

(d)        Incumbency Certificate.    The Administrative Agent shall have received from such Qualified Borrower a signed certificate of the appropriate Person of such Qualified Borrower which shall certify the names of the Persons authorized to sign the Qualified Borrower Promissory Note and the other documents or certificates to be delivered pursuant to the terms hereof by such Qualified Borrower, together with the true signatures of each such Person;

(e)        The Borrower Guaranty.    The Administrative Agent shall have received from the Primary Borrower a duly executed Borrower Guaranty with respect to the Obligations of such Qualified Borrower complying with the terms and provisions hereof;

(f)        Opinions of Counsel to Qualified Borrower.    The Administrative Agent shall have received favorable opinions of counsel to such Qualified Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(g)        Opinions of Counsel to the Borrower.    The Administrative Agent shall have received favorable opinions of counsel to the Primary Borrower, in form and substance reasonably satisfactory to the Administrative Agent;

(h)        “Know Your Customer” Information and Documents.    Unless otherwise consented to in writing by the Lenders, (i) true and complete copies of the Constituent Documents of such Qualified Borrower; (ii) the name and address of each Person that has an ownership interest in such Qualified Borrower of at least twenty-five percent (25%) (or such lesser percentage as may be required from time to time for KYC Compliance), and the percentage of such Qualified Borrower owned by such Person; (iii) the name of each director (or equivalent) of such Qualified Borrower; (iv) to the extent available, the most recent financial statements for such Qualified Borrower or the most recent annual report of such Qualified Borrower; and (v) such other documentation or information reasonably requested by any Lender to satisfy “Know Your Customer” (or analogous) Laws;

(i)        Fees, Costs and Expenses.    Payment of all fees and other invoiced amounts due and payable by any Borrower on or prior to the date of such Borrowing and, to the extent invoiced, reimbursement or payment of all reasonable expenses required to be reimbursed or paid by any Borrower hereunder, which may be deducted from the proceeds of such Borrowing;

(j)        ERISA Status.    With respect to the initial advance to such Qualified Borrower only, either (i) an Operating Company Opinion, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Qualified Borrower as an Operating Company (or a copy of such Qualified Borrower’s Operating Company Opinion, reasonably acceptable to the Administrative Agent and its counsel, together with a Reliance Letter with respect thereto); provided that such opinion delivery requirement under this clause (i) may alternatively be satisfied by delivery to the Secured Parties of a certificate of a Responsible Officer with respect to such Qualified Borrower’s most recent Annual Valuation Period to the effect that the assets of such Qualified Borrower are not Plan Assets and stating the basis for such conclusion or (ii) a certificate, addressed to the Secured Parties, signed by a Responsible Officer of such Qualified Borrower stating that the underlying assets of such Qualified Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Qualified Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; and

(k)        Additional Information.    The Administrative Agent shall have received such other information and documents as may reasonably be required by the

Administrative Agent and its counsel for KYC Compliance or other regulatory compliance in connection with the addition of any Qualified Borrower that joins the Credit Facility after the Closing Date.

Section 7.        REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

To induce the Lenders to make Loans and cause the issuance of the Letters of Credit hereunder, each Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

7.1        Organization and Good Standing.    Each Borrower (a) is duly organized, duly incorporated or duly established and registered, as applicable, (b) is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation (as applicable), (c) has (together with any other Borrower) the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and (d) is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification except where the failure to be so qualified to do business would not have a Material Adverse Effect.

7.2        Authorization and Power.    Each Borrower (a) has the organizational power and requisite authority to execute, deliver, and perform its respective obligations under each Loan Document to be executed by it, (b) is duly authorized to, and has taken all organizational action necessary to authorize it to execute, deliver, and perform its obligations under each Loan Document to be executed by it, and (c) is and will continue to be duly authorized to perform its obligations under each Loan Document to be executed by it.

7.3        No Conflicts or Consents.    None of the execution and delivery of each Loan Document to be executed by each Borrower, the consummation of any of the transactions therein contemplated, or the compliance with the terms and provisions thereof, will contravene or conflict, in any material respect, with (a) any provision of law, statute or regulation to which such Borrower is subject, (b) any judgment, license, order or permit applicable to such Borrower, (c) any indenture, mortgage, deed of trust or other material agreement or instrument to which such Borrower is a party, by which such Borrower may be bound, or to which such Borrower may be subject, or (d) its Constituent Documents, in each case, except where such contravention or conflict would not reasonably be expected to have a Material Adverse Effect. No consent, approval, authorization or order of any court or Governmental Authority or third party is required in connection with the execution and delivery by any Borrower of any Loan Document to be executed by it or to consummate the transactions contemplated thereby other than any consent, approval, authorization or order which has been obtained, except where any failure to obtain any consent, approval, authorization or order would not be reasonably likely to have a Material Adverse Effect.

7.4        Enforceable Obligations.    Each Loan Document to which each Borrower is a party is the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms, subject to Debtor Relief Laws and general equitable principles (whether considered a proceeding in equity or at law).

7.5        Priority of Liens.    Subject to compliance with Section 8.13, the Collateral Documents to which it is a party create, as security for the Obligations, valid and enforceable security interests in and Liens on all of the Collateral in which each Borrower has any right, title or interest in favor of the Administrative Agent, for the benefit of the Secured Parties, subject to no other Liens other than Permitted Liens or Liens granted in favor of other Borrowers which are ultimately in favor of the Administrative Agent, for the benefit of the Secured Parties, in accordance with the Loan Documents, except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on the Collateral in which each Borrower has any right, title or interest shall be, upon filing of the Filings, and taking of such actions as are contemplated by this Credit Agreement and other Collateral Documents, perfected security interests that have priority over security interests of all third parties in such Collateral (subject to Permitted Liens), and, other than in connection with any future change in law or in such Borrower’s name, identity or structure, or its jurisdiction of organization, as the case may be, no further Filings are or will be required in connection with the creation or perfection of such security interests and Liens, other than the filing of continuation statements, or their equivalent in accordance with applicable Laws.

7.6        Financial Condition.    Each Borrower has delivered to the Administrative Agent copies of the financial statements and reports, if any, required to be delivered in Section 8.1 hereof on the Closing Date, and such financial statements (except for the absence of footnotes in quarterly financial statements or as otherwise disclosed therein) present in all material respects such Borrower’s financial position in accordance with Generally Accepted Accounting Principles. The Primary Borrower, and the Borrowers taken together, are Solvent.

7.7        Full Disclosure.    All written information (other than projections and other forward-looking statements and information of general industry or economic nature) heretofore furnished by any Borrower in connection with this Credit Agreement, the other Loan Documents or any transaction contemplated hereby that has been prepared by a Borrower or its Affiliates does not contain, and all such information hereafter furnished will not contain, in each case to the actual knowledge of a Responsible Officer of a Borrower and when taken as a whole, any untrue statement of a material fact on the date as of which such information is stated or deemed stated.

7.8        No Default.    Except as has been disclosed to the Administrative Agent in writing, no event has occurred and is continuing which constitutes an Event of Default or a Default.

7.9        No Litigation.    As follows: (i) for purposes of this representation and warranty as of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or governmental authority (“Proceedings”) pending, or to the actual knowledge of any Responsible Officer of such Borrower threatened, against any Borrower, other than any such Proceeding that is disclosed in writing by such Borrower to the Administrative Agent before the Closing Date, and (ii) for purposes of this representation and warranty as of the date of the advance of any

Borrowing, there are no such Proceedings pending, or to the actual knowledge of any Responsible Officer of such Borrower threatened, against any Borrower, other than any such Proceeding that is not reasonably expected to have a Material Adverse Effect.

7.10        Material Adverse Effect.    No changes to any Borrower have occurred since the date of the most recent financial statements of such Borrower delivered to the Administrative Agent, which would reasonably be expected to result in a Material Adverse Effect.

7.11        Taxes.    All U.S. federal income and other material tax returns, information statements and reports required to be filed by any Borrower in any jurisdiction have been timely filed and all U.S. federal income and other material Taxes owed by such Borrower have been timely paid, unless such Taxes are being contested in good faith and adequate reserves are being maintained in accordance with Generally Accepted Accounting Principles.

7.12        ERISA.    Assuming no source of funds used to make the Loans constitutes Plan Assets unless such use of Plan Assets is covered by a prohibited transaction exemption, all the conditions of which are satisfied, the execution, delivery and performance of this Credit Agreement and the other Loan Documents and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt “prohibited transaction” under Section 406(a) of ERISA or Section 4975(c)(1)(A) - (D) of the Internal Revenue Code. None of the Borrowers’ assets constitute Plan Assets. No Borrower maintains or has any liability to a Plan.

7.13        Compliance with Law.    Each Borrower, to such Borrower’s knowledge, is in compliance in all respects with all Laws which are applicable to it or its properties except where non-compliance would not be reasonably likely to have a Material Adverse Effect.

7.14        Environmental Matters.    There have been no past, and there are no pending or threatened, claims, complaints, notices, or governmental inquiries against it (but for clarification excluding any and all such claims, complaints, notices or governmental inquiries relating solely to any Fund Investment or Fund Investment Vehicles) regarding any alleged violation of, or potential liability under, any environmental laws that could reasonably be expected to have a Material Adverse Effect. Its properties (but for clarification excluding any properties relating solely to any Fund Investment or Fund Investment Vehicles) are in compliance with all environmental laws and related licenses and permits except where non-compliance would not be reasonably likely to have a Material Adverse Effect. No conditions exist at, on or under any property now owned or leased by it or existed at, on or under any property previously owned or leased by it at the last date so owned or leased that, in either case, could give rise to liability under any environmental law that could reasonably be expected to have a Material Adverse Effect.

7.15        Investor Information; Investor Capital Commitments and Contributions.    The names of all of the Investors (excluding PWM Investors which will be listed by number) are set forth on Exhibit A attached hereto and incorporated herein by reference (or on a revised Exhibit A delivered to the Administrative Agent in accordance with Sections 8.1, 8.2 or 9.5(a)), and the Investor Capital Commitment of each Investor (including PWM Investors) is set forth on Exhibit A (or on any such revised Exhibit A). Notice of each Investor who is a SOX Insider is set forth on Exhibit A. Exhibit A, as it may be updated in writing from time to time by the Borrowers, is true and correct in all material respects. Since the Closing Date, no Investor Capital Calls have been delivered to any Investors other than any that have been disclosed in writing to the Administrative Agent. The LLC Agreement, Subscription Agreement (and any related Side Letter) sets forth each Investor’s entire agreement regarding its Investor Capital Commitment. As of the Closing Date, (i) the aggregate amount of the Investor Capital Commitments of all Investors (including PWM Investors) is set forth on Exhibit A hereto and (ii) the aggregate Unfunded Capital Commitment of all Investors (including PWM Investors) that could be subject to an Investor Capital Call is set forth on Exhibit A hereto. A copy of each Side Letter that has been executed by an Investor and the Primary Borrower has been provided to the Administrative Agent. Other than as disclosed in writing to the Administrative Agent promptly after such circumstance, since the Closing Date, no Investor has been (i) excused or exempted from funding any Investor Capital Contribution; (ii) requested or been asked to withdraw from the Primary Borrower; (iii) been precluded from or requested exclusion from any Fund Investment; or (iv) except in compliance with Section 8.2, Transferred its interest in the Primary Borrower. The Primary Borrower has, to the actual knowledge of its respective Responsible Officers, (i) satisfied all applicable conditions precedent, if any, to the issuance of Investor Capital Calls under its Constituent Documents, and (ii) no law, rule, regulation, order or agreement otherwise imposes any material limitation, delay or restriction on the ability of the Primary Borrower to issue Investor Capital Calls.

7.16        Fiscal Year.    The fiscal year of the Primary Borrower is the calendar year.

7.17        [Reserved.]

7.18        Margin Stock.    Neither the execution and delivery by the Borrowers of the Loan Documents nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrowers will, or will cause any Lender to, violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect.

7.19        Investment Company Act.

(a)        Primary Borrower is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and intends to qualify as a regulated investment company within the meaning of the Internal Revenue Code by filing an election to do so on the first filing of its tax return.

(b)        The business and other activities of the Primary Borrower and its Subsidiaries, including the making of the Loans and the issuance of the Letters of

Credit hereunder, the application of the proceeds and repayment thereof by the Borrowers and the consummation of the transactions contemplated by the Loan Documents do not result in a material violation or breach in any respect of the provisions of the Investment Company Act or any rules, regulations or orders issued by the United States Securities and Exchange Commission thereunder, in each case, that are applicable to the Primary Borrower and its Subsidiaries.

(c)        Each Borrower is in compliance with all written Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

7.20        No Defenses.    No Responsible Officer of a Borrower has actual knowledge of any default or circumstance which with the passage of time and/or giving of notice would constitute an event of default by such Borrower under its Constituent Documents or any Subscription Agreement which would constitute a defense to the obligations of any Investor to make Investor Capital Contributions to the Primary Borrower in accordance with its Subscription Agreement or the LLC Agreement and has no actual knowledge of any claims of offset or any other claims of any Investor against any Borrower which would or could materially and adversely affect the obligations of such Investor to make Investor Capital Contributions and fund Investor Capital Calls in accordance with its Subscription Agreement (and any related Side Letters), or the LLC Agreement, other than, in each case, that which has been disclosed in writing by such Borrower to the Administrative Agent.

7.21        Indebtedness.    None of the Borrowers has outstanding any Indebtedness except (a) the Obligations incurred hereunder, and (b) other Indebtedness permitted to be incurred pursuant to Section 9.11.

7.22        No Withdrawals Without Approval.    No Investor is permitted to withdraw its interest in the Primary Borrower except in accordance with the terms of the LLC Agreement.

7.23        Anti-Money Laundering and Foreign Asset Control Laws.

(a)        No Borrower is a Person named on a list published by the Office of Foreign Assets Control (“OFAC”) of the United States Treasury Department or is a Person with whom dealings are prohibited under any OFAC regulations. As of the Closing Date, no Investor or, to the actual knowledge of a Responsible Officer of any Borrower, any Affiliate thereof (with no duty of inquiry on the Borrowers beyond that set forth in this Section 7.23) is a Person named on a list published by OFAC or is a Person with whom dealings are prohibited under any OFAC regulations. As of the Closing Date, to the actual knowledge of any Responsible Officer of such Borrower (with no duty of inquiry on the Borrowers beyond that set forth in this Section 7.23), no Investor’s funds used in connection with this transaction are derived from illegal activities. Each Borrower is subject to policies and procedures which are reasonably designed to comply with all applicable United States anti-money laundering laws and regulations and OFAC regulations, including, without limitation, applicable provisions of the USA PATRIOT Act of 2001 (“KYC Compliance”).

(b)        The Borrower is subject to policies and procedures that are reasonably designed to ensure compliance by the Borrower and its Subsidiaries with the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), as amended, the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto and (iii) the USA Patriot Act of 2001.

(c)        No Borrower nor any of its Subsidiaries nor any director, officer, employee, agent or Affiliate of a Borrower or any of its Subsidiaries is (i) an individual or entity that is, or is owned or controlled by a Sanctioned Person or (ii) to the knowledge of such Person aware of, nor has it taken, any action, directly or indirectly that would result in a violation by such persons of any applicable anti-bribery law, including but not limited to, the United Kingdom Bribery Act 2010 (the “UK Bribery Act”) and the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) with regard to any acts or responsibilities relating to the Credit Agreement. Furthermore, the Borrowers and, to the knowledge of the Borrowers, their Affiliates have conducted their business with regard to the Credit Agreement in compliance with the UK Bribery Act, the FCPA and similar laws, rules or regulations and have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

(d)        No Investor, or Affiliate thereof, is, to the knowledge of the Responsible Officers of the applicable Borrower (after having made all reasonable investigation), a Sanctioned Person. To the knowledge of the Responsible Officers of each Borrower (after having made all reasonable investigation), no Investor’s funds used in connection with this transaction are derived from illegal activities.

7.24        Organizational Structure.    The information contained in Schedule I (as updated by the Borrowers in writing to the Administrative Agent from time to time) is accurate in all respects.

Section 8.        AFFIRMATIVE COVENANTS

So long as any Lender has any commitment to lend hereunder, and until performance and payment in full of all of the Obligations (other than contingent obligations that have not been asserted) under this Credit Agreement and the other Loan Documents, each of the Borrowers agrees that, unless the Administrative Agent shall otherwise consent in writing based upon the approval of the Administrative Agent and the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

8.1        Financial Statements, Reports and Notices.    The Borrowers shall deliver to the Administrative Agent sufficient copies for each Lender of the following:

(a)        Financial Reports.

(i)        Annual Reports.    As soon as available, but no later than one hundred twenty (120) days after the end of the fiscal year for the Primary Borrower, (x) financial statements of the Primary Borrower, together with all notes thereto, which statements shall contain a consolidated balance sheet as of the end of such fiscal year and statements of income and cash flow (each of which can be on a consolidated basis) for such fiscal year, such statements to be audited, together with the unqualified opinion of a firm of nationally-recognized independent certified public accountants reasonably acceptable to the Administrative Agent, based on an audit using generally accepted auditing standards, that such financial statements were prepared in accordance with Generally Accepted Accounting Principles and present fairly, in all material respects, the financial condition and results of operations of such party and (y) to the extent provided to Investors, a report setting forth the current market value of the Fund Investments, determined by the Primary Borrower, in accordance with its standard valuation methodology and consistent with its reports to Investors; provided that delivery of such report in clause (y) may be satisfied by delivery of such report contained in the Primary Borrower’s financial statements; and

(ii)       Quarterly Reports.    As soon as available, but no later than sixty (60) days after the end of each of the first three fiscal quarters of the Primary Borrower, or as soon as practical thereafter, but in no event later than when such statements and reports are distributed to Investors (x) an unaudited report setting forth as of the end of such fiscal quarter, the balance sheet and income statement (each of which can be on a consolidated basis and which need not be in accordance with Generally Accepted Accounting Principles) of the Primary Borrower, and (y) a quarterly investor report on Borrower’s performance; provided that delivery of such report in clause (y) may be satisfied by delivery of such report contained in the Primary Borrower’s financial statements;

(iii)      Notwithstanding the foregoing, the obligations in paragraphs (a)(i) and (a)(ii) of this Section 8.1 shall be deemed satisfied, to the extent such required financial information is filed by the Primary Borrower in an applicable filing to the SEC, by simultaneous delivery to the Administrative Agent of copies of (or valid internet link to) such filing to the SEC.

(b)        Compliance Certificate.    Simultaneously with the delivery of the financial reports required under Section 8.1(a), a compliance certificate (the “Compliance Certificate”), certified by a Responsible Officer of the Primary Borrower to be true and correct to such Responsible Officer’s actual knowledge, and (i) stating whether any Event of Default or any Default exists; (ii) stating whether the Primary Borrower is in compliance with the Debt Limitations contained in Section 9.11 and containing the calculations evidencing such compliance; (iii) stating that no Exclusion Event has occurred with respect to any Included Investor, or, if an Exclusion Event has occurred, the nature of such Exclusion Event; and (iv) setting forth: (A) the aggregate Unfunded Capital Commitments of the Investors and, separately, the aggregate Unfunded Capital Commitments of the Included Investors; (B) the calculations for the Available Commitment as of such date; (C) specifying changes, if any, in the names or notice information for any Investor (excluding PWM Investors which will be listed by number); (D) listing all new and substitute Investors (it being understood that PWM Investors will be listed by number); (E) in the case of a Compliance Certificate delivered in connection with a fiscal quarter-end report by the Borrower, a description of the Fund Investments acquired, sold or otherwise disposed of by the Borrower during such fiscal quarter to the extent such information is provided to the Investors generally; and (F) in the case of a Compliance Certificate delivered in connection with a fiscal year-end report by the Borrower a description of the Fund Investments acquired, sold or otherwise disposed of by the Borrower during such fiscal year to the extent such information is provided to the Investors generally;

(c)        Investor Capital Calls.    (i) Within five (5) Business Days of issuance, notice of the date of such capital call (including any capital call that does not have a funding obligation due to a corresponding distribution), the total amount called, the due date, and the amount of Recallable Capital, if any, with respect to each Investor Capital Call delivered to the Investors; and (ii) a report of all Investors failing to fund their Investor Capital Contributions within five (5) Business Days of when such Investor Capital Contributions are initially due pursuant to the related notice of an Investor Capital Call therefor, delivered by the close of business of the second Business Day following such fifth Business Day, along with a report in reasonable detail of all Investor Capital Contributions received in the Collateral Accounts as of the end of such Business Day and thereafter every five (5) Business Days until the earlier of such time that the Investors failing to fund their Investor Capital Contributions have (i) become Excluded Investors pursuant to Section 2.1(d)(v) or (ii) funded their Investor Capital Contributions;

(d)        Notice of Withdrawals and Excuses.    Promptly, but no later than five (5) Business Days following receipt thereof, copies of any notice of withdrawal or request for excuse by any Included Investor pursuant to the LLC Agreement. Such information with respect to non-Included Investors shall be provided within thirty (30) days;

(e)        ERISA Certification.    (i) For each Borrower that provided a certificate of a Responsible Officer pursuant to Section 6.1(n)(ii) or Section 6.3(i)(ii), prior to admitting one or more ERISA Investors which would result in twenty-five percent (25%) of the total value of any class of equity interests in such Borrower being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, such Borrower shall deliver an Operating Company Opinion, addressed to the Secured Parties, reasonably acceptable to the Administrative Agent and its counsel, regarding the status of such Borrower as an Operating Company (or a copy of such Borrower’s Operating Company Opinion, reasonably acceptable to the Administrative Agent and its counsel, together with a Reliance Letter with respect thereto);

(ii)        With respect to each Borrower, for so long as there is any ERISA Investor in such Borrower, such Borrower shall provide to the Administrative Agent, no later than thirty (30) days prior to the end of the applicable Annual Valuation Period in the case of clause (1) below or thirty (30) days after the end of such Borrower’s fiscal year in the case of clause (2) below, an Officer’s Certificate signed by a Responsible Officer of such Borrower that (1) such Borrower has remained and still is an Operating Company or (2) the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA.

(f)        ERISA Plan Funding Deficiencies.    No later than ten (10) days after becoming aware thereof, notice of any funding deficiencies with respect to any Plan;

(g)        Other Reporting.    Simultaneously with, or promptly after their delivery to the Investors in the Primary Borrower, copies of all other material financial statements, reports, notices, opinions, certificates and other documents at any time or from time to time furnished to the Investors in the Primary Borrower by the Primary Borrower (other than any tax returns, or other schedules or materials relating thereto or documents furnished only to specific Investors);

(h)        [Reserved;]

(i)        Borrowing Base Certificate.    Within ten (10) days of the end of each calendar month, the Borrowers shall deliver to the Administrative Agent an updated Borrowing Base Certificate certified by a Responsible Officer of each Borrower to be true and correct (i) setting forth a calculation of the Available Commitment as of such date of delivery, and, if included in the Borrowing Base, certifying the aggregate Recallable Capital (as defined in the LLC Agreement) included in the Unfunded Capital Commitments, the FX Reserve reflecting current Spot Rates and, on a monthly basis, the transfer of Investor Capital Commitments from one existing PWM Investor to another existing PWM Investor or from an existing PWM Investor to a new PWM Investor and (ii) certifying that no Default or Event of Default exists, or specifying any such Default or Event of Default; provided, however, that such Borrowing Base Certificate will be delivered more frequently: (i) in connection with any new Borrowing or request for Letter of Credit (and shall be attached to the related Request for Borrowing or Request for Letter of Credit, as applicable, and shall give pro forma effect to such new Borrowing or such new Letter of Credit); (ii) within three (3) Business Days of the issuance of Investor Capital Calls to Investors (delivered to the Administrative Agent along with a summary of such Investor Capital Calls and calculated after giving effect to the related Investor Capital Contributions requested by such Investor Capital Calls); (iii) promptly following a transfer of any Included Investor’s Investor Capital Commitment (other than in the case of a transfer from one existing PWM Investor to another existing PWM Investor or from an existing PWM Investor to a new PWM Investor, unless such transfer will result in a Borrowing Base deficiency or cause all transfers for such month to equal 3% or more of the aggregate Investor Capital Commitments, in which case such updated Borrowing Base shall be delivered and any mandatory prepayment required by this Credit Agreement shall be made, in each case, prior to the effectiveness thereof); and (iv) no later than five (5) Business Days following the occurrence of (a) any Exclusion Event and a Responsible Officer of a Borrower obtaining actual knowledge thereof or (b) the reduction of any Investor’s Investor Capital Commitment in accordance with the terms of this Credit Agreement; provided, however, that notwithstanding anything to the contrary in this Credit Agreement or any other Loan Document, the Borrower is not required to monitor the Ratings of Included Investors, and the Administrative Agent will monitor such Ratings and may adjust the Borrowing Base if the Rating of any Rated Included Investor is downgraded by providing notice to the Borrowers at least one (1) Business Day in advance of the effective date of such adjustment.

(j)        Unfunded Capital Commitments.    Promptly after the occurrence thereof, notice of any cancellation or termination of the Unfunded Capital Commitment of any Investor pursuant to the LLC Agreement or its Side Letter (not previously reported);

(k)        Investor Defaults.    Within ten (10) Business Days of each month end, notice of any Investors declared to be in default by the Primary Borrower pursuant to the terms of the LLC Agreement, if any Investors have been declared to be in default during such preceding month; and

(l)        Other Information.    Such other information concerning the business or financial condition of any Borrower as the Administrative Agent shall reasonably request and which is not otherwise subject to confidentiality restrictions with third parties.

8.2        Transfers by Existing Investors.

(a)        If the Primary Borrower receives any request for the Transfer by an Institutional Investor of all or a portion of its interest in the Primary Borrower, the

Primary Borrower shall be entitled to permit such transfer in its discretion, so long as immediately after giving effect to such Transfer no mandatory prepayment would be required pursuant to Section 2.1(e); provided that (x) the Borrowers shall promptly provide the Administrative Agent with notice of any such transfer prior to the consummation thereof, together with a copy of such Institutional Investor’s Subscription Agreement or assignment agreement and any applicable Side Letter (redacted as applicable) entered into with such Person and (y) all Transfers shall be subject to KYC compliance as determined by the Administrative Agent.

(b)        If the transferring Investor is an Included Investor and is being released from its obligations to make Investor Capital Contributions with respect to its Unfunded Capital Commitment, the Borrowers shall, prior to the effectiveness of any such Transfer, calculate whether any mandatory prepayment pursuant to Section 2.1(e) will result from such Transfer (due to the transferee Investor not being designated as an Included Investor or otherwise) and, if such a mandatory prepayment would be required (calculated after giving effect to such Transfer), the Borrowers shall (i) provide the Administrative Agent with at least five (5) Business Days’ prior written notice of such Transfer and provide to the Administrative Agent such information as the Administrative Agent shall reasonably request in order to help the Administrative Agent determine if the transferee will qualify as an Included Investor (provided that such information is available to the Borrowers and is not otherwise subject to confidentiality restrictions between the Primary Borrower and such Investor or the transferee) and (ii) either: (x) prior to the effective date of such Transfer, pay to the Lenders the amount, if any, of such mandatory prepayment (for the avoidance of doubt, any such prepayment shall not be subject to Section 3.5, but shall be subject to Section 4.5) or (y) prior to the effective date of such Transfer, receive the approval of the transferee as an Included Investor from the Administrative Agent so that no mandatory prepayment will be required in connection with the Transfer. Any such determination shall be governed by the standards and requirements set forth in the definition of “Included Investor”. If the Borrowers are unable to deliver sufficient information to the Administrative Agent to enable the Administrative Agent to determine whether such transferee Investor satisfies the requirements of an Included Investor prior to such effective date, then such transferee Investor shall be deemed not to have satisfied such requirements until such time as the Administrative Agent can make such determination.

(c)        With respect to any transferee Investor which is an existing Included Investor, the amount of the resulting increase in such transferee Investor’s Unfunded Capital Commitment shall not be included in the Borrowing Base until such transferee Investor has delivered to the Primary Borrower written confirmation of its obligations under its Subscription Agreement (and any applicable Side Letter) with respect to its Unfunded Capital Commitment, as increased by such Transfer.

(d)        Notwithstanding Sections 8.2(a)-(c) above, if any PWM Investor who is an Included Investor seeks to be replaced by a new or existing PWM Investor or seeks to Transfer a portion of its Investor Capital Commitment to a new or existing PWM Investor (x) the Borrowers must deliver a copy of the new or existing PWM Investor’s Subscription Agreement (to the extent not already received) together with all documents evidencing such transfer to the Escrow Agent (including the contact information for each such transferee in form and substance sufficient to permit the Administrative Agent to make an Investor Capital Call on such Investors), and the Escrow Agent must certify receipt of the same to the Administrative Agent, and (y) unless (A) a mandatory prepayment would be required or such Transfer involves Investor Capital Commitments in an amount greater than 3% of the aggregate Investor Capital Commitments (calculated after giving effect to such Transfer) or (B) the aggregate Investor Capital Commitments decrease after giving effect to such Transfer, such new or existing transferee PWM Investor shall, without any prior notice to the Administrative Agent, automatically be an Included Investor for all purposes of this Credit Agreement with respect to the transferred Investor Capital Commitment from the effective date of such transfer (notwithstanding that the actions described in clause (x) of this Section 8.2(d) have not occurred) so long as such new or existing transferee is otherwise in compliance with the definition of “Included Investor”; provided that if the Escrow Agent does not provide the certification described in clause (x) of this Section 8.2(d) to the Administrative Agent within thirty (30) days of the effective date of such transfer, such PWM Investor shall become an Excluded Investor from and after such thirtieth (30th) day until the Administrative Agent receives such certification.

(e)        Upon the effectiveness of any Transfer of an Institutional Investor interest in the Primary Borrower, the Borrowers shall promptly deliver a revised Exhibit A to the Administrative Agent.

(f)        The provisions of this Section 8.2 shall not apply to a transfer by any Investor that is an Affiliate of the Primary Borrower, which transfers shall be governed by Section 9.5(b).

(g)        Notwithstanding anything contained in this Section 8.2, the Primary Borrower shall not recognize or permit a Transfer from any Investor to any other Investor of its interest or any portion thereof if an Event of Default would result from such Transfer.

8.3        Payment of Taxes.    All U.S. federal income and other material Tax returns, information statements and reports required to be filed by any Borrower in any jurisdiction will be timely filed and all U.S. federal income and other material Taxes owed by such Borrower will be timely paid, unless such Taxes are being contested in good faith and adequate reserves are being maintained in accordance with Generally Accepted Accounting Principles.

8.4        Maintenance of Existence and Rights.    Subject to the provisions of this Credit Agreement, each of the Borrowers will preserve and maintain its existence and all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority, the failure of which would reasonably be expected to result in a Material Adverse Effect.

8.5        Notice of Default.    The Primary Borrower will furnish to the Administrative Agent, promptly upon any Responsible Officer becoming aware (and in no event later than the next Business Day after becoming aware) of the existence of any condition or event that, in the opinion of such Responsible Officer, constitutes an Event of Default or a Default, a written notice specifying the nature and period of existence thereof and the action which any applicable Borrower is taking or proposes to take with respect thereto. Upon receipt, the Administrative Agent shall promptly provide each Lender with a copy of any such notice.

8.6        Other Notices.

(a)        The Borrowers shall disclose in writing to the Administrative Agent prior to the date of any Request for Borrowing by any Borrower all Proceedings pending, or, to the actual knowledge of a Responsible Officer of the Borrowers, threatened in writing, against any Borrower which are reasonably likely to have a Material Adverse Effect.

(b)        The Borrowers will promptly upon a Responsible Officer’s receipt of actual knowledge thereof, notify the Administrative Agent of any of the following events if such event would reasonably be likely to result in a Material Adverse Effect: (i) any change in the financial condition or business of any Borrower; (ii) any default under any material agreement, contract, or other instrument to which any Borrower is a party or by which any of its properties are bound, or any acceleration of the maturity of any material indebtedness owing by a Borrower; (iii) any uninsured claim against or affecting a Borrower or any of its properties; (iv) the commencement of, and any material determination in any Proceeding affecting any Borrower; or (v) any breach of Section 8.10.

(c)        The Primary Borrower shall, promptly notify the Administrative Agent upon (i) the receipt of any notice from, or the taking of any other action by, the holder of the Primary Borrower’s promissory notes, debentures or other evidences of Indebtedness with respect to a claimed default involving a principal amount of Indebtedness in excess of $5,000,000, together with, to the extent the default is not cured at such time, a detailed statement by a Responsible Officer of the Primary Borrower specifying the notice given or other action taken by such holder and the nature of the claimed default and what action it is taking or proposes to take with respect thereto, but only if such alleged default or event of default (if it were true) would also be a Default or Event of Default; (ii) any dispute between it and any Governmental Authority or any other Person which has had or would be reasonably likely to have a Material Adverse Effect; and (iii) any bankruptcy, insolvency or liquidation event with respect to the Primary Borrower.

8.7        Compliance with Loan Documents and Constituent Documents.    Each of the Borrowers will promptly and fully comply with any and all covenants and provisions of each Loan Document executed by it. Each of the Borrowers will use the proceeds of any Investor Capital Call only for such purposes as are permitted by its Constituent Documents. Each Borrower shall perform and observe, in all material respects, to the extent party thereto, the obligations under the Subscription Agreements, Side Letters, LLC Agreement and any other Constituent Documents on its part to be performed or observed.

8.8        Operations.    Each of the Borrowers will act in all material respects in accordance with the LLC Agreement.

8.9        Books and Records; Access.    Following five (5) Business Days’ prior written notice, the Primary Borrower will, and will cause each other Borrower to (at the expense of the Primary Borrower) give any representative of the Administrative Agent, on behalf of the Lenders, access during ordinary business hours to, and permit such representative to examine, copy, or make excerpts from, any and all books, records, and documents in its possession relating to the affairs of the Primary Borrowers; provided that, so long as no Event of Default or Default has occurred and is continuing, such inspection right shall be limited to once per each 12-month period.

8.10        Compliance with Law.    Each of the Borrowers will comply with all material Laws, including, without limitation, ERISA, the Investment Company Act, and (if relevant) Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, except to the extent non-compliance would not result in a Material Adverse Effect.

8.11        Insurance.    Each of the Borrowers will maintain insurance of such types (if any) and in such amounts as are consistent with customary practices and standards of the industry in which they operate, except to the extent the failure to maintain any such insurance would not result in a Material Adverse Effect.

8.12        Authorizations and Approvals.    Each of the Borrowers will promptly obtain, from time to time at its own expense, all such material governmental licenses, authorizations, consents, permits and approvals as may be required to enable such Borrower to comply with its obligations hereunder, under each other Loan Document to which it is a party and under its Constituent Documents, except to the extent the failure to maintain any such governmental licenses, authorizations, consents, permits or approvals would not reasonably be expected to result in a Material Adverse Effect.

8.13        Maintenance of Liens.    Each of the Borrowers will perform all such acts and execute all such documents as the Administrative Agent may reasonably request in order to enable the Secured Parties to file and record every instrument and deliver every Filing that the Administrative Agent may reasonably deem necessary in order to perfect and maintain the Administrative Agent’s first priority security interests in and Liens on (subject to Permitted Liens) the Collateral and otherwise to preserve and protect the rights of the Secured Parties (subject to Permitted Liens) in respect of such first priority security interests and Liens.

8.14        Further Assurances.    Subject to Section 12.16, each of the Borrowers will make, execute or endorse, and acknowledge and deliver or file or cause the same to be done,

all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and will take any and all such other action as the Administrative Agent may, from time to time, reasonably deem necessary or proper for better assuring and confirming unto the Secured Parties the full performance of the terms and conditions of the Borrowers under the Loan Documents. For the avoidance of doubt, nothing contained in this Section 8.14 shall increase the Obligations of, or reduce the rights of, any Borrower under the Loan Documents in any material respect.

8.15        Maintenance of Separate Existence.    Each Borrower will at all times, conduct and present itself as a distinct legal entity separate and apart from all Affiliates thereof, including, without limitation, (i) observing corporate, limited liability company or limited partnership formalities, as applicable, such as maintaining appropriate books and records, and (ii) retaining at all times the ability to identify its assets separate and distinct from any other entity.

8.16        Annual Investor Capital Call.    During each twelve (12) month period commencing on the final Investor closing, the Primary Borrower shall make at least one Investor Capital Call on the Investors.

8.17        Collateral Accounts and Permitted Investments.    Each of the Borrowers will only invest any cash deposits held in or credited to the Collateral Accounts in Permitted Investments. For the avoidance of doubt, nothing contained in this Section 8.17 shall restrict investments in Fund Investments or Portfolio Assets.

8.18        Covenants of Qualified Borrowers.    The covenants and agreements of Qualified Borrowers hereunder shall be binding and effective with respect to a Qualified Borrower upon and after the execution and delivery of a Qualified Borrower Promissory Note by such Qualified Borrower. Following payment in full of all Obligations (other than contingent obligations that have not been asserted) of any Qualified Borrower, any such Qualified Borrower shall no longer be bound by the covenants herein.

8.19        Solvency.    The Borrowers covenant that when taken together they will be Solvent.

8.20        Investor Contact Information.    On or prior to the Closing Date or, solely in the case of the GS Investors, July 22, 2016, in accordance with the Escrow Agreement, the Borrowers will deposit with the Escrow Agent the contact information for each PWM Investor in form and substance sufficient to permit the Administrative Agent to make an Investor Capital Call on all such Investors should they be authorized and elect to do so hereunder. The Borrowers shall provide, to the best of their knowledge, the Escrow Agent changes to the contact information, if any, for such Investors on a quarterly basis or, during the occurrence and continuance of an Event of Default, within five (5) Business Days of request of the Administrative Agent.

8.21        OFAC Compliance and Investor Procedures.    The Borrowers shall at all times comply with all applicable Anti-Terrorism Laws and be subject to policies and procedures which are reasonably designed to comply with all United States anti-money laundering laws and regulations and OFAC regulations, including, without limitation, applicable provisions of the USA Patriot Act of 2001. In the event that pursuant to such policies and procedures or otherwise, a Responsible Officer of a Borrower obtains actual knowledge that an Investor or an Affiliate of an Investor is named on a list published by OFAC or becomes a Person with whom dealings are prohibited under any OFAC regulations, then the Borrowers will comply with all Laws, including but not limited to OFAC requirements, with respect to such Investor.

8.22        RIC Status under the Internal Revenue Code; Investment Company Act.

(a)        Primary Borrower will elect to be treated as a “regulated investment company” within the meaning of the Internal Revenue Code commencing with the first taxable year in which investors are issued equity interests in the Primary Borrower and will at all times thereafter maintain its status as a “regulated investment company” within the meaning of the Internal Revenue Code, and will at all times maintain its status as a “business development company” under the Investment Company Act.

(b)        The Borrowers shall at all times be in compliance with the Investment Policies (after giving effect to any Permitted Policy Amendments), except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

8.23        Investor Documents for GS Investors.

(a)        On or prior to July 22, 2016, the Borrowers shall cause:

(i)        the Subscription Agreements of each GS Investor listed on Exhibit A hereto (as identified by number thereon) to be delivered to the Escrow Agent for the benefit of the Administrative Agent;

(ii)       a certificate of the Primary Borrower to be delivered to the Administrative Agent, certifying that true, correct and complete copies of the Subscription Agreements of the GS Investors listed on Exhibit A hereto (as identified by number thereon) have been delivered to the Escrow Agent in accordance with the terms of the Escrow Agreement; and

(iii)      a duly executed receipt of the Escrow Agent to be delivered to the Administrative Agent, acknowledging custody of the Subscription Agreements for each of the GS Investors listed on Exhibit A hereto (as identified by number thereon) in accordance with the Escrow Agreement and Investor contact information as contemplated in Section 8.20.

Section 9.        NEGATIVE COVENANTS

So long as any Lender has any commitment to lend or to cause the issuance of any Letter of Credit hereunder, and until payment and performance in full of all of the Obligations

(other than contingent obligations that have not been asserted) under this Credit Agreement and the other Loan Documents, each of the Borrowers agrees that, without the written consent of the Administrative Agent, based upon the approval of the Required Lenders (unless the approval of the Administrative Agent alone or a different number of the Lenders is expressly permitted below):

9.1        Mergers, Etc.    Other than in compliance with the provisions of this Credit Agreement, none of the Borrowers shall take any action to merge or consolidate with or into any Person, unless such Borrower or another Borrower is the surviving entity.

9.2        Negative Pledge.    None of the Borrowers shall grant, create, incur, permit or suffer to exist any Lien (whether such interest is based on common law, statute, other law or contract) upon the Collateral, other than (i) to the Administrative Agent, for the benefit of the Secured Parties or (ii) Permitted Liens. For the avoidance of doubt, Fund Investments and Portfolio Assets are not part of the Collateral, and the Borrowers are not restricted hereby from granting Liens thereon.

9.3        Fiscal Year and Accounting Method.    The Primary Borrower shall not change its fiscal year without prior notice to the Administrative Agent or change its method of accounting other than in accordance with the terms of the LLC Agreement (so long as such method is based on Generally Accepted Accounting Principles).

9.4        LLC Agreement and Related Documents.

(a)        Except as hereinafter provided, the Borrowers shall not alter, amend, modify, terminate, or change any provision of the LLC Agreement, any Subscription Agreements, certificate of formation, Investment Management Agreement or private placement memorandum if any such Proposed Amendment (hereinafter defined) would (i) affect the Primary Borrower’s or its Investors’ debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of the Primary Borrower, in any case, relating to any Investor Capital Calls, Investor Capital Commitments, Investor Capital Contributions or the shortening of the time period during which they are available, or, except as permitted by this Credit Agreement, suspend, reduce or terminate any Investor’s Unfunded Capital Commitment or that could otherwise have a Material Adverse Effect on the rights, titles, first priority security interests and Liens, and powers and privileges of the Lenders hereunder; or (ii) permit or allow any Borrower to purchase Portfolio Assets or otherwise make investments, or engage in any line of business, that are materially different from the Portfolio Assets or lines of business permitted by such Borrower’s Constituent Documents as in effect on the Closing Date (each a “Material Amendment”). With respect to any proposed alteration, amendment, modification, termination or change (each, a “Proposed Amendment”) to the LLC Agreement, Subscription Agreement, certificate of formation of any Borrower, Investment Management Agreement or private placement memorandum, the Borrower shall notify the Administrative Agent of such proposal. The Administrative Agent shall determine, in its sole reasonable discretion (i.e., the determination of the other Lenders shall not be required) and on its good faith belief, whether such Proposed Amendment to the LLC Agreement, Subscription Agreement or certificate of formation of any Borrower, Investment Management Agreement or private placement memorandum would constitute a Material Amendment within five (5) Business Days of the date on which it is deemed to have received such notification in accordance with Section 12.6 and shall promptly notify the applicable Borrower of its determination. If the Administrative Agent determines that the Proposed Amendment is a Material Amendment, the approval of the Administrative Agent and the Required Lenders will be required, and the Administrative Agent shall promptly notify the Lenders of such request for such approval, distributing, as appropriate, the Proposed Amendment and any other relevant information provided by such Borrower; subject to Section 12.1, the Lenders shall have five (5) Business Days from the date of such notice from the Administrative Agent to deliver their approval or denial thereof. If the Administrative Agent determines that the Proposed Amendment is not a Material Amendment, the applicable Borrower may make such amendment without the consent of the Administrative Agent and the Required Lenders. Notwithstanding the foregoing, any Borrower may, without the consent of the Administrative Agent and the Required Lenders, amend its applicable Constituent Documents or private placement memorandum: (w) to extend the investment period or the structuring of the investments, including as primary investments, co-investments, direct investments or secondary investments, (x) to admit new Investors or remove Investors in accordance with the terms of this Credit Agreement; (y) to reflect transfers of interests in such Borrower which are permitted by this Credit Agreement; and (z) to implement any action permitted under Section 9.6; provided that such Borrower shall promptly provide to the Administrative Agent a copy of any such amendment which does not require the consent of the Administrative Agent and the Required Lenders.

(b)        The Borrowers shall use good faith efforts to provide the Administrative Agent with at least five (5) Business Days’ notice of any amendment or modification of any Side Letter. In the event that the Lender is unable to approve such amendment or modification and a mandatory prepayment would be required pursuant to Section 2.1(e) as a result of such amendment or modification, the Borrowers shall make such mandatory prepayment prior to the effectiveness of such amendment or modification. Thereafter, upon the request of the Borrowers, the Administrative Agent shall consider for approval the applicable Side Letter, as amended or modified, in accordance with the standards set forth in the definition of “Included Investor” and in the event the Administrative Agent approves such Side Letter, as amended or modified, any Exclusion Event which resulted from such amendment or modification shall be deemed to be cured.

9.5        Admission of Investors; Transfers of Affiliate Interests; Investor Withdrawals.

(a)        Admission of New Investors.    The Primary Borrower shall not admit any Person that is an assignee of an interest in the Primary Borrower as a substitute

Investor or any other Person as a new Investor unless such Person is not listed on any list published by OFAC as a Person with whom dealings are prohibited under OFAC regulations, not a Sanctioned Person and not listed on any comparable list and admission is in accordance with the terms of the LLC Agreement, Subscription Agreement and any Side Letter. Any such new Investor or existing transferee Investor shall not be included in the Borrowing Base or shall not have the increased portion of its Investor Capital Commitment included in the Borrowing Base, (v) in the case of any PWM Investor who is an Included Investor that seeks to be replaced by a new or existing PWM Investor or seeks to Transfer a portion of its Investor Capital Commitment to a new or existing PWM Investor, except in compliance with Section 8.2(d) (including the thirty (30) day deemed automatic inclusion as an Included Investor), (w) in the case of any PWM Investor (other than under the circumstances addressed in the foregoing clause (v)), until the Borrowers have delivered a copy of such Investor’s Subscription Agreement or assignment agreement to the Escrow Agent and the Escrow Agent has certified its receipt thereof to the Administrative Agent, (x) in the case of any assignee Institutional Investor, except in compliance with Section 8.2(b), (y) in the case of any new Institutional Investor (other than under the circumstances addressed in the foregoing clause (x)) until the Borrowers have delivered a copy of such Institutional Investor’s Subscription Agreement or assignment agreement, any applicable Side Letter (redacted as applicable) entered into with such Person and, a revised Exhibit A to the Administrative Agent, and (z) in the case of any Investor that is an existing Included Investor increasing its Investor Capital Commitment, until the Borrowers have delivered a copy of the written confirmation received from such Investor described in Section 8.2(c) to the Administrative Agent.

(b)        Other Transfers of Unfunded Capital Commitments.    None of the Borrowers shall permit any Investor Capital Contributions to be made to any other Affiliate of a Borrower that is not a Borrower hereunder or directly to any Fund Investment, unless such Affiliate has executed documentation to the satisfaction of the Administrative Agent providing a first priority security interest (subject to Permitted Liens) in such transferred Investor Capital Commitments ultimately to the Administrative Agent for the benefit of the Secured Parties.

9.6        Capital Commitments.    None of the Borrowers shall permit any withdrawal, termination, reduction, suspension, excuse, formal waiver or other cancellation with respect to an obligation of any Investor (other than the SOX Insiders) under its Subscription Agreement or the LLC Agreement or any Side Letter without the prior written consent of the Lenders which may be withheld in their reasonable discretion, unless (A) the Investor Capital Commitment and other obligations of such Investor are assumed by another Investor in accordance with the terms of this Credit Agreement and the applicable Constituent Document or (B) with respect to no more than five percent (5%) of the aggregate Investor Capital Commitments, if the Investor Capital Commitments of such Investors are not Included Investors and hence not included in the Borrowing Base. The Primary Borrower covenants and agrees that if any Event of Default has occurred and is continuing and to the extent the same has not already been delivered to the Administrative Agent, the Primary Borrower shall promptly, but in no event later than (x) two (2) Business Days in the case of the Institutional Investors, and (y) seven (7) Business Days in the case of the PWM Investors deliver to the Administrative Agent true, correct and complete copies of each such notice described in the preceding sentence. The Borrowers may designate any Included Investor to not be considered an Included Investor for all purposes under this Credit Agreement (and thus not included in the Borrowing Base) by written notice to the Administrative Agent, provided that the Borrowers may thereafter re-include such Investor as an Included Investor (and thus included in the Borrowing Base) with the prior written consent of the Administrative Agent. Prior to giving effect to any termination, suspension, cancellation, reduction, excuse or waiver pursuant to this Section 9.6, or any withdrawal or transfer pursuant to this Section 9.6 (other than a Transfer by an Investor of all or a portion of its interest in the Primary Borrower, which (for the avoidance of doubt) the parties acknowledge is governed by Section 8.2 rather than this Section 9.6), the Available Commitment will be calculated, and if such action would result in a mandatory prepayment pursuant to Section 2.1(e), such prepayment shall be made prior to the effectiveness of such withdrawal, termination, suspension, transfer, cancellation, reduction, excuse or waiver.

9.7        ERISA Compliance.    None of the Borrowers shall establish, maintain or have any liability to any Plan. No Borrower shall fail to satisfy an exception under the Plan Asset Regulations which failure causes the assets of any such Borrower to be deemed Plan Assets.

9.8        Dissolution.    Other than in compliance with the provisions of this Credit Agreement, without the prior written consent of all Lenders (in their sole discretion), none of the Borrowers shall take any action to terminate or dissolve any Borrower.

9.9        [Reserved.]

9.10        Limitations on Distributions.    None of the Borrowers shall make, pay or declare any Distribution (as defined below) (i) at any time except as permitted pursuant to its Constituent Documents and (ii) other than Permitted Distributions, at any time during the existence of an Event of Default or at any time during, to the actual knowledge of a Responsible Officer of such Person or the Administrative Agent (provided that to the extent the Administrative Agent has actual knowledge of any such event it will provide prompt notice thereof to the applicable Person, provided further that the giving of such notice by the Administrative Agent or the failure to give such notice, will not affect such Person’s obligations under this section), a Default; provided that during the existence of an Event of Default pursuant to Section 10.1(j) or 10.1(k) or upon the acceleration of the unpaid balance of the Obligations of the Borrowers pursuant to Section 10.2 none of the Borrowers shall make, pay or declare any Permitted RIC Distribution. “Distribution” means any dividend or distributions (whether or not in cash) on account of any partnership interest, membership interest or other equity interest in a Borrower, including as a dividend or other distribution and on account of the purchase, redemption, retirement or other acquisition of any such partnership interest, membership interest or other equity interest (it being acknowledged that the Investment Adviser and any Affiliates exercising control over the Primary Borrower shall be entitled to receive any fees payable to it pursuant to the Constituent Documents or agreements of the Primary Borrower but solely to the extent such fees are paid from sums or monies not constituting Collateral).

9.11        Limitations on Indebtedness.    Without the prior written consent of the Administrative Agent, no Borrower shall incur any Indebtedness other than:

(i)        Indebtedness incurred pursuant to this Credit Agreement;

(ii)        secured and unsecured Indebtedness under Swap Agreements, provided that, in each case, such Indebtedness is not secured by any Collateral; and

(iii)        Indebtedness permitted under the LLC Agreement.

For avoidance of doubt, this Section 9.11 does not restrict incurrence of Indebtedness of any Subsidiary that is not a Borrower.

9.12        Limitation on Withdrawals.    Without the prior written consent of the Administrative Agent, none of the Borrowers shall make or cause the making of any withdrawal or transfer of funds constituting Collateral from any Collateral Account if the Administrative Agent has notified the Borrowers or a Responsible Officer of a Borrower has actual knowledge that a Cash Control Event has occurred and is continuing unless (i) such withdrawal shall be applied to any payment of Obligations or to eliminate or reduce the circumstances giving rise to the Cash Control Event or (ii) provided that no Event of Default is continuing, such withdrawal shall be applied to a Permitted Distribution. The Administrative Agent is authorized to give notice of its exclusive control of the Collateral Accounts to the depository bank or securities intermediary, only if a Cash Control Event has occurred and is continuing.

9.13        Fund Structure.    Other than in compliance with the provisions of this Credit Agreement, none of the Borrowers shall transfer, withdraw or assign its interest in any other Borrower or its obligations under the Loan Documents without the prior written consent of the Lenders, which consent may be granted or withheld in the Lender’s sole and absolute discretion.

9.14        Deemed Capital Contributions.    Without the prior written consent of the Administrative Agent and all Lenders, the Primary Borrower shall not reinvest Fund Investment proceeds which are distributable to Investors if such reinvestment would reduce the Unfunded Capital Commitment of one or more Investors and cause the Dollar Equivalent of the Principal Obligations to exceed the Available Commitment unless, prior to such reinvestment, the applicable Borrowers shall make any prepayment required under Section 2.1(e).

9.15        Change of Depository Bank.    No Borrower shall permit the depository bank with respect to any Collateral Account to change without the Administrative Agent’s prior written consent, which consent shall not be unreasonably withheld (it being understood that any successor depository bank shall execute and deliver to the Administrative Agent simultaneous with becoming the successor depository bank such documents and agreements (including, without limitation, control agreements and agreements to provide information to the Administrative Agent with respect to Investors) as the Administrative Agent may reasonably request).

9.16        Sanctioned Persons, Anti-Bribery.    No Borrower shall use directly or indirectly (including without limitation, by lending, contributing or otherwise making available to any Subsidiary, joint venture partner or other Person) any part of the proceeds of any Loan hereunder (i) to fund any operations in, finance any investments, business or activities in or make any payments to any Sanctioned Person or Sanctioned Country, or in any other manner that would result in any Person (including, without limitation, any Person participating in the Loans or issuance of Letters of Credit, whether as underwriter, advisor, investor or otherwise) becoming a Sanctioned Person or (ii) for any payments that could constitute a violation of any applicable anti-bribery law in effect at the time of the funding or issuance of such Loan or Letter of Credit.

Section 10.        EVENTS OF DEFAULT

10.1        Events of Default. An “Event of Default” shall exist if any one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)        (i) any Borrower shall fail to pay when due any principal of the Obligations, including any failure to pay any amount required to be paid by it under, and at the times specified in, Section 2.1(e); or (ii) any Borrower shall fail to pay when due any interest on the Obligations, and such failure under this clause (ii) shall continue for two (2) Business Days following the date the Administrative Agent notifies such Borrower in writing of such failure (except for the failure to pay the Obligations in full on the Maturity Date, for which no notice shall be required, and except for the failure to prepay any amount required to be paid by it under, and at the times specified in, Section 2.1(e), for which no additional notice shall be required);

(b)        any Borrower fails to make any payment or deposit required under any Loan Documents (other than as referred to in clause (a) above and to the extent not disputed in good faith) and such failure continues unremedied for two (2) Business Days following the date the Administrative Agent notifies such Borrower in writing of such failure;

(c)        the Principal Obligations shall exceed the Available Commitment and the Borrowers shall fail to make Investor Capital Calls of Uncalled Capital Commitments at any time prior to or within five (5) Business Days of any Responsible Officer of the Primary Borrower becoming aware of such deficiency sufficient to reduce the Principal Obligations to an amount which is less than the Available Commitment, as of such date, or the Borrowers shall fail to so reduce the Principal Obligations within twenty (20) Business Days of the end of the initial five (5) Business Day period;

(d)        any Borrower makes a Distribution (other than any Permitted Distributions) to the Investors (i) at a time when the Borrowers are obligated to make a mandatory prepayment pursuant to Section 2.1(e) or (ii) that results in the Borrowers being obligated to make such a mandatory prepayment pursuant to Section 2.1(e) and, in each case, such mandatory prepayment is not simultaneously made;

(e)        any representation or warranty made by or on behalf of any Borrower under this Credit Agreement (other than the representation and warranty contained in Section 7.23), or any of the other Loan Documents executed by any one or more of them, or in any certificate or statement furnished or made to the Lenders or any one of them by any Borrower pursuant hereto, or, in connection with this Credit Agreement or any of the other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date on which such representation or warranty is made and the adverse effect of the failure of such representation or warranty shall not have been cured within thirty (30) days after the earlier of (i) written notice thereof is delivered to the Borrowers by the Administrative Agent or (ii) a Responsible Officer of a Borrower obtains actual knowledge thereof;

(f)        any Borrower fails to keep or perform any covenant or other agreement contained in any Loan Document (other than as referred to in clause (a), clause (b), clause (c) or clause (d) above or clause (g) below) and such failure continues (after taking into effect the giving of any applicable notice or the passage of any applicable grace periods set forth in such Loan Document) unremedied for fifteen (15) Business Days after the earlier of (a) actual knowledge by a Responsible Officer of any Borrower, or (b) notice of such breach has been given by the Administrative Agent;

(g)        any Borrower fails to keep or perform the covenants and agreements contained in Section 9 in any material respect and such failure continues (after taking into effect the giving of any applicable notice or the passage of any applicable grace periods set forth in Section 9) for five (5) Business Days after the earlier of (i) written notice thereof is delivered to the Borrowers by the Administrative Agent or (ii) a Responsible Officer of any Borrower obtains actual knowledge thereof;

(h)        other than (x) in compliance with the provisions of this Credit Agreement, or (y) as a result of any action or inaction by the Administrative Agent or other Secured Party, any of the Loan Documents executed by any Borrower: (i) shall cease, in whole or in any material part, to be legal, valid, binding agreements enforceable against such Borrower, as the case may be, in accordance with the terms thereof (other than a Borrower Guaranty with respect to a Qualified Borrower which has withdrawn from the Credit Facility pursuant to Section 2.9(f)); (ii) shall in any way be terminated or become or be declared, in writing, ineffective or inoperative except in accordance with the terms thereof (or, in the case of a Borrower Guaranty, the Primary Borrower or any other Person acting by or on behalf of the Primary Borrower shall deny or disaffirm in writing the Primary Borrower’s obligations under such Borrower Guaranty); or (iii) shall fail or cease to create a valid, perfected first priority Lien or security interest (other than Permitted Liens) on the Collateral in favor of the Administrative Agent intended to be created thereby; provided that, if any of the events set forth in the foregoing clauses (i), (ii) and (iii) occurs as a result of a change in any applicable Law, the Borrowers shall have thirty (30) days from the date thereof to cure a default arising under this Section 10.1(h) to the reasonable satisfaction of the Administrative Agent;

(i)        the occurrence or existence of (i) a default, event of default or other similar condition or event in respect of any Borrower under one or more agreements or instruments (other than this Credit Agreement, the Loan Documents or the Swap Agreements) relating to one or more obligations (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money in an aggregate amount of not less than the Threshold Amount which has resulted in such obligation or obligations becoming or becoming capable (with the giving of notice, lapse of time or both) at such time of being declared due and payable under such agreements or instruments before it would otherwise have been due and payable, (ii) a default by any Borrower in making one or more payments on the due date thereof in an aggregate amount of not less than the Threshold Amount under the agreements or instruments specified in item (i) hereof (after giving effect to any applicable notice requirement or grace period), or (iii) with respect to any Swap Agreement, either an early termination thereof resulting from (A) any event of default under such Swap Agreement as to which the applicable Borrower is the defaulting party, or (B) any termination event (other than one resulting from Illegality, Force Majeure, a “Tax Event” or “Tax Event Upon Merger” (as defined in the applicable Swap Agreement or analogous events however defined)) under such Swap Agreement as to which the applicable Borrower is the sole affected party and, in either event, the net swap termination value owed by such Borrower as a result thereof is greater than the Threshold Amount;

(j)        any Borrower, the Investment Adviser or Goldman Sachs shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, or liquidator of itself or of all or a substantial part of its assets or petition for wind-up; (ii) file a voluntary petition in bankruptcy or admit in writing that it is, or should be deemed to be, unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any proceeding under any Debtor Relief Law; or (vi) take organizational action for the purpose of effecting any of the foregoing; provided, however, that if such Borrower is a Qualified Borrower, any of the foregoing actions shall not be an Event of Default if, prior to such application, filing or other action referred to in this clause (j), no Borrowings for which such Qualified Borrower is liable remain outstanding hereunder and such Qualified Borrower has withdrawn from the Credit Facility pursuant to Section 2.9(f);

(k)        an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization or wind-up of any Borrower, the Investment Adviser or Goldman Sachs, or appointing a receiver, custodian, trustee, intervenor, or liquidator of any Borrower or Goldman Sachs of all or substantially all of its assets, in each case under any Debtor Relief Law, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; provided, however, that if such Borrower is a Qualified Borrower, any of the foregoing actions shall not be an Event of Default if, within such sixty (60) day period, no Borrowings for which such Qualified Borrower is liable remain outstanding hereunder and such Qualified Borrower has withdrawn from the Credit Facility pursuant to Section 2.9(g);

(l)        any final judgment(s) for the payment of money in excess of the sum of the Threshold Amount individually or in the aggregate shall be rendered against any Borrower and such judgment is not stayed, discharged or vacated after a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower to enforce any such judgment, unless such judgment is covered by insurance or bonded or unless it is being appealed and the execution of such judgment is stayed during the pendency of such appeal;

(m)        any Change of Control shall occur without the prior written consent of the Administrative Agent and the Required Lenders (which consent shall not be unreasonably withheld, conditioned or delayed);

(n)        at least (A) three (3) non-affiliated Included Investors aggregating 12% or greater of the total Investor Capital Commitments or (B) one (1) Included Investor representing 20% of the total Investor Capital Commitments shall, in either case, fail to fund in full Investor Capital Calls, which delinquencies are overdue for more than fifteen (15) Business Days (without regard to any notice or cure period set forth in the LLC Agreement) at any one or more times from the Closing Date through the Stated Maturity Date (as such date may be extended) (on a cumulative basis, but excluding Investor Capital Commitments of Investors that have cured any delinquency relating to their Investor Capital Commitments);

(o)        an event shall occur that causes a dissolution or liquidation of any Borrower other than in accordance with, or as permitted under, the terms of this Credit Agreement;

(p)        Goldman Sachs (or any Affiliate thereof (other than individuals) which is an Investor, as applicable) shall fail to make its Investor Capital Contribution to the Primary Borrower when initially due and such failure is not cured within three (3) Business Days; or

(q)        Investment Adviser and/or an Affiliate thereof shall be unable to serve as an investment adviser of the Borrowers under any applicable law.

10.2        Remedies Upon Event of Default.

(a)        Upon the occurrence and during the continuance of an Event of Default with respect to any Borrower of the type specified in clause (j), or (k) of the definition of “Event of Default” as set forth in Section 10.1, the entire unpaid balance of its Obligations and the Obligations of the Borrowers shall automatically become due and payable, the Maturity Date shall immediately occur and the Available Commitment shall immediately be reduced to zero, all without any notice or action of any kind whatsoever.

(b)        Subject to Section 10.5, upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may, and shall, at the request of the Required Lenders, do any one or more of the following: (i) declare the entire unpaid balance of the Obligations of the Borrowers immediately due and payable, whereupon they shall be due and payable, (ii) declare the Maturity Date to have occurred (whereupon the Maturity Date shall be deemed to have occurred) and reduce to zero the Available Commitment, whereupon the Available Commitment shall be deemed to have been reduced to zero or (iii) subject to Section 10.5, exercise any other right or seek any other remedy available at law, in equity or otherwise, whether or not provided herein or in any other Loan Document.

(c)        Subject to Section 10.5, upon the occurrence and during the continuation of an Event of Default and the acceleration of the unpaid balance of the Obligations of the Borrowers, the Administrative Agent may and, at the request of the Required Lenders, shall do any one or more of the following: (i) reduce any related claim to judgment; (ii) exercise the rights of offset or banker’s lien against the interest of the Borrowers in and to every account and other property that are in the possession of the Administrative Agent, to the extent of the full amount of the related Obligations (the Borrowers being deemed directly obligated to the Administrative Agent and the Lenders in the full amount of such Obligations for such purposes); (iii) realize upon any and all of the rights the Administrative Agent may have in and to the related Collateral or any part thereof; and (iv) exercise any and all other legal or equitable rights afforded by the Loan Documents, applicable Governmental Rules or otherwise, including but not limited to the right to bring suit or other proceedings before any Governmental Authority either for specific performance of any covenant or other agreement contained in any of the Loan Documents or in aid of the exercise of any right granted to the Lenders or the Administrative Agent in any of the Loan Documents.

10.3        Additional Default Remedies.    Subject to Section 10.5, upon the occurrence, and during the continuance of any Event of Default, the Administrative Agent may and, at request of the Required Lenders, shall:

(a)        Issue the Administrative Agent Release Notice (as defined in the Escrow Agreement) to the Escrow Agent;

(b)        whether in its own name or the name of any Borrower, notify any or all related Investors to make Investor Capital Contributions in respect of all Unfunded Capital Commitments directly to the Administrative Agent, or to such other Person as the Administrative Agent may require, whereupon immediately each Borrower shall not call or receive the same (except at the direction of the Administrative Agent);

(c)        (i) take or bring in the name of any Borrower, or that of the Administrative Agent, all actions, suits or proceedings deemed by the Administrative Agent as necessary or desirable to effect possession or collection of the related Collateral, including sums due or paid thereon; (ii) subject to the provisions of the applicable Constituent Document, make allowances or adjustments of claims with respect to the related Collateral; (iii) subject to the provisions of the applicable Constituent Document, compromise any claims with respect to the related Collateral; and (iv) following the Obligations becoming due and payable pursuant to Section 10.2 or this Section 10.3, remove from the premises of the Borrowers all documents, instruments, files or other items with respect to the related Collateral (including but not limited to any records with respect to such Collateral);

(d)        invoke, in addition to the rights and remedies provided in this Credit Agreement or any other Loan Document, the rights and remedies of a secured party under the UCC and any and all other Governmental Rules;

(e)        following the Obligations becoming due and payable pursuant to Section 10.2 or this Section 10.3, apply by appropriate judicial proceedings for appointment of a receiver for the related Collateral or any part thereof (to which any such appointment each Borrower hereby consents);

(f)        take possession of the amounts on deposit from time to time in the Collateral Accounts, to the extent constituting Collateral, and apply such amounts as provided in this Credit Agreement; or

(g)        following the Obligations becoming due and payable pursuant to Section 10.2 or this Section 10.3, take possession and dispose of all or any portion of the related Collateral, at public or private sale, as a unit or in parcels, upon any terms and prices and in any order, free from any claim or right of any kind (each Borrower agrees that, for such purpose, the Administrative Agent on behalf of the Secured Parties, may maintain all or any part of the related Collateral on the premises of such Borrower for such period of time as may be reasonably necessary without any charge to the Administrative Agent whatsoever).

In connection with the foregoing clauses (a) through (g), it is expressly agreed that:

(A)	prior to taking any such action, the Administrative Agent shall notify the Borrowers and the Lenders of the proposed action; provided that any failure to properly notify the Borrowers or any Lenders shall not prevent or delay the Administrative Agent’s ability to take such actions;

(B)	regardless of any provision hereof, and with the exception of any liability of the Administrative Agent for damages that are the result solely of its own gross negligence or willful misconduct, the Administrative Agent shall never be liable to the Borrowers or any Lender for the failure of the Administrative Agent to collect or for its failure to exercise diligence in the collection, possession, or any transaction concerning, all or any part of the related Collateral;

(C)	the rights, titles, interests, liens and security interests of the Administrative Agent for the benefit of the Secured Parties, are cumulative of all of the rights, titles, interest, liens or security interests which the Administrative Agent may now or at any time hereafter hold regarding the Obligations;

(D)	issuance by the Administrative Agent of a receipt to any Person obligated to pay any amounts to the Borrowers in respect of the related Collateral shall be a full and complete release, discharge and acquittance to such Person to the extent of any amount so paid to the Administrative Agent;

(E)	the related Collateral may be sold or disposed of in one or more transactions, as the Administrative Agent on behalf of the Secured Parties, deems appropriate;

(F)

any notice of sale, disposition or other action by the Administrative Agent on behalf of the Secured Parties, required by the UCC and sent to the Borrowers at the related address for notices set forth herein, or at such other address as has been furnished by the Borrowers to the Administrative Agent or the

Administrative Agent in accordance herewith and at least ten (10) days prior to such action, shall constitute reasonable notice to the Borrowers;

(G)	any such notice shall be given in the manner prescribed by or permitted in this Credit Agreement or the other Loan Documents; and

(H)	upon the request of the Administrative Agent, the Borrowers will take all actions reasonably requested by the Administrative Agent to prepare the related Collateral for disposition and otherwise reasonably assist the Administrative Agent in the realization of all or any part of such Collateral, at the expense of the Borrowers.

Each of the Borrowers, to the maximum extent permitted by applicable Law, hereby irrevocably appoints the Administrative Agent as its attorney-in-fact coupled with an interest, with full power of substitution and with full authority in place of such Borrower, following the occurrence and during the continuation of an Event of Default (but subject to Section 10.5) to take any and all steps in the name of and on behalf of such Borrower or such Borrower that are necessary or desirable, in the determination of the Administrative Agent, to collect amounts due under the Collateral, including, without limitation, making Investor Capital Calls in respect of the Investor Capital Commitments, exercising any discretion with respect thereto that is afforded to such Borrowers under the related Constituent Documents and/or the Subscription Agreements and endorsing any Borrower’s name on checks and other instruments representing Investor Capital Contributions and taking the other actions described in this Section 10.3. Each of the Borrowers hereby further agrees that it shall, at the direction of the Administrative Agent following the occurrence and during the continuation of an Event of Default (but subject to Section 10.5), take all actions reasonably requested by the Administrative Agent (including, without limitation, issuing Investor Capital Calls and notifying any or all related Investors to make Investor Capital Contributions in respect of all Investor Capital Commitments on the Administrative Agent’s behalf and enforcing the obligations of the Investors (other than any SOX Insiders) to make such Investor Capital Contributions to facilitate the exercise of the Administrative Agent’s remedies hereunder.

10.4        Waivers of Notice, Etc.    Except as otherwise provided herein, the Borrowers and each surety, endorser, guarantor and other party ever liable for payment of any sum or sums of money that may become due and payable, or the performance or any undertaking that may be owed, to the Lenders or the Administrative Agent pursuant to this Credit Agreement, the Notes or any of the other Loan Documents, including the related Obligations, jointly and severally waive demand for payment, presentment, protest, notice of protest and nonpayment or other notice of default, notice of acceleration and notice of intention to accelerate, and agree that its or their liability under this Credit Agreement, the related Notes and the other Loan Documents shall not be affected by any renewal or extension of the time or place of payment or performance hereof, or any indulgences by the Lenders, the

Administrative Agent, or by any release or change in any security for the payment of the related Obligations, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

10.5        Curing an Event of Default by Investor Capital Call and Duty to Liquidate Fund Investments.

(a)        Upon the occurrence and during the continuance of an Event of Default described in Section 10.1(a), (b) or (c) or any other Event of Default that can be cured by the making of Investor Capital Calls, so long as no other Event of Default shall have occurred and be continuing, none of the Administrative Agent or any of the Lenders may exercise any remedy to which it may be otherwise entitled under this Credit Agreement or any of the other Loan Documents or at law or in equity with respect to such Event of Default unless the Administrative Agent shall have given the Borrowers five (5) Business Days written notice of its intention to exercise such remedies (provided that, no such notice is required to the extent the Event of Default arises from the failure of the Borrowers to make an Investor Capital Call or make a payment following an Investor Capital Call), and, if, at any time prior to or during such five (5) Business Day notice period, the Borrowers shall make an Investor Capital Call on the Unfunded Capital Commitments of the Investors sufficient (together with cash and Permitted Investments on deposit in the Collateral Accounts) to cure each such Event of Default, then the Administrative Agent and the Lenders may not exercise any such remedy until the expiration of the period ending fifteen (15) Business Days from the end of the initial five (5) Business Day notice period, provided that nothing in this Section 10.5(a) shall prohibit the Administrative Agent or any Lender from exercising any remedies it may have with respect to (i) asserting exclusive control of the Collateral Accounts or taking any such actions as may be required to protect their rights in a bankruptcy proceeding or (ii) any Event of Default that shall have occurred and be continuing other than those described in Section 10.1(a), (b) or (c) or any other Event of Default that can be cured by the making of Investor Capital Calls; provided, however, that to the extent that (A) the Borrowers do not make such Investor Capital Call or (B) the application of the proceeds of any such Investor Capital Call are not sufficient (together with cash and Permitted Investments on deposit in the Collateral Accounts) to cure such Event of Default, then, so long as such Event of Default shall be continuing, the Borrowers shall (1) if they did not originally issue an Investor Capital Call, issue an Investor Capital Call in an amount sufficient (together with cash and Permitted Investments on deposit in the Collateral Accounts) to repay the Obligations, and (2) after thirty (30) days have expired after the applicable Investor Capital Call has been issued the proceeds of which are not sufficient (together with cash and Permitted Investments on deposit in the Collateral Accounts) to repay the Obligations, in good faith use their commercially reasonable efforts (subject to any legal, contractual, fiduciary or regulatory restrictions limiting their ability to do so) to sell sufficient Fund Investments to repay the Obligations as soon as reasonably practicable.

(b)        Following the occurrence and during the continuance of an Event of Default, so long as no Event of Default of the type specified in any of clauses (c), (j) or (k) of Section 10.1 has occurred, none of Administrative Agent, or any Lender shall (i) issue funding notices to any Investor or take any action against any Investor to enforce its rights under this Credit Agreement or any other Loan Documents, (ii) issue the Administrative Agent Release Notice (as defined in the Escrow Agreement) or (iii) institute legal, equitable or other proceedings against any Borrower, any Investor, or any Affiliate thereof the purpose of which is to prevent the Borrowers from curing the applicable Event of Default (by issuing funding notices or otherwise) as contemplated by this Section 10.5(b), unless (x) the Administrative Agent shall have given the Borrowers five (5) Business Days written notice of its intention to exercise such remedies and (y) at any time prior to or during such five (5) Business Days notice period, either (A) the Borrowers shall not have made an Investor Capital Call on the Investors in accordance with the terms of the Constituent Documents or the applicable Subscription Agreements and this Credit Agreement, sufficient, together with cash and Permitted Investments on deposit in the Collateral Accounts (other than amounts that do not constitute Collateral), to repay the outstanding Obligations in full (a “Full Repayment Capital Call”), or (B) the Borrowers shall have made a Full Repayment Capital Call, but shall not have repaid all the outstanding Obligations on or prior to the expiration of the period ending fifteen (15) Business Days from the end of the initial five (5) Business Days notice period.

(c)        In the event that the Administrative Agent elects to notify the Investors to make Investor Capital Contributions in respect of their Unfunded Capital Commitments in accordance with the terms hereof, then the Administrative Agent shall use best efforts not to request any individual Investor to fund an amount exceeding such Investor’s pro rata share of the Obligations (based on the proportion of such Investor’s Unfunded Capital Commitment to the aggregate Unfunded Capital Commitments of all Investors included in the Collateral other than defaulted Investors) without first making best efforts (consistent with the terms of the Constituent Documents, this Credit Agreement and applicable law and to the extent it can do so without incurring any material cost or expense) to issue an Investor Capital Call (which may be issued by the Primary Borrower or the Administrative Agent) to each Investor for its pro rata share of the Obligations and waiting thirty (30) calendar days following such Investor Capital Call prior to initiating further remedies; provided that, for the avoidance of doubt, if the Borrowers have made an Investor Capital Call pursuant to Section 10.5(a) or 10.5(b) already with respect to the related Event of Default and fifteen (15) Business Days have elapsed since such Investor Capital Call, the Administrative Agent shall be deemed to have satisfied its obligations pursuant to this Section 10.5(c) in all respects.

(d)        None of the Administrative Agent or any Lender shall be entitled to take any action against any Investor that is an ERISA Investor (other than (i) issuing funding notices in the name of the Primary Borrower or (ii) applying funds paid by such ERISA Investor or Plan into the Collateral Accounts (which shall remain in the name of the related Borrower) to the payment of the Obligations), under Section 4.2 of the LLC Agreement or Section 21 of Part IV(A) of the Subscription Agreement for entities, Section 19 of Part IV(A) of the Subscription Agreement for institutional investors and Section 19 of Part IV(A) of the Subscription Agreement for individuals, as applicable to the extent it has knowledge that a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) could arise therefrom.

10.6        Events of Default or Defaults relating to Qualified Borrowers.    Notwithstanding any provision in this Credit Agreement or any of the other Loan Documents to the contrary, if an Event of Default or Default relating solely to a Qualified Borrower shall occur, upon the payment in full of all Obligations (other than contingent obligations that have not been asserted) of such Qualified Borrower hereunder, (1) such Event of Default or Default shall be deemed to be cured and (2) such Qualified Borrower shall no longer have the ability to borrow hereunder and shall be withdrawn as a Borrower pursuant to Section 2.9(g).

Section 11.        AGENCY PROVISIONS

11.1        Appointment and Authorization of Agents.

(a)        Authority.    Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes each Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, no Agent shall have any duties or responsibilities, except those expressly set forth herein and therein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 11 are solely for the benefit of the Agents and the Lenders and no Borrower or Affiliate thereof (each, a “Borrower Party”) or Investor or Affiliate thereof shall have any rights as a third-party beneficiary of the provisions hereof (except as provided in Section 11.9 (regarding the Borrowers’ consent right set forth in the first sentence thereof) or Section 11.10).

(b)        Release of Collateral.    The Secured Parties irrevocably authorize the Administrative Agent, at the Administrative Agent’s option and in its sole discretion, to release, discharge and reassign any security interest in or Lien on any Collateral granted to or held by the Administrative Agent: (i) upon termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and payment in full of all of the Obligations, including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents; (ii) pursuant to any express provision of this Credit Agreement; and (iii) if approved by the Lenders pursuant to the terms of Section 12.1. Upon the request of the Administrative Agent, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.1(b).

11.2        Delegation of Duties.    Each Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by such Agent concerning all matters pertaining to such duties. No Agent shall be responsible to any Lender Party for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 11 shall apply to any such sub-agent of such Agent.

11.3        Exculpatory Provisions.    In each case in the absence of gross negligence or willful misconduct, no Agent nor any of its affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable to any Lender Party for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or with the consent or at the request of the Required Lenders (or such other number of percentage of the Lenders as shall be necessary), or, under the circumstances as provided in Sections 10.2 or 12.1 as the Administrative Agent shall believe in good faith shall be necessary or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of the Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for therein, or received by such Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. In each case in the absence of gross negligence or willful misconduct, no Agent-Related Person shall be responsible to any Lender Party for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit

Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender Party or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. The Agents are not trustees for the Lenders and owe no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that the Administrative Agent shall not be required to determine independently whether the conditions described in Sections 6.2(a) or 6.2(b) have been satisfied and, when the Administrative Agent disburses funds to any Borrowers or the Letter of Credit Issuer causes Letters of Credit to be issued or accepts any Qualified Borrower Guaranties, the Administrative Agent may rely fully upon statements contained in the relevant requests by a Borrower Party.

11.4        Reliance on Communications.    In each case in the absence of gross negligence or willful misconduct, the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Borrower Parties, independent accountants and other experts selected by the Agents with reasonable care). Each Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.11(c). Each Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5        Notice of Default.    No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than a payment default under Section 10.1(a)) hereunder unless such Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Default or Event of Default and stating that such notice is a “notice of default”. The Administrative Agent will notify the Lenders of its receipt of any such notice, and the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

11.6        Non-Reliance on Agents and Other Lenders.    Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by such Agent- Related Person to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower Parties which may come into the possession of any Agent-Related Person.

11.7        Indemnification.    Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting the obligation of the Borrower Parties to do so), ratably in accordance with the applicable Lender’s Lender Pro Rata Share, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.7. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent and the Letter of Credit Issuer upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower Parties. The agreements in this Section 11.7 shall survive the termination of the Commitments, payment of all of the Obligations hereunder and under the other Loan Documents or any documents contemplated by or referred to herein or therein, as well as the resignation or replacement of any Agent.

11.8        Agents in Their Individual Capacity.    Each Agent (and any successor acting as an Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of its Subsidiaries or Affiliates) as though such Agent were not an Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding the Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that such Agent shall be under no obligation to provide such information to them other than notice actually received with respect to a Default or Event of Default. With respect to the Loans made and all obligations owing to it, an Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.9        Successor Agent.    Any Agent may, at any time, resign upon twenty (20) days written notice to the Lenders, the Letter of Credit Issuer and the Borrower Parties, provided, however, that except (a) in the case of a merger by the Administrative Agent with another financial institution (even if the Administrative Agent is not the surviving entity), (b) in the event that such resignation is required for regulatory reasons as determined in good faith by the Administrative Agent, or (c) during the continuance of an Event of Default, any resignation by the Administrative Agent shall require the prior written consent of the Borrowers, which consent may be granted or withheld in the Borrowers’ sole discretion, and the appointment of any successor Administrative Agent shall require the prior written approval of the Borrowers (such approval not to be unreasonably withheld or delayed) and the Required Lenders. If no successor agent is appointed prior to the effective date of the resignation of the applicable Agent, then the retiring Agent may appoint, after consulting with the Lenders and the Borrowers, a successor Agent from any of the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and shall assume the duties and obligations of such retiring Agent, and the retiring Agent shall be discharged from its duties and obligations as Agent under this Credit Agreement and the other Loan Documents. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Credit Agreement. If no successor agent has accepted appointment as Agent by the date which is thirty (30) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the applicable Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the applicable Lenders appoint a successor agent as provided for above. Notwithstanding anything in this Section 11.9 to the contrary, any Agent may subcontract certain of its duties hereunder to a third party so long as the applicable Agent remains primarily liable for the performance of its applicable obligations hereunder. Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Letter of Credit Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

11.10        Reliance by the Borrowers.    The Borrowers shall be entitled to rely upon, and to act or refrain from acting on the basis of, any notice, statement, certificate, waiver or other document or instrument delivered by the Administrative Agent to the Borrowers, so long as the Administrative Agent is purporting to act in its respective capacity as the Administrative Agent pursuant to this Credit Agreement, and the Borrowers shall not be responsible or liable to any Lender (or to any Participant or to any Assignee), or as a result of any action or failure to act (including actions or omissions which would otherwise constitute defaults hereunder) which is based upon such reliance upon the Administrative Agent. The Borrowers shall be entitled to treat the Administrative Agent as the properly authorized Administrative Agent pursuant to this Credit Agreement until the Borrowers shall have received notice of resignation, and the Borrowers shall not be obligated to recognize any successor Administrative Agent until the Borrowers shall have received written notification satisfactory to them of the appointment of such successor.

11.11        Administrative Agent May File Proofs of Claim.    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Liability shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)        to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Principal Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Secured Parties and their respective agents and counsel and all other amounts due the Secured Parties hereunder) allowed in such judicial proceeding; and

(b)        to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Party, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Secured Party or to authorize the Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding.

Section 12.        MISCELLANEOUS

12.1        Amendments.    Except as may be otherwise provided in this Credit Agreement, neither this Credit Agreement (including the exhibits hereto) nor any other Loan Document to which any Borrower is a party, nor any of the terms hereof or thereof, may be amended, waived, discharged or terminated, unless such amendment, waiver, discharge, or termination is in writing and signed by the Administrative Agent and the Required Lenders, on the one hand, and such Borrower on the other hand; and, if the rights or duties of an Agent are affected thereby, by such Agent; provided that no such amendment, waiver, discharge, or termination shall, without the consent of:

(a)        each Lender directly affected thereby:

(i)        reduce or increase the amount or alter the term of the Commitment of such Lender, alter the provisions relating to any fees (or any other payments other than as a result of waiving the applicability of Default

Interest) payable to such Lender, or accelerate or postpone the obligations of any Lender to advance its portion of any Borrowing, as contemplated in Section 2.5 or issue or participate in any Letter of Credit, as contemplated in Section 2.14;

(ii)       extend the time for payment of the principal of or interest on the Obligations, or fees or costs, or reduce the principal amount of the Obligations (except as a result of the application of payments or prepayments), or reduce the rate of interest borne by the Obligations (other than as a result of waiving the applicability of the Default Rate), or otherwise affect the terms of payment of the principal of or any interest on the Obligations or fees or costs hereunder;

(iii)      release all or substantially all Liens granted under the Collateral Documents, except as otherwise contemplated herein or therein, and except in connection with the transfer of interests in, or withdrawal from, a Borrower permitted hereunder or in any other Loan Document;

(b)        all Lenders:

(i)        reduce the percentages specified in the definition of Required Lenders or Supermajority Lenders herein or any other provision hereof specifying the number or percentage of the Lenders which are required to amend, waive or modify any rights hereunder or otherwise make any determination or grant any consent hereunder;

(ii)       except as otherwise provided in this Credit Agreement, consent to the assignment or transfer by any Borrower of any of its rights and obligations under (or in respect of) the Loan Documents;

(iii)      alter the manner in which payments or prepayments of the principal of or interest on the Obligations, fees or costs or any other amounts hereunder shall be applied as among the Lenders or types of Loans;

(iv)      except as otherwise provided in this Credit Agreement, release any Borrower from its obligations under any Borrower Guaranty prior to the repayment in full of all outstanding Principal Obligations guaranteed thereby; or

(v)        amend the terms of this Section 12.1;

(c)        the Supermajority Lenders:

(i)        except as otherwise provided in this Credit Agreement, permit the cancellation, excuse or reduction of the Unfunded Capital Commitment of any Investor;

(ii)       amend the definition of “Available Commitment”, “Borrowing Base”, “Included Investor” or “Funding Ratio” or the definition of any of the defined terms used therein, or

(iii)      amend the definition of Change of Control, Section 6.2 (it being acknowledged that this does not require Supermajority Lenders’ consent with respect to the provisions of other sections cross-referenced to in Section 6.2), Section 9.11 or 10.1(o).

The Administrative Agent agrees that it will promptly notify each Lender of any proposed modification or amendment to any Loan Document, and deliver drafts of such proposed modification or amendment to such Lenders, prior to the effectiveness of such proposed modification or amendment. Notwithstanding the above: (A) no provisions of Section 11 may be waived, amended or modified without the consent of the Administrative Agent, or, to the extent affected thereby, any other Agent, and no provisions of Section 2.14 may be amended or modified without the consent of the Letter of Credit Issuer; (B) Section 8 and Section 9 specify the requirements for waivers of the Affirmative Covenants and Negative Covenants listed therein, and any amendment to a provision of Section 8 or Section 9 shall require the consent of the Lenders or the Administrative Agent that are specified therein as required for a waiver thereof; and (C) no additional Lender shall be appointed as a Lead Arranger or given any similar title without the written consent of the Borrowers and the Lead Arranger. Any amendment, waiver or consent not specifically addressed in this Section 12.1 or otherwise shall be subject to the approval of the Administrative Agent and the Required Lenders.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above: (1) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersede the unanimous consent provisions set forth herein; and (2) the Administrative Agent may, in its sole discretion, agree to the modification or waiver of any of the other terms of this Credit Agreement or any other Loan Document or consent to any action or failure to act by any Borrower, if such modification, waiver, or consent is of an administrative nature.

If the Administrative Agent shall request the consent of any Lender to any amendment, change, waiver, discharge, termination, consent or exercise of rights covered by this Credit Agreement, and shall not receive such consent or denial thereof in writing within ten (10) Business Days of the making of such request by the Administrative Agent, such Lender shall be deemed to have given its consent to the request.

12.2        Sharing of Offsets.    Each Lender and the Administrative Agent agree that if it shall, through the exercise of any right of counterclaim, offset, banker’s lien or otherwise, receive payment of a portion of the aggregate amount of principal, interest and fees due to such Lender hereunder which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender hereunder than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to such other Lenders under this Credit Agreement, then such Lender shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s outstanding Obligations (determined as of the date thereof and regardless of any change in any Lender’s outstanding Obligations caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder).

12.3        Sharing of Collateral.    To the extent permitted by applicable Law, each Lender and the Administrative Agent, in its capacity as a Lender, agrees that if it shall, through the receipt of any proceeds from an Investor Capital Call or the exercise of any remedies under any Collateral Documents, receive or be entitled to receive payment of a portion of the aggregate amount of principal, interest and fees due to it under this Credit Agreement which constitutes a greater proportion of the aggregate amount of principal, interest and fees then due to such Lender under this Credit Agreement than the proportion received by any other Lender in respect of the aggregate amount of principal, interest and fees due with respect to any Obligations to such Lender under this Credit Agreement, then such Lender or the Administrative Agent, in its capacity as a Lender, as the case may be, shall purchase participations in the Obligations under this Credit Agreement held by such other Lenders so that all such recoveries of principal, interest and fees with respect to this Credit Agreement, the Notes and the Obligations thereunder held by the Lenders shall be pro rata according to each Lender’s outstanding Obligations (determined as of the date hereof and regardless of any change in any Lender’s outstanding Obligations caused by such Lender’s receipt of a proportionately greater or lesser payment hereunder). Each Lender hereby authorizes and directs the Administrative Agent to coordinate and implement the sharing of collateral contemplated by this Section 12.3 prior to the distribution of proceeds from Investor Capital Calls or proceeds from the exercise of remedies under the Collateral Documents prior to making any distributions of such proceeds to each Lender or the Administrative Agent, in its capacity as a Lender.

12.4        Waiver.    No failure to exercise, and no delay in exercising, on the part of any Agent or Lender, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Lenders hereunder and under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of this Credit Agreement, the Notes or any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

12.5        Payment of Expenses; Indemnity.

(a)        Each Borrower hereby agrees to pay on a joint and several basis (promptly and in all events within thirty (30) days after the receipt of written notice from the Administrative Agent with appropriate supporting documentation) its pro rata portion of all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the reasonable and documented fees and expenses of the Administrative Agent’s one designated law firm and, to the extent applicable, one law firm in each relevant foreign jurisdiction) reasonably and actually incurred by it in connection with the negotiation, preparation, execution and delivery of this Credit Agreement, the Notes, and the other Loan Documents, any and all amendments, modifications and supplements thereof or thereto and the initial syndication undertaken at the direction of, or with the approval of, the Borrowers, and, if an Event of Default exists, all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, the attorneys’ reasonable and documented fees of the Administrative Agent’s one designated law firm and, to the extent applicable, one law firm in each relevant foreign jurisdiction) reasonably and actually incurred by them in connection with the preservation and enforcement of the Administrative Agent’s and the Lenders’ rights under this Credit Agreement, the Notes, and the other Loan Documents.

(b)        Each Borrower hereby agrees on a joint and several basis to indemnify each Agent-Related Person, each Lender, the Letter of Credit Issuer and each of their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively, the “Indemnitees”) against, and to hold each Indemnitee harmless from, such Borrower’s pro rata share of any and all losses, claims, actions, judgments, suits, disbursements, penalties, damages (other than consequential damages), liabilities and related expenses and counsel fees and expenses (including, without limitation, the counsel fees and expenses incurred in the enforcement of any Loan Documents against any Borrower), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(i)        the execution, delivery and enforcement of this Credit Agreement or any other Loan Document or any agreement or instrument contemplated thereby,

(ii)       the use or misuse of the proceeds of any Loans to a Borrower or Letters of Credit,

(iii)      the fraudulent actions or misrepresentations of any Borrower or its Affiliates in connection with the transactions contemplated by this Credit Agreement and the other Loan Documents, or any breach by any Borrower of its obligations under this Credit Agreement or any other Loan Document, or

(iv)      any claim, litigation, investigation or proceeding relating to any of the foregoing or relating to any transaction contemplated hereby, whether or not any Indemnitee is a party thereto;

provided that such indemnity shall not, as to any Indemnitee, apply to (x) any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses arising from the gross negligence, bad faith or willful misconduct of such Indemnitee (or such Indemnitee’s Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact); (y) any settlements related to the Credit Agreement or transactions contemplated hereby without the consent of the Borrower (such consent not to be unreasonably withheld or delayed); or (z) disputes among two or more Indemnitees; provided, however, that recourse for amounts owing from Investor Capital Commitments that are uncollectible or uncollected due to the bankruptcy, insolvency or financial inability of the Investor to pay shall be excluded from the indemnifications provided for in this Section 12.5. This Section 12.5(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c)        In addition to and without limiting the foregoing, each of the Borrowers hereby agrees to indemnify and hold the Indemnitees harmless from and against, and agree to reimburse any Indemnitee on demand for, and agree to defend the Indemnitees against, any and all Environmental Damages (as hereinafter defined), incurred by any Indemnitee. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ENVIRONMENTAL DAMAGES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OF SUCH (OR ANY OTHER) INDEMNITEE. HOWEVER, SUCH INDEMNITY SHALL NOT APPLY TO A PARTICULAR INDEMNITEE TO THE EXTENT THAT THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT OF THAT PARTICULAR INDEMNITEE.

The term “Environmental Damages” means all claims, demands, liabilities (including strict liability), losses, damages (including consequential damages), causes of action, judgments, penalties, fines, costs and expenses (including reasonable fees, costs and expenses of attorneys, consultants, contractors, experts and laboratories), of any and every kind or character, contingent or otherwise, matured or unmatured, known or unknown, direct or indirect, foreseeable or unforeseeable, made, incurred, suffered or brought at any time and from time to time and arising in whole or in part from:

(i)        The presence of any Hazardous Material on any Fund Investment, or any escape, seepage, leakage, spillage, emission, release, discharge or disposal of any Hazardous Material on or from any Fund Investment, or the migration or release or threatened migration or release of any Hazardous Material to, from or through any Fund Investment; or

(ii)       Any act, omission, event or circumstance existing or occurring in connection with the handling, treatment, containment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Material by any Borrower, or any party for whose actions such Borrower is liable or in connection with any Fund Investment; or

(iii)      The breach of any representation, warranty, covenant or agreement contained in Section 7.13 (to the extent such breach relates to Environmental Requirements), Section 7.14 or Section 8.10 (to the extent such breach relates to Environmental Requirements) of this Credit Agreement; or

(iv)      Any violation of any Environmental Requirement by any Borrower, regardless of whether any act, omission, event or circumstance giving rise to the violation constituted a violation at the time of the occurrence or inception of such act, omission, event or circumstance; or

(v)        Any Environmental Liability with respect to any Fund Investment, or the filing or imposition of any Environmental Lien against any Fund Investment, because of, resulting from, in connection with, or arising out of any of the matters referred to in subsections (i) through (iv) preceding;

provided that such indemnity shall not, as to any Indemnitee, apply to any such losses, claims, actions, judgments, suits, disbursements, penalties, damages, liabilities or related expenses arising from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(d)        WITHOUT LIMITATION OF AND SUBJECT TO THE FOREGOING, EACH BORROWER INTENDS AND AGREES THAT THE FOREGOING INDEMNITIES SHALL APPLY TO EACH INDEMNITEE WITH RESPECT TO ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND EXPENSES OF COUNSEL) WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF THE NEGLIGENCE OR CLAIMS OF NEGLIGENCE OF SUCH OR ANY OTHER INDEMNITEE OR ANY STRICT LIABILITY OR CLAIMS OF STRICT LIABILITY.

(e)        The provisions of this Section 12.5 shall survive termination of this Credit Agreement, and shall remain operative and in full force and effect regardless of the expiration of the Commitment Period, the consummation of the transactions contemplated hereby, the repayment of the Obligations, the occurrence of the Maturity Date, the invalidity, illegality, or unenforceability of any term or provision of this Credit Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents or the Lenders. All amounts due under this Section 12.5 shall be payable promptly (and in all events within thirty (30) days) upon written demand therefor.

12.6        Notice.

(a)        Notices Generally.    Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given) and shall be deemed to be effective: (a) if by hand delivery, telecopy or other facsimile transmission, on the day (or if delivered on a day that is not a Business Day, on the first Business Day after such day) and at the time on which delivered to such party at the address or fax numbers specified below; (b) if by mail, on the day which it is received after being deposited, postage prepaid, in the United States registered or certified mail, return receipt requested, addressed to such party at the address specified below; (c) if by FedEx or other internationally recognized reputable express mail service for next Business Day scheduled delivery, on the next Business Day following the delivery to such express mail service, addressed to such party at the address set forth below; (d) if by telephone, on the day and at the time communication with one of the individuals named below occurs during a call to the telephone number or numbers indicated for such party below; or (e) if by email, approved in Section 12.6(b).

If to a Borrower:

At the address specified with respect thereto on Schedule I hereto

With copies (which shall not be deemed to be notice hereunder) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Craig F. Miller

Telephone: (212) 859-8108

Fax: (212) 859-4000

E-mail: craig.miller@friedfrank.com

If to a Qualified Borrower:

At the address specified in its Qualified Borrower Promissory Note

With copies (which shall not be deemed to be notice hereunder) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004

Attention: Craig F. Miller

Telephone: (212) 859-8108

Fax: (212) 859-4000

E-mail: craig.miller@friedfrank.com

If to the Administrative Agent:

Bank of America, N.A. NC1 027 15 01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz Moncion

Telephone: (980) 387 1124

Fax: (312) 453 6498

With copies to:

Cadwalader, Wickersham & Taft LLP

227 West Trade Street

Charlotte, NC 28202

Attention: Wesley Misson

Telephone: (704) 348-5355

Fax: (704) 348-5200

Email: wesley.misson@cwt.com

If to the Lenders:

At the address and numbers set forth below the signature of such Lender on the signature page hereof or on the Assignment and Acceptance Agreement of such Lender.

Any party may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 12.6. With respect to any notice received by the Administrative Agent from any Borrower not otherwise addressed herein, the Administrative Agent shall notify the Lenders promptly of the receipt of such notice, and shall provide copies thereof to the Lenders.

(b)        Electronic Communication.    Notices and other communications to the Lenders or any other person hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent and the Primary Borrower that it is incapable of receiving such notices by electronic communication. Any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.7    Governing Law.    The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Credit Agreement and all of the other Loan Documents.

12.8    Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury.    Any suit, action or proceeding against any Borrower with respect to this Credit Agreement, the Notes or the other Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, and each Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the applicable party by registered or certified mail, postage prepaid, to such party’s address set forth in Section 12.6. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement or the Notes brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

12.9    Invalid Provisions.    If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

12.10    Entirety.    The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof.

12.11    Parties Bound; Assignment.

(a)        Parties Bound.    The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that, except as expressly permitted hereby, no Borrower may assign or otherwise transfer any of its respective rights under this Credit Agreement without the prior written consent of all the Lenders.

(b)        Participations.    With the prior written consent of the Administrative Agent, and, other than during the continuance of an Event of Default, the Borrowers (such consents not to be unreasonably withheld), any Lender may (subject to compliance with the provisions of this Section 12.11) at any time grant to one or more banks or other institutions (each a “Participant”) a participating interest in its Commitment or any or all of its Principal Obligations. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall retain the sole right and responsibility to enforce and exercise any rights and perform its obligations hereunder and under the other Loan Documents, and the Borrowers, the Administrative Agent and the Letter of Credit Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Credit Agreement. The voting rights of each Participant shall be limited to (i) reductions or increases in the amount, or altering the term, of the Commitment of such Participant and (ii) changes to the Maturity Date or interest rate. The Borrowers agree that each Participant shall be entitled to the benefits of Section 4 and Section 5.3 with respect to its participating interest, to the extent that such Participant complies with the requirements of such Sections (it being understood that the documentation required under Section 4.1(f) shall be delivered to the granting Lender), as if it were a Lender; provided (i) that in no event shall any Borrower be obligated to pay to such Participant amounts greater than those such Borrower would have been required to pay to the granting Lender in the absence of such participation, and (ii) it shall be reasonable for the Borrowers to decline consent to a participation to a Lender which does not agree to waive its rights under Section 5.3 of this Credit Agreement. An assignment or other transfer which is not permitted by subsection (c) below shall be given effect for purposes of this Credit Agreement only to the extent of a participating interest which is permitted in accordance with this subsection (b). Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent of the Borrower solely for the purpose of this Section 12.11(b), record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)        [Reserved].

(d)        Assignments by Lenders.    With the prior written consent of the Administrative Agent, and, other than (x) during the continuance of an Event of Default or (y) in the case of an assignment to an existing Lender, or an Affiliate of the assigning Lender that is of similar credit quality as such assigning Lender, the Borrowers (such consents not to be unreasonably withheld), any Lender may (at its expense) at any time assign to one or more Eligible Assignees (an “Assignee”) all, or a proportionate part of all (in a constant, not varying, percentage), of its rights and obligations under this Credit Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Acceptance Agreement; provided that:

(i)        this Section 12.11(c) shall not restrict an assignment or other transfer by any Lender to a Federal Reserve Bank, but no such assignment to a Federal Reserve Bank shall release the assigning Lender from its obligations hereunder;

(ii)       except in the case of an assignment to another Lender, or the assignment of all of a Lender’s rights and obligations under this Credit Agreement, any assignment shall be in a minimum amount of $10,000,000 unless otherwise consented to by the Administrative Agent, and, other than during the continuance of an Event of Default, the Borrowers;

(iii)      the assignee shall deliver to the Borrowers and the Administrative Agent any documentation required pursuant to Section 4.1(f);

(iv)      the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement and pay to the transferor Lender an amount equal to the purchase price agreed between such transferor Lender and such Assignee, and the transferor Lender shall deliver payment of a Processing and Recordation Fee to the Administrative Agent;

(v)        notwithstanding anything in this Section to the contrary, it shall be reasonable for the Borrowers to decline consent to an assignment to a Lender which does not agree to waive its rights under Section 5.3 of this Credit Agreement; and

(vi)      the consent of the Letter of Credit Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(e)        Consequences of Assignment by Lenders.    Upon execution and delivery of such Assignment and Acceptance Agreement and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall become party to this Credit Agreement as a Lender and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Acceptance Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.

(f)        Limitations on Assignments and Participations.    Notwithstanding anything in this Section 12.11 to the contrary, (i) each Participant and each Assignee must be a Qualified Purchaser and (ii) prior to an Event of Default, at no time shall there be more than two (2) Lenders and Participants in the aggregate without the consent of the Borrowers in their sole discretion.

(g)        Register of Lenders.    The Administrative Agent shall maintain at its principal offices in Charlotte, North Carolina or at such other location as the Administrative Agent shall designate in writing to each Lender and the Borrowers, a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders, the amount of each Lender’s pro rata share of the Commitments and the Loans, and the name and address of each Lender’s agent for service of process in New York (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lenders shall, and the Borrowers shall cause the other Borrowers to, treat each person or entity whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection and copying by any Borrower or any Lender during normal business hours upon reasonable prior notice to the Administrative Agent. A Lender may change its address and its agent for service of process upon written notice to the Administrative Agent, which notice shall be effective upon actual receipt by the Administrative Agent, which receipt will be acknowledged by the Administrative Agent upon request. Upon receipt of any Assignment and Acceptance Agreement, the Administrative Agent shall, if such

Assignment and Acceptance Agreement has been completed, fully-executed and is in the form of Exhibit G attached hereto: (i) accept such an Assignment and Acceptance Agreement; (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. Each Lender that sells a participating interest in any Loan, Commitment or other interest to a Participant shall, as agent of the Borrower solely for this purpose, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests.

(h)        Disclosure of Information.    Any Lender may furnish any information concerning any Borrower Party in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.17.

(i)        Lender Representation.    Each Lender represents and warrants that it is (and its Participants, if any, will be) a Qualified Purchaser.

12.12        Lender Removal/Replacement.    (a) If for any reason any Lender shall become a Defaulting Lender, then, in addition to the rights and remedies that may be available to the Administrative Agent, the Lenders, or the Borrowers at law or in equity, such Lender’s right to vote on matters related to this Credit Agreement, and to participate in the administration of the Loans and this Credit Agreement, shall be suspended during the pendency of such failure or refusal. The Borrowers may, upon prior written notice to the Administrative Agent and, if applicable, such Defaulting Lender, with respect to a Defaulting Lender, a Lender who does not consent to an amendment or waiver under Section 12.1, a Lender that does not consent to an extension of the Stated Maturity Date under Section 2.15(a) or a Secured Party requesting compensation or indemnification under Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5 or Section 4.6, as the case may be, require such Defaulting Lender, non-consenting Lender or Secured Party to (i) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.11), all its interests, rights and obligations as a Lender under this Credit Agreement and the other Loan Documents to an Eligible Assignee acceptable to the Administrative Agent or (ii) resign from its obligations as Lender or Secured Party under the Credit Agreement and other Loan Documents and the Borrower may reduce the Maximum Commitment by an amount equal to such Lender or Secured Party’s Commitment; provided that (x) the assigning Lender shall have received payment of an amount equal to the aggregate outstanding principal balance of the Loans funded by it, all accrued and unpaid interest thereon, all accrued and unpaid fees to which such Lender is entitled and all other Obligations payable to such Lender hereunder, from the assignee (to the extent of such outstanding principal balance, accrued interest and fees) or the Borrowers (in the case of all other Obligations) and (y) in the case of any such assignment resulting from a demand for compensation or indemnification under Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5 or Section 4.6 such assignment will result in a reduction in such compensation or payments. Any such assignment shall be made upon not less than ten (10) Business Days notice delivered by the Borrowers to the Defaulting Lender and the Administrative Agent. The Defaulting Lender required to assign pursuant to this Section 12.12 shall have no duty to procure an assignee.

(b)        Subject to subsection (a) above, the Administrative Agent shall have the right, but not the obligation to acquire at par all of such Defaulting Lender’s Commitment, including its Lender Pro Rata Share (immediately prior to becoming a Defaulting Lender) of the Obligations under this Credit Agreement. In the event that the Administrative Agent does not exercise its right to so acquire all of such Lender’s interests, then each Lender that is not a Defaulting Lender (a “Current Party”) shall then, thereupon, have the right, but not the obligation, to acquire at par (or if more than one Current Party exercises such right, each Current Party shall have the right to acquire, pro rata, at par) such Defaulting Lender’s Commitment, including its Lender Pro Rata Share (immediately prior to becoming a Defaulting Lender) of the outstanding Obligations under this Credit Agreement.

12.13        Maximum Interest.    Regardless of any provision contained in any of the Loan Documents, in no event shall the rate of interest payable by any Borrower with respect to any Obligation exceed the Maximum Rate.

12.14        Headings.    Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

12.15        Survival.    All representations and warranties made by the Borrowers herein shall survive delivery of the Notes, the making of the Loans.

12.16        Full Recourse.    Notwithstanding anything in this Credit Agreement or the other Loan Documents to the contrary, the Obligations of any Borrower shall be fully recourse to such Borrower. Notwithstanding anything in this Credit Agreement or the other Loan Documents to the contrary, the Obligations shall not be recourse to any Investor, to any of the Borrowers’ past, present or future directors, officers, employees, incorporators, authorized persons or agents, or the Investment Adviser, except, in each case, for any claim or action for actual damages of the Administrative Agent, the Letter of Credit Issuer or the Lenders as a result of any fraud, gross negligence, willful misrepresentation or willful misappropriation of proceeds from the Credit Facility on the part of such Person, in which event there shall be full recourse against such Person. The Fund Investments shall not be included in the Collateral. No Investor shall have any personal liability under this Credit Agreement or the other Loan Documents provided that the foregoing shall not limit the obligations of such Investor under the LLC Agreement or its Subscription Agreement to make Investor Capital Contributions with respect to its Unfunded Capital Commitment.

12.17        Availability of Records; Confidentiality.    (a) The Borrowers acknowledge and agree that the Agents may provide to the Lenders, and that the Agents and each Lender may provide to any Affiliate thereof or Participant or Assignee or proposed Participant or Assignee and each of their respective officers, directors, employees, advisors, auditors, counsel, and agents or any other Person as deemed necessary or appropriate in any Agent’s or Lender’s reasonable judgment, provided that such party is advised of the confidential nature of such information, originals or copies of this Credit Agreement, all Loan Documents and all other documents, certificates, opinions, letters of credit, reports, and other material information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of any Borrower Party or received by an Agent or a Lender in connection with the Principal Obligations, the Commitments or any Borrower Party; provided that, prior to any such delivery or communication, the Agent, Affiliate of an Agent, Lender, Affiliate of a Lender, Participant, or Assignee, or proposed Participant or Assignee or such other Person, as the case may be, shall agree to preserve the confidentiality of all data and information which constitutes Confidential Information; (b) the Borrowers, the Agents and the Lenders (i) acknowledge and agree that (x) the identities of the Investors, any structural or financial information delivered by the Investors, the amounts of their respective Investor Capital Commitments and details regarding their investments under the LLC Agreement (collectively, the “Investor Information”) have been and will be delivered on a confidential basis; and (y) information with respect to Fund Investments has been and will be delivered on a confidential basis; (ii) acknowledge and agree that such Investor Information and information with respect to Fund Investments are Confidential Information; and (iii) agree that such Investor Information and information with respect to Fund Investments shall be subject to the provisions of this Section 12.17; and (c) anything herein to the contrary notwithstanding, the provisions of this Section 12.17 shall not preclude or restrict any such Person from disclosing any Confidential Information: (i) with the prior written consent of any Borrower; (ii) upon the order of or pursuant to the rules and regulations of any Governmental Authority having jurisdiction over such party; (iii) in connection with any audit by an independent public accountant of such party, provided that such auditor thereto agrees to keep such information confidential; (iv) to examiners or auditors of any applicable Governmental Authority which examines such party’s books and records while conducting such examination or audit; (v) as otherwise specifically required by applicable Laws or by any subpoena or similar legal process; (vi) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (vi) to the extent such information (A) becomes publicly available other than as a result of a breach of this Section 12.17 or (B) becomes available to such Person on a non-confidential basis from a source other than the Borrowers or (vii) which relates to the tax treatment and tax structure of the transactions contemplated hereby, including, without limitation, all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure, to taxing authorities.

12.18        USA Patriot Act Notice.    Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act.

12.19        Multiple Counterparts.    This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

12.20        Joint and Several Liability.    Each Borrower acknowledges, represents and warrants the following:

(a)        Inducement.    The Lenders have been induced to make the Loans to the Borrowers in part based upon the assurances by each Borrower that each Borrower desires that the Notes be honored and enforced as separate obligations of each Borrower, should the Administrative Agent and the Lenders desire to do so.

(b)        Combined Liability.    Notwithstanding the foregoing, the Loans and the other Obligations constitute the joint and several obligations of each and every Borrower (other than an Excluded Borrower), and the Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans and the other Obligations against any one or more of the Borrowers (other than an Excluded Borrower). For purposes of this Section 12.20(b), “Excluded Borrower” shall mean any Person that the Administrative Agent agrees in writing to treat as an Excluded Borrower in connection with approving such Person to be a Qualified Borrower pursuant to Section 2.9 (it being understood that the Primary Borrower may condition its application for such approval on the Administrative Agent’s agreement to treat such Person as an Excluded Borrower).

(c)        Separate Exercise of Remedies.    The Administrative Agent (on behalf of the Lenders) may exercise remedies against any Borrower and its property separately, whether or not the Administrative Agent exercises remedies against any other Borrower or its property. The Administrative Agent may enforce any Borrower’s obligations without enforcing any other Borrower’s obligations. Any failure or inability of the Administrative Agent to enforce any Borrower’s obligations shall not in any way limit the Administrative Agent’s right to enforce the obligations of any other Borrower. If the Administrative Agent forecloses or exercises similar remedies under any one or more Collateral Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, the Administrative Agent’s credit bid at such sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Collateral Documents under the applicable state law.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWER:

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC, a Delaware limited liability company

By:
	Name:	Jonathan Lamm
	Title:	Authorized Signatory

[Signatures Continue on the Following Page]

Revolving Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender

By:
	Name:	Jose Liz Moncion
	Title:	Vice President

Revolving Credit Agreement

SCHEDULE II

Lender	Commitment
Bank of America, N.A.	$250,000,000

Sch. II-1

SCHEDULE III

Responsible Officers

President and Chief Executive Officer	Brendan McGovern
Chief Operating Officer	Jon Yoder
Treasurer and Chief Financial Officer	Jonathan Lamm
Executive Vice President	Salvatore Lentini
Executive Vice President	David Yu
Executive Vice President	Scott Turco
Secretary and Chief Legal Officer	Caroline Kraus

Sch. III-1

EXHIBIT B

FORM OF NOTE

[DATE]

New York, New York

FOR VALUE RECEIVED, the undersigned (the “Maker”) hereby unconditionally promises to pay to [LENDER NAME] (the “Payee”), or its registered assigns, as a Lender under the Credit Agreement (as defined below), at the principal office of the Administrative Agent, in Charlotte, North Carolina, or such other office as the Administrative Agent designates, the principal sum of each Loan from time to time, for which the Maker is liable pursuant to the terms of the Credit Agreement together with accrued interest thereon, in lawful money of the United States of America or the applicable Alternative Currency, as applicable, on the Maturity Date or as otherwise provided in the Credit Agreement.

Reference is made to that certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof, the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The unpaid principal amount of this promissory note (this “Note”) shall be payable in accordance with the terms of Sections 3.2 and 3.4 of the Credit Agreement.

The unpaid principal amount of this Note shall bear interest from the date of borrowing until maturity in accordance with Sections 2.6 and 12.13 of the Credit Agreement. Interest on this Note shall be payable in accordance with Sections 3.3, 3.4 and 12.13 of the Credit Agreement.

All Borrowings and Rollovers hereunder, and all payments made with respect thereto, may be recorded by the Payee from time to time on one or more grids which may be attached hereto or by such other method as the Payee may generally employ; provided, however, that failure to make any such entry shall in no way increase, reduce or diminish any of the Maker’s obligations hereunder. The aggregate unpaid amount of all Borrowings and Rollovers set forth on the grid(s) which may be attached hereto shall be rebuttably presumptive evidence of the unpaid principal amount of this Note.

This Note has been executed and delivered pursuant to the Credit Agreement and is one of the “Notes” referred to therein. This Note evidences Loans made under the Credit Agreement to the Maker, and the holder of this Note shall be entitled to the benefits provided in the Credit

B-1	Form of Note

Agreement. Reference is hereby made to the Credit Agreement for a statement of: (a) the obligation of the Lenders to make advances thereunder; (b) the prepayment rights and obligations of the Maker; (c) the collateral for the repayment of this Note; and (d) the events upon which the maturity of this Note may be accelerated. The Maker may borrow, repay and reborrow hereunder upon the terms and conditions specified in the Credit Agreement. Notwithstanding the foregoing, should any of the events described in Sections 10.1(j) or 10.1(k) of the Credit Agreement occur with respect to the Maker, then the principal of and accrued interest on this Note shall become due and payable concurrently therewith without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker.

If this Note, or any installment or payment due hereunder, is not paid when due, whether on the Maturity Date or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after the Maturity Date, the Maker agrees to pay all out-of-pocket costs of collection, including, but not limited to, reasonable attorneys’ fees and expenses incurred by the holder hereof and cost of appeal, in each case, relating solely to the Maker’s obligations hereunder, as provided in the Credit Agreement. All past-due principal of, and, to the extent permitted by applicable law, past-due interest on this Note, shall bear interest at the Default Rate until paid as provided in the Credit Agreement.

The Maker and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note, jointly and severally waive (except as expressly provided in the Credit Agreement) demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Note.

Reference is hereby made to Section 12.16 of the Credit Agreement, the provisions of which are hereby incorporated by reference in this Note as if fully set forth herein, with respect to the payment and performance of the Maker’s obligations hereunder.

Subject to the rights of the Administrative Agent under Section 11.9 of the Credit Agreement and except as permitted under Section 12.11 of the Credit Agreement, this Note may not be assigned to any other Person.

[Signature Pages Follow]

B-2	Form of Note

Executed as of the date first above written.

MAKER:

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

By:
Name:
Title:

S-1	Form of Note

EXHIBIT C

FORM OF BORROWER SECURITY AGREEMENT

Dated as of [DATE]

THIS BORROWER SECURITY AGREEMENT (as it may be amended, modified, supplemented or restated from time to time, this “Security Agreement”) is executed and delivered as of the date hereof by [BORROWER NAME], [a][an] [TYPE OF ENTITY], as a borrower under the Credit Agreement (as defined below) (the “Pledgor”), and BANK OF AMERICA, N.A., as the administrative agent (the “Administrative Agent”), for the benefit of the Secured Parties.

A.        Organizational Structure.    The Pledgor is a limited liability company formed under the laws of the State of Delaware pursuant to that certain First Amended and Restated Limited Liability Company Agreement, dated June 17, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Constituent Document”).

B.        Credit Agreement.

1.         Reference is made to that certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof, the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.         The Lien set forth in this Security Agreement shall secure the payment and the performance of the Obligations of the Pledgor under the Credit Agreement.

3.         It is a condition precedent to the effectiveness of the Credit Agreement that the Pledgor provide a first priority (subject to any Permitted Liens) perfected security interest in the Collateral (as defined below) to the Administrative Agent, for the benefit of the Secured Parties, and execute and deliver this Security Agreement.

4.         In order to secure the Obligations, the Pledgor, to the extent of its respective interest, hereby pledges and assigns to the Administrative Agent by way of security, for the benefit of the Secured Parties, and grants to the Administrative Agent, for the benefit of the Secured Parties, a first priority security interest (subject to any Permitted Liens) in and Lien on all of

C-1	Form of Borrower Security Agreement

the Pledgor’s right, title or interest in, to or on the following, whether now existing or hereafter acquired or arising and wherever located (the “Collateral”):

(a)        any and all Unfunded Capital Commitments of the Investors, whether now or hereafter committed, including but not limited to the right to draw down Investor Capital Contributions on such Unfunded Capital Commitments from such Investors and to issue Investor Capital Calls with respect thereto;

(b)        to the extent relating to the Unfunded Capital Commitments of the Investors constituting Collateral in clause (a) above, (x) the Constituent Documents, (y) the Subscription Agreements and Side Letters, if any, of such Investors and (z) any and all guaranties of such Investors’ obligations under the Constituent Documents and Subscription Agreements including but not limited to, in each case of clauses (x), (y) and (z), any and all representations, warranties, covenants and other agreements of such Investors or guarantors contained therein, any and all duties and obligations of such Investors or guarantors thereunder and any and all rights to compel performance and enforce the provisions thereof against such Investors or guarantors and otherwise pursue remedies against such Investors or guarantors with respect thereto;

(c)        any and all agreements, instruments and other documents of every kind or description to the extent evidencing or supporting obligations under any of the foregoing Collateral and any and all security and other property with respect to such Collateral;

(d)        each Collateral Account, including but not limited to any and all funds and financial assets on deposit therein or credited thereto; and

(e)        any and all proceeds of any of the foregoing Collateral including, without limitation, all of the records of the Pledgor (as the case may be) concerning any of the foregoing Collateral; excluding (i) any funds properly withdrawn from a Collateral Account (or that could be withdrawn pursuant to the Credit Agreement if deposited or credited to a Collateral Account) to the extent used (other than Permitted Investments deposited in or credited to any such account) for a purpose permitted under the LLC Agreement and the foregoing clauses of this Security Agreement, and (ii) the proceeds of such withdrawn funds (the items in (i) and (ii), collectively “Excluded Proceeds”).

Notwithstanding the foregoing or anything to the contrary in the Credit Agreement or any other Loan Document (i) the term “Collateral” shall not include the Unfunded Capital Commitments of the SOX Insiders, including but not limited to the right to draw down Investor Capital Contributions on such Unfunded Capital Commitments, or any other interests of the SOX Insiders, if any, unless so elected by the Pledgor in its discretion, (ii) the term “Collateral” shall not include any Fund Investment, any

C-2	Form of Borrower Security Agreement

Portfolio Assets or any Excluded Proceeds, (iii) the Collateral may be subject to Permitted Liens, (iv) the Pledgor may maintain other bank accounts or securities accounts in addition to the Collateral Accounts that will not be considered “Collateral” and such other accounts shall not be subject to control agreements or other restrictions and (v) the Administrative Agent and the Secured Parties shall not have any Lien on any property that is not “Collateral”.

5.        The Pledgor shall take all action deemed reasonably necessary by the Administrative Agent to fully preserve, maintain and protect the security interest in the Collateral granted to the Administrative Agent for the benefit of the Secured Parties, including, without limitation, the first priority status of such security interest (subject to Permitted Liens). At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of the Pledgor, the Pledgor shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent may request in its reasonable discretion, in order to ensure that the Administrative Agent has a valid, first priority (subject to Permitted Liens), perfected security interest in the Collateral and any proceeds thereof or for the purposes of obtaining or preserving the full benefits of this Security Agreement and of the rights and powers herein granted.

6.        Solely for the purpose of repaying the Obligations and subject to Section 10.5 of the Credit Agreement and without limiting the generality of Section 10.5 of the Credit Agreement, the Administrative Agent, on behalf of the Secured Parties, is hereby authorized and empowered, upon the occurrence and during the continuation of an Event of Default, on behalf of the Pledgor to endorse the name of the Pledgor upon any check, draft, instrument, receipt, instruction or other document, agreement or item related to the Collateral, and neither the Administrative Agent nor any other Secured Party shall incur any liability in connection with or arising from the exercise of such authority and power, except as a result of its own bad faith, gross negligence or willful misconduct.

7.        During the existence of an Event of Default, but subject to Section 10.5 of the Credit Agreement and without limiting the generality of Section 10.5 of the Credit Agreement, the Administrative Agent, on behalf of the Secured Parties, is hereby granted a power of attorney, which shall be irrevocable during the term of this Security Agreement and is coupled with an interest, solely for the purpose of repaying the Obligations, to (i) carry out any and all actions and to do all things listed in Section 5.2 (c) (i) – (vii) of the Credit Agreement, as applicable, and (ii) execute all checks, drafts, receipts, instruments, instructions, deeds or other documents, agreements or items related to the Collateral on behalf of the Pledgor, as shall be deemed by the Administrative Agent to be necessary or advisable, in the sole discretion, reasonably exercised, of the Administrative Agent, solely to protect the security interests and liens herein granted or the repayment of the Obligations, and neither the Administrative Agent nor any other Secured Party, in the absence of bad faith, gross negligence or willful misconduct, shall incur any liability in connection with or arising from the exercise of such power of attorney.

C-3	Form of Borrower Security Agreement

8.        (a)    During the existence of an Event of Default, but subject to Section 10.5 of the Credit Agreement and without limiting the generality of Section 10.5 of the Credit Agreement, solely for the purpose of repaying the Obligations, the Administrative Agent, on behalf of the Secured Parties, shall have the following rights, with respect to the Collateral:

(i)        To sell the Collateral or any part thereof, upon giving at least ten (10) days’ prior notice to the Pledgor of the time and place of sale (which notice the Pledgor and the Administrative Agent agrees is commercially reasonable), for cash or upon credit or for future delivery; the Pledgor hereby waives all rights, if any, to require marshalling of the Collateral and any other security for the Obligations, and at the option and in the complete discretion of the Administrative Agent, either:

(A)        at public sale; or

(B)        at private sale, in which event such notice shall also contain the terms of the proposed sale, and the Pledgor shall have until the time of such proposed sale to redeem the Collateral or to procure a purchaser willing, ready and able to purchase the Collateral on terms more favorable to the Pledgor, the Administrative Agent and the Secured Parties, and if such a purchaser is so procured, then the Administrative Agent shall sell the Collateral to the purchaser so procured; and

(ii)        To bid for and to acquire, unless prohibited by applicable law, free from any redemption right, the Collateral, or any part thereof, and, if the Secured Parties are then the holders of the Obligations or any participation or other interest therein, in lieu of paying cash therefor, the Administrative Agent, on behalf of the Secured Parties, may make settlement for the selling price by crediting the net selling price, if any, after deducting all costs and expenses of every kind, upon the outstanding principal amount of the Obligations, in such order and manner as the Administrative Agent, on behalf of the Secured Parties, in its discretion, may deem advisable. The Administrative Agent, for the benefit of the Secured Parties, upon so acquiring the Collateral, or any part thereof, shall be entitled to hold or otherwise deal with or dispose of the same in any manner not prohibited by applicable law; and

(iii)       To enforce any other remedy available to the Administrative Agent, on behalf of the Secured Parties, at law or in equity.

           (b)    From time to time the Administrative Agent may, but shall not be obligated to, postpone the time and change the place of any proposed sale of any of the Collateral for which notice has been given as provided above if, in the judgment of the Administrative Agent, such postponement or change is necessary or appropriate in order that the provisions of this Security Agreement applicable to such sale may be fulfilled or in order to obtain more favorable conditions under which such sale may take place.

           (c)    In case of any sale by the Administrative Agent of any of the Collateral on credit, which may be elected at the option and in the complete discretion of the Administrative

C-4	Form of Borrower Security Agreement

Agent, on behalf of the Secured Parties, the Collateral so sold may be retained by the Administrative Agent for the benefit of the Secured Parties until the selling price is paid by the purchaser, but neither the Administrative Agent nor any other Secured Party shall incur any liability in case of failure of the purchaser to take up and pay for the Collateral so sold. In case of any such failure, such Collateral so sold may be again similarly sold. After deducting all reasonable costs or expenses of every kind (including, without limitation, the attorneys’ fees and legal expenses incurred by the Administrative Agent and the other Secured Parties (provided, in the case of attorneys’ fees and legal expenses incurred by the Secured Parties, that such fees and expenses are reimbursable by the Borrowers pursuant to the Credit Agreement)), the Administrative Agent shall apply the residue of the proceeds of any sale or sales, if any, to pay the principal of and interest upon the Obligations in accordance with the Credit Agreement. The excess, if any, shall be paid to the Pledgor or as otherwise required by applicable law. Neither the Administrative Agent nor any other Secured Party shall incur any liability as a result of the sale of the Collateral at any private sale or sales in accordance with applicable law and in the absence of bad faith, gross negligence or willful misconduct.

9.        The Administrative Agent and the other Secured Parties shall have (subject to Section 10.5 of the Credit Agreement and without limiting the generality of Section 10.5 of the Credit Agreement) all rights, remedies and recourse granted in the Credit Agreement, the Notes, the other Loan Documents and any other instruments executed to provide security for or in connection with the payment and performance of the Obligations or existing at common law or equity (including specifically those granted by the Uniform Commercial Code, as adopted in the State of New York and any other state which governs the creation or perfection (and the effect thereof) of any security interest in the Collateral, and the right of offset), and, such rights and remedies: (i) shall be cumulative and concurrent; (ii) may be pursued separately, successively or concurrently against the Pledgor and any other party obligated under the Obligations, or against the Collateral, or any of such Collateral, or any other security for the Obligations, or any of them, at the sole discretion of the Administrative Agent, on behalf of the Secured Parties; (iii) may be exercised as often as occasion therefor shall arise, it being agreed by the Pledgor that the exercise or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (iv) are intended to be, and shall be, non-exclusive.

10.      Notwithstanding the exercise of any remedy by the Administrative Agent on behalf of the Secured Parties upon the occurrence of an Event of Default: (i) the Pledgor shall not be subrogated thereby to any rights of the Administrative Agent for the benefit of the Secured Parties against the Collateral or any other security for the Obligations, or the Pledgor, or any property of the Pledgor; (ii) the Pledgor shall not be deemed to be the owner of any interest in the Obligations; and (iii) the Pledgor shall not exercise any rights or remedies with respect to itself or the Collateral or any other security for the Obligations or any of them or the property of the Pledgor until the Obligations have been paid to the Administrative Agent for the benefit of the Secured Parties and are fully performed and discharged, unless otherwise requested in writing to do so by the Administrative Agent.

C-5	Form of Borrower Security Agreement

11.      Any Person acquiring the Collateral or any part hereof may rely upon all recitals in any instrument of assignment or any other instrument executed by the Administrative Agent, for the benefit of the Secured Parties, or by the Lenders incident to the sale, transfer, assignment or other disposition or utilization of the Collateral or any part thereof hereunder as proof of the matters stated therein.

12.      The Pledgor hereby represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, and covenants and agrees with the Administrative Agent, for the benefit of the Secured Parties, as follows:

(a)        That (i) except for the rights of the Administrative Agent, the Pledgor has the sole right to make capital calls on the Investors; (ii) the Pledgor is the sole legal and equitable owner of the Investor Capital Contributions; and (iii) the Pledgor has the authority to execute this Security Agreement, which Security Agreement constitutes the legal, valid and binding obligations of the Pledgor enforceable in accordance with the terms hereof, subject to Debtor Relief Laws and to general principles of equity;

(b)        That (i) except as expressly permitted by the Credit Agreement, the Pledgor has not heretofore transferred, assigned, pledged, hypothecated, granted any security interest in, or encumbered all or any portion of the Collateral to or in favor of any party other than the Administrative Agent; and (ii) the Pledgor has the full rights and powers to make the pledge, assignment and grant of security interests and Liens by the Pledgor contemplated by this Security Agreement;

(c)        That the Pledgor has received direct or indirect benefit from the loans to be evidenced by the Obligations, and that the grant of the security interest in the Collateral hereunder is a condition to the granting of such loans;

(d)        That the Pledgor hereby authorizes the Administrative Agent to file UCC financing statements or any similar Filings under any applicable foreign jurisdiction in the form approved by the Pledgor prior to the date hereof with the applicable filing office in order to perfect the Administrative Agent’s first priority security interest in the Collateral, and the Pledgor hereby authorizes the Administrative Agent to file all continuation statements, amendments or new UCC financing statements or any similar filings under any applicable foreign jurisdiction necessary to maintain the continuing perfection by filing of the Administrative Agent’s first priority security interest in the Collateral;

(e)        That neither the Administrative Agent nor any of the other Secured Parties shall be responsible in any way for any depreciation in the value of the Collateral nor have any duty or responsibility whatsoever to take any steps to preserve any rights of the Pledgor in the Collateral or under the Constituent Document, in each case except as a result of its own bad faith, gross negligence or willful misconduct;

(f)        That, except in accordance with the provisions of the Credit Agreement, the Pledgor shall not sell, mortgage, hypothecate, assign, transfer or otherwise encumber its interest in the Collateral, or any portion thereof;

C-6	Form of Borrower Security Agreement

(g)        For the purpose of repaying the Obligations and in accordance with the provisions of the Credit Agreement (including subject to Section 10.5 and without limiting the generality of Section 10.5 of the Credit Agreement), the Administrative Agent, on behalf of the Secured Parties, is authorized and empowered to make one or more capital calls upon the Investors upon the occurrence and continuance of an Event of Default, without the necessity of any further action by the Pledgor;

(h)        That, except in accordance with the provisions of the Credit Agreement or the Constituent Documents of the Pledgor, during the existence of any Event of Default the Pledgor will not: (i) cancel, reduce, excuse, or abate the contributions received, or which shall be received, from the Investors without the prior written consent of the Administrative Agent which may be withheld in its sole discretion; or (ii) relieve, excuse or delay the Investors from the making of, or postpone, compromise or abate, any such contribution; it being acknowledged and agreed that (except as specified in this clause (h)) the Pledgor may at any time and from time to time by agreement between the Pledgor and the Investors (without the need for agreement or other actions by any other Person) increase, decrease (but not to less than zero) or otherwise change the amount of the Capital Commitments (as defined in the Constituent Document) to the Pledgor of the Investors without limitation under this Security Agreement, the Credit Agreement or the other Loan Documents;

(i)        That the Pledgor (i) shall perform all such acts and execute all such documents as the Administrative Agent may request, in its reasonable discretion, in order to enable the Secured Parties to file and record every instrument that the Administrative Agent may, in its reasonable discretion, deem necessary in order to perfect and maintain the Secured Parties’ first priority security interest in and Lien on the Collateral and otherwise to preserve and protect the rights of the Secured Parties in respect of such security interest and Lien and (ii) shall not grant, create, permit or suffer to exist any other Liens on any Collateral, whether junior, equal, or superior in priority to the Lien created by this Security Agreement, subject to, in each instance under clause (i), and other than, in each instance under clause (ii), Liens created pursuant to the other Loan Documents and ultimately assigned to the Administrative Agent and Permitted Liens; and

(j)        That the Pledgor was formed only in the State of Delaware and that the Pledgor’s registered office is located at c/o Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 and its principal office, chief executive office and principal place of business is located at 200 West Street, New York, New York 10282.

13.      Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be given in the manner provided in the Credit Agreement.

14.      Reference is hereby made to Section 11.9 of the Credit Agreement for the terms and conditions upon which a successor Administrative Agent may be appointed. Wherever the

C-7	Form of Borrower Security Agreement

words “Administrative Agent” are used herein, the same shall mean the Administrative Agent named in the first paragraph of this Security Agreement or the successor Administrative Agent at the time in question.

15.      This Security Agreement shall be binding upon and inure to the benefit of and be enforceable by the undersigned and their respective successors and permitted assigns. This Security Agreement may not be assigned by the Pledgor. This Security Agreement may be assigned by the Administrative Agent to any successor Administrative Agent that is appointed in accordance with Section 11.9 of the Credit Agreement.

16.      The headings to the various paragraphs of this Security Agreement shall have been inserted for convenient reference only and shall not modify, define, limit or expand the expressed provisions of this Security Agreement. This Security Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart hereof, or a signature page hereto, by facsimile or in a .pdf or similar file shall be effective as delivery of a manually executed original counterpart thereof.

17.      No delay or omission on the part of the Administrative Agent or any other Secured Party in exercising any right hereunder shall operate as a waiver of any such right or any other right. A waiver on any one or more occasions shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

18.      This Security Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

19.      Any suit, action or proceeding against any party hereto with respect to this Security Agreement, or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, and each party hereto hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each party hereto hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by the Administrative Agent, on behalf of the Secured Parties, by registered or certified mail, postage prepaid, to such party’s address set forth in the Credit Agreement. Each party hereto hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Security Agreement brought in the courts located in the State of New York, Borough of Manhattan in New York City, and each party hereto hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS SECURITY AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

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20.      The remedies given to the Administrative Agent, on behalf of the Secured Parties, hereunder are cumulative and in addition to any and all other rights which the Administrative Agent, on behalf of the Secured Parties, may have against the Pledgor or any other Person, at law or in equity, including exoneration and subrogation, or by virtue of any other agreement, but subject to Section 10.5 of the Credit Agreement and without limiting the generality of Section 10.5 of the Credit Agreement.

21.      This Security Agreement and the provisions set forth herein shall continue until payment in full of the Obligations (other than indemnity and other obligations which by their terms survive termination of the Credit Agreement), and the rights of the Administrative Agent and the other Secured Parties hereunder shall not be released, diminished, impaired, reduced or adversely affected by: (i) the renewal, extension, modification, amendment or alteration of the Credit Agreement or any other Loan Document or any related document or instrument in accordance with the terms thereof; (ii) any adjustment, indulgence, forbearance or compromise that might be granted or given by the Administrative Agent or the Secured Parties to any primary or secondary obligor or in connection with any security for the Obligations; (iii) any full or partial release of any of the foregoing; or (iv) notice of any of the foregoing.

22.      Neither the Administrative Agent nor any other Secured Party has assumed, and nothing contained herein shall be declared to have imposed upon the Administrative Agent or any other Secured Party, any of the Pledgor’s duties or obligations except that the Administrative Agent and the other Secured Parties shall be bound by the provisions of the Constituent Document in exercising rights or remedies thereunder assigned to the Administrative Agent hereunder.

23.      Notwithstanding anything to the contrary herein, the Obligations are subject to the provisions of Section 12.16 of the Credit Agreement which are incorporated herein by reference for all purposes.

24.      Upon the full, final, and complete satisfaction of the Obligations (other than indemnity and other obligations which by their terms survive termination of the Credit Agreement), this Security Agreement shall terminate and be of no further force or effect. Thereafter, upon request, the Administrative Agent, on behalf of the Secured Parties, shall promptly provide the Pledgor, at its sole expense, a written release of this Security Agreement and of the Collateral and, so long as the Pledgor has written confirmation from the Administrative Agent that this Security Agreement has been terminated as provided above, the Pledgor shall be authorized to prepare and file termination statements terminating all UCC financing statements and any related filings in foreign jurisdictions filed of record in connection with this Security Agreement.

C-9	Form of Borrower Security Agreement

Executed as of the date above written.

PLEDGOR:

GOLDMAN SACHS PRIVATE MIDDLE
MARKET CREDIT LLC

By:
Name:
Title:

S-1	Form of Borrower Security Agreement

ACCEPTED AND AGREED TO BY:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

S-2	Form of Borrower Security Agreement

EXHIBIT D

FORM OF BORROWER PLEDGE OF COLLATERAL ACCOUNT

Dated as of [DATE]

For value received, [NAME], [a][an] [TYPE OF ENTITY], as a Borrower under the Credit Agreement (as defined below) (the “Pledgor”), hereby pledges to BANK OF AMERICA, N.A. (the “Administrative Agent”), as agent for the benefit of the Secured Parties under the Credit Agreement, and grants to the Administrative Agent, for the benefit of the Secured Parties, solely for the purposes of repaying the Obligations (as hereinafter defined), a Lien, claim, encumbrance upon and security interest in (i) the Collateral Account with account number [NUMBER], at [SECURITIES INTERMEDIARY NAME] [DEPOSITORY NAME] (the [“Securities Intermediary”] [“Depository”]), ABA No. [NUMBER] and any extensions or renewals thereof, if the account is an account which may be extended or renewed (such account and any extensions or renewals thereof being hereinafter called the “Pledgor Collateral Account”) and (ii) all of the Pledgor’s right, title, and interest (whether now existing or hereafter created or arising) in and to the Pledgor Collateral Account, all sums or other property now or at any time hereafter on deposit therein, credited thereto, or payable thereon, (including all cash and Permitted Investments), all proceeds and products thereof (other than as set forth in Section 5.1(a)(v) of the Credit Agreement), and all instruments, documents, certificates, and other writings evidencing the Pledgor Collateral Account (collectively, the “Collateral”), in each of the foregoing cases, on the terms and provisions of this Borrower Pledge of Collateral Account (this “Pledge”).

1.    Reference is made to that certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof (the “Borrowers”), the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.    This Pledge shall secure the payment and the performance of the Obligations of the Borrowers under the Loan Documents.

3.    This Pledge, together with the Control Agreement with respect to the Pledgor Collateral Account, shall, upon the execution and delivery thereof by the parties thereto, give the Administrative Agent “control” of the Pledgor Collateral Account within the meaning of Article 9 of the Uniform Commercial Code as in effect in the State of New York from time to time.

D-1	Form of Borrower Pledge of Collateral Account

4.    During the occurrence and continuance of any Cash Control Event, the Administrative Agent shall be permitted to send a shifting control notice to the [Securities Intermediary] [Depository] pursuant to the Control Agreement.

5.    So long as either the Credit Agreement remains outstanding or the Obligations or any part thereof remain unpaid (other than indemnity and other obligations which by their terms survive termination of the Credit Agreement), the Pledgor hereby covenants and agrees:

a.        from time to time to promptly execute and deliver to the Administrative Agent all such other assignments, pledges, certificates, passbooks, supplemental writings, and financing statements and do all other acts or things as the Administrative Agent may reasonably request in order to more fully evidence and perfect the security interest herein created;

b.        to promptly furnish the Administrative Agent with any information or writings which the Administrative Agent may reasonably request solely concerning the Pledgor Collateral Account or this Pledge;

c.        to promptly notify the Administrative Agent of any material change in any fact or circumstance warranted or represented by the Pledgor herein or in any other writing furnished by the Pledgor to the Administrative Agent in connection with the Pledgor Collateral Account or this Pledge;

d.        to promptly notify the Administrative Agent of any claim (other than any Permitted Lien), action, or proceeding affecting title to the Pledgor Collateral Account, or any part thereof, or the security interest granted therein pursuant to this Pledge, and, at the request of the Administrative Agent, appear in and defend any such action or proceeding; and

e.        to pay to the Administrative Agent the amount of any court costs and reasonable and documented attorney’s fees assessed by a court and incurred by the Administrative Agent in connection with a default hereunder.

6.    The Pledgor hereby covenants and agrees that without the prior written consent of the Administrative Agent, the Pledgor will not:

a.        create any other security interest specifically in, mortgage, or otherwise encumber, or assign the Pledgor Collateral Account, or any part thereof, or permit the same to be or become subject to any Lien, attachment, execution, sequestration, other legal or equitable process, or any encumbrance of any kind or character, except the Lien created pursuant to this Pledge or the other Loan Documents, any Permitted Liens, any offset rights or banker’s liens inuring to the benefit of the [Securities Intermediary] [Depository], but only to the extent such offset rights or banker’s liens are specifically permitted pursuant to the terms of the Control Agreement and any financing statement which may have been filed by the Administrative Agent, as agent under the Credit Agreement, covering the Pledgor Collateral Account; or

D-2	Form of Borrower Pledge of Collateral Account

b.        request, make or allow to be made any withdrawals from the Pledgor Collateral Account except as permitted hereunder or in the Credit Agreement, it being understood and agreed that the Pledgor may withdraw funds from the Pledgor Collateral Account subject to compliance with Section 9.12 of the Credit Agreement.

7.    If, when and to the extent any funds required by the Credit Agreement or by this Pledge to be deposited into the Pledgor Collateral Account be received by the Pledgor, such funds shall immediately upon receipt become subject to the Lien hereof and while in the hands of the Pledgor be segregated from all other funds of the Pledgor and be held in trust for the Administrative Agent, for the benefit of the Secured Parties. The Pledgor shall have absolutely no dominion or control over such funds except to immediately deposit such funds into the Pledgor Collateral Account.

8.    The Administrative Agent’s or the Secured Parties’ rights hereunder shall not be released, diminished, impaired, reduced or adversely affected by:

a.        any adjustment, indulgence, forbearance or compromise that might be granted or given by the Administrative Agent, on behalf of the Secured Parties, or any Secured Party to any primary or secondary obligor or in connection with any security for the Obligations;

b.        any full or partial release of any security for the Obligations except upon payment in full of the Obligations;

c.        any other action taken or omitted to be taken by the Administrative Agent, on behalf of the Secured Parties, or any Secured Party in connection with the Obligations, whether or not such action or omission prejudices the Pledgor or increases the likelihood that the Pledgor Collateral Account will be applied to the Obligations; or

d.        notice of any of the foregoing.

9.    The Administrative Agent, in its discretion, without in any manner impairing any rights and powers of the Secured Parties hereunder, may, at any time and from time to time, without further consent of or notice to the Pledgor, and with or without valuable consideration:

a.        release any person primarily or secondarily liable in respect of the Obligations or any security therefor;

b.        renew, extend or accept partial payments upon, release or permit substitutions for or withdrawals of, any security (other than the Pledgor Collateral Account) at any time directly or indirectly, immediately or remotely, securing the payment of the Obligations or any part thereof; and

c.        release or pay to the Pledgor, or any other person otherwise entitled thereto, any amount paid or payable in respect of any such other direct or indirect security for the Obligations, or any part thereof.

D-3	Form of Borrower Pledge of Collateral Account

10.    Should any person other than the Pledgor have heretofore executed or hereafter execute, in favor of the Administrative Agent, for the benefit of the Secured Parties, or any other Secured Party, any deed of trust, mortgage, or security agreement, or have heretofore pledged or hereafter pledge any other property to secure the payment of the Obligations, or any part thereof, the exercise by the Administrative Agent, for the benefit of the Secured Parties, or any other Secured Party, of any right or power conferred upon any of them in any such instrument, or by any such pledge, shall be wholly discretionary with the Administrative Agent and each other Secured Party (but subject to Section 10.5 of the Credit Agreement), and the exercise or failure to exercise any such right or power shall not impair or diminish the Administrative Agent’s or the other Secured Parties’ rights, title, interest, liens, and powers existing hereunder.

11.    The Pledgor hereby authorizes the Administrative Agent, during the existence of an Event of Default and subject to Section 10.5 of the Credit Agreement, to receive, take, endorse, assign, deliver, accept and deposit, in the Administrative Agent’s or the Pledgor’s name, any and all checks, notes, drafts, or other instruments payable to the Pledgor evidencing payments that are required pursuant to the terms of the Credit Agreement to be deposited into the Pledgor Collateral Account.

12.    During the existence of an Event of Default, but subject to the Credit Agreement in all instances (including Section 10.5 of the Credit Agreement and without limiting the generality of Section 10.5 of the Credit Agreement), the Administrative Agent, on behalf of the Secured Parties, in addition to any other remedies it may have, may do one or more of the following:

a.        declare the Obligations immediately due and payable;

b.        demand payment and performance of all due and payable Obligations from the funds in or credited to the Pledgor Collateral Account; and

c.        withdraw funds from the Pledgor Collateral Account and apply all or any portion of the funds in or credited to the Pledgor Collateral Account to the Obligations.

13.    The Pledgor hereby authorizes the Administrative Agent during the existence of an Event of Default, but subject to the Credit Agreement in all instances (including Section 10.5 of the Credit Agreement and without limiting the generality of Section 10.5 of the Credit Agreement) and so long as any part of the Obligations remains outstanding:

a.        to withdraw, collect, and receive any and all funds on deposit in the Pledgor Collateral Account and apply all or any portion of the funds in the Pledgor Collateral Account to the Obligations;

b.        to surrender or present for notation of withdrawal the passbook, certificate, or other documents issued to the Pledgor in connection with the Pledgor Collateral Account; and

D-4	Form of Borrower Pledge of Collateral Account

c.        to exercise any other rights or take any other actions specified herein or in the Credit Agreement.

14.    Subject to Section 5.2(a)(i) of the Credit Agreement, the Pledgor Collateral Account shall at all times remain subject to the Control Agreement.

15.    Neither the Administrative Agent nor any other Secured Party shall be liable for any loss of interest on or any penalty or charge assessed against funds in, payable on, or credited to the Pledgor Collateral Account as a result of the Administrative Agent or any other Secured Party exercising any of its rights or remedies under this Pledge, except for bad faith, gross negligence or willful misconduct by the Administrative Agent or such other Secured Party, as applicable.

16.    The Administrative Agent shall be entitled to apply any and all funds received by it hereunder toward payment and performance of the due and payable Obligations in such order and manner as is provided in the Credit Agreement. Upon full and final payment of the Obligations under the Credit Agreement (except indemnity and other Obligations which by their terms survive termination of the Credit Agreement), the rights of the Administrative Agent in and to the Pledgor Collateral Account hereunder will be deemed to be released and of no further force and effect and upon the request of and at the sole expense of the Pledgor, the Administrative Agent shall promptly provide notice of termination to the [Securities Intermediary] [Depository] and take appropriate action to terminate the Control Agreement.

17.    All rights, title, interests, Liens, and remedies of the Administrative Agent and the other Secured Parties hereunder are cumulative of each other and of every other right, title, interest, lien, or remedy which the Administrative Agent, on behalf of the Secured Parties, or the other Secured Parties may otherwise have at law or in equity or under any other contract or other writing for the enforcement of the security interest herein or the collection of the Obligations, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies, but in all events subject to Section 10.5 of the Credit Agreement and without limiting the generality of Section 10.5 of the Credit Agreement. Should the Pledgor have heretofore executed or hereafter execute any other security agreement in favor of the Administrative Agent, on behalf of the Secured Parties, or the Secured Parties, the security interest therein created and all other rights, powers, and privileges vested in the Secured Parties by the terms thereof shall exist concurrently with the security interest created herein.

18.    Should any part of the Obligations be payable in installments, the acceptance by the Administrative Agent at any time and from time to time of partial payment of the aggregate amount of all installments then matured shall not be deemed to be a waiver of any default then existing. No waiver by the Administrative Agent, on behalf of the Secured Parties, or the Secured Parties of any default shall be deemed to be a waiver of any other subsequent default, nor shall any such waiver by the Administrative Agent, on behalf of the Secured Parties, or the Secured Parties be deemed to be a continuing waiver. No delay or omission by the Administrative Agent, on behalf of the Secured Parties, or the Secured Parties in exercising

D-5	Form of Borrower Pledge of Collateral Account

any right or power hereunder, or under any other writings executed by the Pledgor or any other obligor as security for or in connection with the Obligations, shall impair any such right or power or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such right or power preclude other or further exercise thereof, or the exercise of any other right or power of the Administrative Agent, on behalf of the Secured Parties, or the Secured Parties hereunder or under such other writings.

19.    No provision herein or in any promissory note, instrument, or any other Loan Document evidencing the Obligations shall require the payment or permit the collection of interest in excess of the maximum permitted by law. If any excess of interest in such respect is provided for herein or in any such promissory note, instrument, or any other Loan Document, the provisions of this paragraph shall govern, and the Pledgor shall not be obligated to pay the amount of such interest to the extent that it is in excess of the amount permitted by law. The intention of the parties being to conform strictly to the usury laws now in force, all promissory notes, instruments, and other loan documents evidencing the Obligations shall be held subject to reduction to the amount allowed under said usury laws as now or hereafter construed by the courts having jurisdiction.

20.    The Pledgor hereby represents and warrants that:

a.        subject to the Administrative Agent’s rights hereunder and under the Control Agreement, the Pledgor is the sole owner of the Pledgor Collateral Account on the date hereof and has authority to execute and deliver this Pledge;

b.        except for any financing statement which may be filed by the Administrative Agent, in its capacity as agent under the Credit Agreement, no financing statement covering the Pledgor Collateral Account, or any part thereof, has been filed with any filing office;

c.        except for this Pledge and any Permitted Liens, no other assignment, pledge or security agreement has been executed by the Pledgor with respect to the Pledgor Collateral Account; and

d.        the Pledgor Collateral Account are not as of the date hereof subject to any lien or offset of any Person other than the Administrative Agent, on behalf of the Secured Parties, and the [Securities Intermediary] [Depository].

21.    This Pledge, and any claim, controversy or dispute arising under or related to or in connection herewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

22.    This Pledge shall be binding on and inure to the benefit of the Pledgor and the Administrative Agent, on behalf of the Secured Parties, and their respective successors and permitted assigns.

D-6	Form of Borrower Pledge of Collateral Account

23.    This Pledge and the provisions set forth herein shall continue until payment in full of the Obligations (other than indemnity and other obligations which by their terms survive termination of the Credit Agreement), and the rights of the Administrative Agent and the other Secured Parties hereunder shall not be released, diminished, impaired, reduced or adversely affected by: (i) the renewal, extension, modification, amendment or alteration of the Credit Agreement or any other Loan Document or any related document or instrument in accordance with the terms thereof; (ii) any adjustment, indulgence, forbearance or compromise that might be granted or given by the Administrative Agent or the Secured Parties to any primary or secondary obligor or in connection with any security for the Obligations; (iii) any full or partial release of any of the foregoing; or (iv) notice of any of the foregoing.

24.    Upon the full, final, and complete satisfaction of the Obligations (other than indemnity and other obligations which by their terms survive termination of the Credit Agreement), this Pledge shall terminate and be of no further force or effect. Thereafter, upon request, the Administrative Agent, on behalf of the Secured Parties, shall promptly provide the Pledgor, at its sole expense, a written release of this Pledge and of the Collateral and, so long as the Pledgor has written confirmation from the Administrative Agent that this Pledge has been terminated as provided above, the Pledgor shall be authorized to prepare and file termination statements terminating any applicable filings in foreign jurisdictions filed of record in connection with this Pledge.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

D-7	Form of Borrower Pledge of Collateral Account

Executed as of the date above written.

PLEDGOR:

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC

By:
Name:
Title:

S-1	Form of Borrower Pledge of Collateral Account

ACKNOWLEDGED AND AGREED TO:

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

S-2	Form of Borrower Pledge of Collateral Account

EXHIBIT E-1

FORM OF REQUEST FOR BORROWING

[DATE]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

RE:        That certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof (the “Borrowers”), the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This Request for Borrowing is executed and delivered by the undersigned Borrower(s) to the Administrative Agent pursuant to Section 2.3 of the Credit Agreement. The undersigned Borrower(s) hereby request that the Lenders make a Borrowing pursuant to the Credit Agreement as follows:

1. Name of Qualified Borrower (if applicable):

2. Amount of Borrowing:	$

3. Date of Borrowing:	[DATE]

4. Interest Option:	☐ Alternate Base Rate

☐ LIBOR Rate with -month Interest Period (1-month, 2-month, 3-month, or 6-month option)

☐ LIBOR Rate based on Daily LIBOR

E-1-1	Form of Request for Borrowing

In connection with the Borrowing requested herein, the undersigned Borrower(s) hereby represent, warrant and certify, to the Administrative Agent for the benefit of the Lenders that:

(a)	The representations and warranties set forth in the Credit Agreement (other than those set forth in Section 7.8 of the Credit Agreement) and the other Loan Documents are true and correct in all material respects, and will be true and correct in all material respects immediately after the Borrowing requested herein, with the same force and effect as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date and except to the extent of changes in facts or circumstances that have been disclosed in writing to the Lenders and do not constitute an Event of Default under the Credit Agreement or any other Loan Document);

(b)	On and as of the date of the Borrowing requested herein, the conditions set forth in Sections 2.1(b), 6.1 (if such Borrowing is the initial advance under the Credit Agreement) and 6.2 of the Credit Agreement have been satisfied; and

(c)	The Borrowing Base Certificate attached hereto as Exhibit A, which constitutes an updated Exhibit A to the Credit Agreement, is true and correct in all material respects as of the date of the Borrowing requested herein.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

E-1-2	Form of Request for Borrowing

The undersigned hereby certify each and every matter contained herein to be true and correct.

BORROWER(S):

[NAME], [a][an] [TYPE OF ENTITY]

By:
Name:
Title:

[NAME], [a][an] [TYPE OF ENTITY]

By:
Name:
Title:

S-1	Form of Request for Borrowing

EXHIBIT A TO REQUEST FOR BORROWING

[Updated Borrowing Base Certificate to be Attached]

E-1 Ex. A-1	Form of Request for Borrowing

EXHIBIT E-2

FORM OF REQUEST FOR LETTER OF CREDIT

[DATE]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

RE:      That certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof (the “Borrowers”), the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

    This Request for Letter of Credit is executed and delivered by the undersigned Borrower(s) to the Administrative Agent pursuant to Section 2.14(b) of the Credit Agreement.

    The undersigned Borrower(s) have attached hereto an Application and Agreement for Letter of Credit in the form of Schedule 1 dated [DATE]. The undersigned Borrower hereby request that the Letter of Credit Issuer issue a Letter of Credit substantially in the form of Schedule 2.

    In connection with the issuance of the Letter of Credit requested herein, the undersigned Borrower(s) hereby represent and warrant to the Administrative Agent for the benefit of the Lenders, as to itself only and the Letter of Credit Issuer that:

(a)        As of the date of the issuance of the Letter of Credit the representations and warranties made by the Borrower(s) set forth in the Credit Agreement (other than those set forth in Section 7.8 of the Credit Agreement) and the other Loan Documents will be true and correct in all material respects, and will be true and correct in all material respects on and as of the date of such issuance, with the same force and effect as if

E-2-1

made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date and to the extent of changes in facts or circumstances that have been disclosed in writing to the Lenders and do not constitute an Event of Default under the Credit Agreement or any other Loan Document);

(b)        As of the date of the issuance of the Letter of Credit requested, the Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) will not exceed the Available Commitment as of such date, and the Dollar Equivalent of the Letter of Credit Liability will not exceed the Letter of Credit Sublimit;

(c)        As of the date of the issuance of the Letter of Credit requested, the Letter of Credit Liability (after giving effect to the issuance of the requested Letter of Credit) for Letters of Credit denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit; and

(d)        All conditions precedent in Section 6.2 of the Credit Agreement for the issuance of the Letter of Credit will be satisfied as of the date of issuance.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

E-2-2

The undersigned hereby certify each and every matter contained herein to be true and correct.

BORROWER(S):

[BORROWER]

By:
Name:
Title:
Request for Letter of Credit

SCHEDULE 1 TO REQUEST FOR LETTER OF CREDIT

APPLICATION AND AGREEMENT FOR LETTER OF CREDIT

[LOGO]	[address	]	APPLICATION FOR STANDBY LETTER OF CREDIT

(Place)	(Date)

☐ SWIFT (Full details)
WE REQUEST YOU TO ESTABLISH BY	☐ Telex (Full details)	AN IRREVOCABLE DOCUMENTARY STANDBY LETTER OF CREDIT ON THE FOLLOWING TERMS AND CONDITIONS:
☐ Telex (Prime details only)
☐ Airmail
IN FAVOR OF
(Name and Address)

FOR ACCOUNT OF
(Name and Address)

AMOUNT		AVAILABLE BY DRAFTS AT SIGHT ON [ ]

ACCOMPANIED BY THE FOLLOWING DOCUMENTS MARKED X:

☐ DOCUMENT REQUIRED: SIGNED STATEMENT BY INDIVIDUAL(S) PURPORTING TO BE AUTHORIZED OFFICER(S) OF THE BENEFICIARY AS FOLLOWS: (PLEASE SUPPLY

THE EXACT WORDING OF THE STATEMENT)

☐ OTHER DOCUMENT(S):

PARTIAL DRAWINGS	☐	PERMITTED	☐	NOT PERMITTED

EXPIRY DATE:

SPECIAL INSTRUCTIONS:

THE OPENING OF THIS CREDIT IS SUBJECT TO THE TERMS AND CONDITIONS AS SET FORTH IN THE STANDBY LETTER OF CREDIT AGREEMENT APPEARING ON THE REVERSE HEREOF TO WHICH WE AGREE, AND/OR, IF OUR CONTINUING AGREEMENT IS LODGED WITH YOU, SUBJECT TO THE TERMS AND PROVISIONS SET FORTH THEREIN.

(Name of Applicant)

BY:

(Name/Title of Signatory/-ies)

STANDBY LETTER OF CREDIT AGREEMENT

TO: [            [

In consideration of your opening at our request a standby letter of credit, the terms of which appear on the reverse hereof, we hereby agree with you as follows:

1.	Subject to the terms of that certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers from time to time party thereto (the “Borrowers”), the banks and financial institutions from time to time party thereto (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”), (i) we will pay you upon demand in [appropriate currency] all monies paid by you under or pursuant to said letter of credit, together with interest, commission and all customary charges; and (ii) we also authorize you to charge any of our accounts with you for all monies so paid or for which you become liable under said letter of credit and we agree at least one day before the same is due to provide you with funds to meet all disbursements or payments of any kind or character, together with commission, interest and charges which you have paid or to which you are entitled under or pursuant to said letter of credit.

2.	Neither you nor your correspondents shall be in any way responsible for performance by any beneficiary of its obligations to us, nor for the form, sufficiency, correctness, genuineness, authority of person signing, falsification or legal effect of any documents called for under said letter of credit if such documents on their face appear to be in order.

3.	Subject to the law and customs and practices existing in the area where the beneficiary is located, said letter of credit shall be subject to, and performance by you, your correspondent and the beneficiary thereunder shall be governed by the International Standby Practices, International Chamber of Commerce Publication No. 590 (“ISP98”).

4.	It is agreed that all directions and correspondence relating to the said letter of credit are to be sent at our risk and that you do not assume any responsibility for any inaccuracy, interruption, error or delay in transmission or delivery by post, telex or other electronic medium, or for any inaccuracy of translation.

5.	The undersigned agree that at all times now and hereafter they will indemnify and save you harmless from and against all loss or damage to you arising in connection with said letter of credit, unless due to negligence or willful misconduct on your part, and all costs, charges and expenses and all actions or suits, whether groundless or otherwise, including counsel fees, it being the purpose of this agreement to fully protect you in the premises.

6.	The execution, delivery and performance of this agreement, and the appointment of the undersigned to execute this agreement on behalf of the Applicant, are within the Applicant’s (or each Applicant’s) power and have been duly authorized by all necessary action.

E-2-Sch. 1

SCHEDULE 2 TO REQUEST FOR LETTER OF CREDIT

FORM OF LETTER OF CREDIT

Irrevocable Standby

Letter of Credit

No.

Date:

Amount:

Attn:

Ladies and Gentlemen:

We hereby establish, at the request and for the account of Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company (the “Account Party”), in your favor, this Irrevocable Standby Letter of Credit No.             , in the aggregate amount of              (            ), as reduced from time to time pursuant to Annex A attached hereto (the “Total Credit”), effective             , 20    , and expiring at the close of banking business at our offices at              on             , 20    .

We hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereinafter set forth, in one or more drawings by your draft bearing thereon Letter of Credit No.             , payable at sight on a Banking Day (as defined below), and each accompanied by the original of this Letter of Credit, together with any amendment thereto, and a written and appropriately completed certificate signed by you in the form of Annex B attached hereto (any such draft accompanied by such certificate being a “Demand”). As used herein, “Banking Day” means a day of the year on which banks are not required or authorized to close in [New York City (USA)][[insert jurisdiction of applicable Alternative Currency]].

If we receive any such Demand, all in strict conformity with the terms and conditions of this Letter of Credit, not later than 11:00 a.m. (New York City time) on a Banking Day prior to the termination hereof, we will honor such Demand by making available to you before 3.30 p.m. (New York City time) on the second Banking Day following the date we shall have received such Demand (or the third Business Day if the account is held outside the United States or such later date as you may specify in such Demand), an amount in same-day funds equal to the amount of the draft submitted with such Demand. If we receive any such Demand, all in strict conformity with the terms and conditions of this Letter of Credit, after 11:00 a.m. (New York City time) on a Banking Day prior to the termination hereof, we will honor such Demand by making available to you, before 11:00 a.m. (New York City time) on the third Banking Day following the date we shall have received such Demand, an amount in same-day funds equal to the amount of the draft submitted with such Demand.

In accordance with your instructions, payment under this Letter of Credit may be made by wire transfer of funds from the Federal Reserve Bank of New York to your account in a bank on the Federal Reserve wire system or by deposit of same-day funds into a designated account that you maintain with us or such bank accounts as specified by you in the Demand.

E-2-Sch. 2

This Letter of Credit sets forth in full our undertaking, and such undertaking shall not in any way be modified, amended, amplified or limited by reference to any document, instrument or agreement referred to herein, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement except for such Demand.

The Demand may be delivered to us in person, by mail, by an express delivery service, or by telecopy to our fax number [            ]. A Demand shall be presented during our business hours on a Banking Day prior to the expiration hereof at our office at [            ].

A Demand under this Letter of Credit shall be presented directly to us and shall not be negotiated to or by any third party.

This Letter of Credit shall be governed by the Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600, International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590, and, to the extent not inconsistent therewith, by the laws of the State of New York, including the Uniform Commercial Code as in effect in the State of New York. Communications with respect to this Letter of Credit shall be in writing and shall be addressed to us at the above address, specifically referring to the number of this Letter of Credit.

Very truly yours,

BANK OF AMERICA N.A.

By:
Name:
Title:

E-2-Sch. 2

ANNEX A TO LETTER OF CREDIT

NOTICE OF REDUCTION OF TOTAL CREDIT

UNDER IRREVOCABLE STANDBY LETTER OF CREDIT NO. [            ]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

The undersigned, a duly authorized representative of [            ], a [            ] (the “Beneficiary”), hereby notifies [the Letter of Credit Issuer] (the “Issuer”), with reference to Irrevocable Standby Letter of Credit No. [            ] (the “Letter of Credit”) issued by the Issuer in favor of the Beneficiary, that effective as of the date hereof, the face amount shall be reduced by [            ], such that from and after the date hereof the face amount of the Letter of Credit shall be equal to [            ].

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Notice as of the [            ] day of [            ], [        ].

BENEFICIARY:
[ ]
a [ ]
By:
Name:
Title:

E-2-Sch. 2 – Annex A

ANNEX B TO LETTER OF CREDIT

CERTIFICATE FOR DRAWING UNDER

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

The undersigned, a duly authorized representative of [                                                 ], a [                    ] (the “Beneficiary”), hereby certifies to [the Letter of Credit Issuer] (the “Issuer”), with reference to Irrevocable Standby Letter of Credit No. [            ] (the “Letter of Credit”) issued by the Issuer in favor of the Beneficiary, that this certificate has been executed and delivered by the Beneficiary pursuant to [                                             ].

A.        [The Beneficiary has not issued a certificate for the termination of the Letter of Credit.

B.        The Drawing does not exceed the Stated Amount less any previous Drawing.

C.        The proceeds of this Drawing shall be applied solely in accordance with the terms of the [                    ] Agreement.

D.        (i)        Payment of this demand for payment is requested on or before 3:30 p.m., the second Business Day succeeding (or, if the account specified below is outside the United States, three (3) Business Days after) the Business Day on which this Certificate is received or deemed to have been received by the Bank.

(ii)       Payment of this demand for payment shall be made to the Beneficiary by credit to the following account:

[Beneficiary]

[Account Information]]

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this Certificate as of the [                ] day of [                            ], [        ].

E-2-Sch. 2 – Annex B

BENEFICIARY:

[ ]
a [ ]
By:
Name:
Title:

E-2-Sch. 2 – Annex B

EXHIBIT A TO REQUEST FOR LETTER OF CREDIT

[Updated Borrowing Base Certificate to be Attached]

F-2-Ex. A	Form of Request for Letter of Credit

EXHIBIT F

FORM OF ROLLOVER / CONVERSION NOTICE

[DATE]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

RE:        That certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof (the “Borrowers”), the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

This Request for [Rollover][Conversion] is executed and delivered by the undersigned Borrower(s) pursuant to Section [2.3(h)]1[2.3(i)]2 of the Credit Agreement.

The undersigned Borrower(s) hereby request a [Rollover][Conversion] of a Loan outstanding under the Credit Agreement, and in connection therewith set forth below the terms on which such [Rollover] [Conversion] is requested to be made:

1.	Date of [Rollover][Conversion]:

2.	Principal Amount of [Rollover][Conversion]:

3.	Type of Loan converted from (if applicable):

4.	Type of Loan converted to (if applicable):

[1]	[Use for Rollovers.]
[2]	[Use for Conversions.]

F-1	Form of Rollover/ Conversion Notice

5.    Interest Option: ☐ Alternate Base Rate

☐ LIBOR Rate with          -month Interest Period (1-month, 2-month, 3-month, or 6-month option)

☐ LIBOR Rate based on Daily LIBOR

In connection with the [Rollover][Conversion] requested herein, the undersigned Borrower(s) hereby represent, warrant, and certify to the Administrative Agent for the benefit of the Lenders that:

(a)	No Event of Default will exist on the date of the [Rollover][Conversion] requested herein; and

(b)	After giving effect to the requested [Rollover][Conversion], the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment on and as of the date of such [Rollover][Conversion].

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

F-2	Form of Rollover/ Conversion Notice

The undersigned hereby certify each and every matter contained herein to be true and correct.

BORROWER(S):

[NAME], [a][an] [TYPE OF ENTITY]

By:
Name:
Title:

[NAME], [a][an] [TYPE OF ENTITY]

By:
Name:
Title:

S-1	Form of Rollover/ Conversion Notice

EXHIBIT A

[Revised Borrowing Base Certificate to be Attached.]

F Ex. A	Form of Rollover/ Conversion Notice

EXHIBIT G

FORM OF LENDER ASSIGNMENT AND ACCEPTANCE AGREEMENT

[DATE]

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) is made as of the date hereof between the assignor designated on Schedule I hereto (the “Assignor”) and the assignee designated on Schedule I hereto (the “Assignee”).

1.    Reference is made to that certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof (the “Borrowers”), the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

2.    The Assignor hereby irrevocably sells and assigns to Assignee, without recourse and without representation or warranty except as expressly set forth herein, and Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, an undivided interest in and to the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the Assignment Effective Date (as defined below) equal to the percentage interest specified on Schedule I of all outstanding rights and obligations under the Credit Agreement and the other Loan Documents. After giving effect to such sale and assignment, the Assignee’s Commitment and the amount of the Loans owing to the Assignee will be as set forth on Schedule I.

3.    The Assignor: (a) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents (except this Assignment and Acceptance) or the execution (other than by the Assignor), legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto, or the accuracy and completeness of any document furnished hereunder; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Investors (each, a “Loan Party”) or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

G-1	Form of Lender Assignment and Acceptance Agreement

4.    The Assignee: (a) confirms that it has received a copy of the Credit Agreement and the other Loan Documents (except for copies of other Lenders’ Assignment and Acceptance Agreements which are available to the Assignee upon request), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Loan Document; (c) confirms that it is an Eligible Assignee; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (e) agrees that it will make and perform in accordance with their terms all of the representations, warranties and obligations that by the terms of the Credit Agreement are required to be made or performed by it as a Lender; and (f) attaches (or has delivered to the Administrative Agent and the Borrowers) in accordance with Section 12.11(d)(iii) of the Credit Agreement completed and signed copies of any forms or other documentation that may be required pursuant to Section 4.1(f) of the Credit Agreement (together with any additional supporting documentation required pursuant to applicable Laws or such other evidence satisfactory to the Borrowers and the Administrative Agent) in order to certify the Assignee’s exemption from deduction or withholding of Taxes with respect to any payments or distributions made or to be made to the Assignee in respect of the Loans or under the Credit Agreement.

5.  (i)  The Assignee has reviewed the list of Investors and confirms that with respect to each of the ERISA Investors neither it nor its Affiliates (a) is a fiduciary with respect to any ERISA Investor in connection with its investment in any Borrower or this transaction; or (b) has discretionary authority or control with respect to any ERISA Investor’s investment in any Borrower or renders any investment advice (within the meaning of 29 C.F.R. §2510.3-21(c)) with respect to such investment.

(ii)    The Assignee agrees to continue to review the list of Investors throughout the term of the Loan Documents and to notify the Administrative Agent if such Assignee or any of its Affiliates (a) become a fiduciary with respect to any ERISA Investor in connection with its investment in any Borrower or this transaction; or (b) has acquired any discretionary authority or control with respect to any ERISA Investor’s investment in any Borrower or renders any investment advice (within the meaning of 29 C.F.R. §2510.3-21(c)) with respect to such investment. In the event Assignee provides such notice, Assignee agrees to correct any non-exempt prohibited transaction that may result under Section 406(a) of ERISA or Section 4975(c)(1)(A), (B), (C) or (D) of the Internal Revenue Code, in accordance with Section 4975(f)(5) of the Internal Revenue Code.

(iii)    NOTWITHSTANDING ANYTHING IN THE CREDIT AGREEMENT TO THE CONTRARY, any such correction shall prevent the Assignee from receiving any direct or indirect fees, loan repayments, or any other benefits from such ERISA Investor.

G-2	Form of Lender Assignment and Acceptance Agreement

(iv)    If the Administrative Agent determines at any time in its reasonable discretion that any of the corrections described in this paragraph 5 are insufficient to correct the non-exempt prohibited transaction in accordance with Section 4975(f)(5) of the Internal Revenue Code, then the Assignee shall also cooperate with the Administrative Agent in the replacement of such Assignee as a Lender.

6.    Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance and recording by the Administrative Agent. The effective date for this Assignment and Acceptance (the “Assignment Effective Date”) shall be the date recited above, unless otherwise specified on Schedule I.

7.    Upon such execution of this Assignment and Acceptance and delivery to the Administrative Agent, as of the Assignment Effective Date: (a) the Assignee shall be a party to the Credit Agreement and the other Loan Documents and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder; and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents (other than rights under the provisions of the Loan Documents relating to indemnification or the payment of fees, costs and expenses, to the extent such rights relate to the time prior to the Assignment Effective Date).

8.    Upon such acceptance and recording by the Administrative Agent, from and after the Assignment Effective Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, fees and indemnities with respect thereto) to the Assignee. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Effective Date directly between themselves.

9.    The Assignor and the Assignee shall exchange such consideration for the assignments contemplated hereunder and shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Assignment Effective Date as they shall deem appropriate, directly between themselves.

10.    This Assignment and Acceptance embodies the entire agreement between the parties and supersedes all prior agreements and understanding, if any, relating to the subject matter of this Assignment and Acceptance.

11.    The provisions of this Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.    THIS ASSIGNMENT AND ACCEPTANCE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ALL RESPECTS IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, INCLUDING

G-3	Form of Lender Assignment and Acceptance Agreement

SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

13.    This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart to this Assignment and Acceptance by telecopier or facsimile (or email with a .PDF or similar electronic copy attached) shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

G-4	Form of Lender Assignment and Acceptance Agreement

IN WITNESS WHEREOF, the Assignor and Assignee have caused this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.

ASSIGNOR:

[ASSIGNOR SIGNATURE BLOCK]

S-1	Form of Lender Assignment and Acceptance Agreement

ASSIGNEE:

[ASSIGNEE SIGNATURE BLOCK]

S-2	Form of Lender Assignment and Acceptance Agreement

ACCEPTED AND APPROVED:

BANK OF AMERICA, N.A.,

as Administrative Agent and Letter of Credit Issuer

By:
Name:
Title:

S-3	Form of Lender Assignment and Acceptance Agreement

[CONSENTED TO:

BORROWER:
[NAME], [a][an] [TYPE OF ENTITY]

By:
Name:
Title:][3]

3 Borrower consent to be included in accordance with 12.11(d) of the Credit Agreement so long as there is no continuance of an Event of Default.

S-4	Form of Lender Assignment and Acceptance Agreement

SCHEDULE I TO LENDER ASSIGNMENT AND ACCEPTANCE AGREEMENT

ASSIGNOR	ASSIGNEE
Lender:	Lender:

Percentage interest assigned:	%
Assignee Lender’s Commitment:	$
Aggregate outstanding principal amount of Loans assigned to Assignee:	LIBOR Rate Loans (other than Loans calculated with reference to Daily LIBOR): $
Loans calculated with reference to Daily LIBOR: $
Alternate Base Rate Loans: $
Aggregate outstanding Letter of Credit liability assigned to Assignee:	$
Assignment Effective Date (if other than date of Assignment and Acceptance Agreement):

Assignor:
[name]
[address]
Attention:
Phone:
Fax:
email:

Assignee:
[name]
[address]
Attention:
Phone:
Fax:
email:

G-Sch. I-1	Form of Lender Assignment and Acceptance Agreement

EXHIBIT H

FORM OF QUALIFIED BORROWER PROMISSORY NOTE

[DATE]

New York, New York

FOR VALUE RECEIVED, the undersigned [NAME OF QUALIFIED BORROWER], a [FORM OF LEGAL ENTITY] (the “Maker”), hereby unconditionally promises to pay to BANK OF AMERICA, N.A., as the Administrative Agent for each of the Lenders under the Credit Agreement (defined below) (the “Payee”) or its registered assigns, to the account specified in Section 3.4 of the Credit Agreement, the principal sum of each Loan from time to time for which the Maker is liable pursuant to the terms of the Credit Agreement together with accrued interest thereon, in lawful money of the United States of America or the applicable Alternative Currency, as applicable, on the Maturity Date or as otherwise provided in the Credit Agreement.

Reference is made to that certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof, the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The unpaid principal amount of this promissory note (this “Note”) shall be payable in accordance with the terms of Sections 3.2 and 3.4 of the Credit Agreement.

The unpaid principal amount of this Note shall bear interest from the date of borrowing until maturity in accordance with Sections 2.6 and 12.13 of the Credit Agreement. Interest on this Note shall be payable in accordance with Sections 3.3, 3.4 and 12.13 of the Credit Agreement.

All Borrowings and Rollovers by the Maker, and all payments made with respect thereto, may be recorded by the Payee from time to time on one or more grids which may be attached hereto or by such other method as the Payee may generally employ; provided, however, that failure to make any such entry shall in no way increase, reduce or diminish the Maker’s obligations hereunder. The aggregate unpaid amount of all Borrowings and Rollovers set forth on the grid(s) which may be attached hereto shall be rebuttably presumptive evidence of the unpaid principal amount of this Note.

This Note has been executed and delivered pursuant to the Credit Agreement and is one of the “Qualified Borrower Promissory Notes” referred to therein, and the holder of this Note shall

H-1	Form of Qualified Borrower Promissory Note

be entitled to the benefits provided in the Credit Agreement. This Note evidences Loans made under the Credit Agreement to the Maker. Reference is hereby made to the Credit Agreement for a statement of: (a) the obligation of the Lenders to make advances thereunder; (b) the prepayment rights and obligations of the Maker; (c) the collateral for the repayment of this Note; and (d) the events upon which the maturity of this Note may be accelerated. The Maker may borrow, repay and reborrow hereunder upon the terms and conditions specified in the Credit Agreement. The repayment of this Note is guaranteed by the guaranty of the Primary Borrower. Notwithstanding the foregoing, should any of the events described in Section 10.1(j) or 10.1(k) of the Credit Agreement occur with respect to the Maker, then the principal of and accrued interest on this Note shall become due and payable concurrently therewith without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker.

If this Note, or any installment or payment due hereunder, is not paid when due, whether on the Maturity Date or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after the Maturity Date, the Maker agrees to pay all out-of-pocket costs of collection, including, but not limited to, reasonable attorneys’ fees and expenses incurred by the holder hereof and cost of appeal, in each case, relating solely to the Maker’s obligations hereunder, as provided in the Credit Agreement. All past-due principal of, and, to the extent permitted by applicable law, past-due interest on this Note, shall bear interest at the Default Rate until paid as provided in the Credit Agreement.

The Maker and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note waive (except as expressly provided in the Credit Agreement) demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Note.

Reference is hereby made to Section 12.16 of the Credit Agreement, the provisions of which are hereby incorporated by reference in this Note as if fully set forth herein, with respect to the payment and performance of the Maker’s obligations hereunder.

By its execution hereof, the Maker hereby agrees to be bound by the terms and conditions of the Credit Agreement as a Qualified Borrower as if it were a signature party thereto.

The Maker’s address for notices pursuant to Section 12.6 of the Credit Agreement is specified below the Maker’s signature on the following page.

Subject to the rights of the Administrative Agent under Section 11.9 of the Credit Agreement and except as permitted under Section 12.11 of the Credit Agreement, this Note may not be assigned to any other Person.

H-2	Form of Qualified Borrower Promissory Note

Executed as of the date first above written.

MAKER(S):

[QUALIFIED BORROWER SIGNATURE BLOCK]

[QUALIFIED BORROWER ADDRESS]

S-1	Form of Qualified Borrower Promissory Note

EXHIBIT I

FORM OF BORROWER GUARANTY

[DATE]

1.    In connection with the Credit Agreement (as defined below), the undersigned, the Primary Borrower (the “Borrower”), hereby irrevocably, unconditionally and absolutely guarantees, in favor of the Administrative Agent, for the benefit of each of the Secured Parties (collectively, the “Creditor”), the prompt payment when due of all interest, principal, fees, expenses and other amounts now or hereafter represented by, or arising in connection with: (a) those certain Qualified Borrower Promissory Notes payable to the order of the Creditor by each Qualified Borrower identified on Schedule A annexed hereto (as amended from time to time pursuant to paragraph 11 below), including, without limitation, all liabilities and indebtedness represented or evidenced by any promissory note given in renewal, extension, modification or substitution of or for the Qualified Borrower Promissory Note; and (b) all obligations of the Qualified Borrower[s] listed on Schedule A (collectively, the “Guaranteed Debt”) in accordance with the terms of this Borrower Guaranty (the “Borrower Guaranty”). This is an unconditional guaranty of payment, and not a guaranty of collection, and the Creditor may enforce the Borrower’s obligations hereunder pursuant to Section 2.9(c) of the Credit Agreement without first suing, or enforcing its rights or remedies against, the Qualified Borrower or any other obligor, or enforcing or collecting any present or future collateral security for the Guaranteed Debt.

2.    Reference is made to that certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof, the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder, Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

3.    The Borrower hereby waives notice of: (a) acceptance of this Borrower Guaranty; (b) the extension of credit by the Creditor to the Qualified Borrower; (c) the occurrence of any breach or default by the Qualified Borrower in respect of the Guaranteed Debt; (d) the sale or foreclosure on any collateral for the Guaranteed Debt; (e) the transfer of the Guaranteed Debt to any third party to the extent permitted under the Credit Agreement and to the extent that such notice is not required under the Credit Agreement; and (f) all other notices, in each case, except as otherwise required under the Credit Agreement.

4.    The Borrower hereby agrees and acknowledges that its obligations hereunder shall not be released or discharged by the following: (a) the renewal, extension, modification or alteration of any Qualified Borrower Promissory Note, the Guaranteed Debt or any related

I-1	Form of Borrower Guaranty

document or instrument; (b) any forbearance or compromise granted to the Qualified Borrower by the Creditor; (c) the insolvency, bankruptcy, liquidation or dissolution of the Qualified Borrower; (d) the full or partial release of the Qualified Borrower or any other obligor; (e) the release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including, without limitation, negligent, willful, unreasonable or unjustifiable impairment) of any collateral for the Guaranteed Debt; (f) the failure of the Creditor properly to obtain, perfect or preserve any security interest or lien in any such collateral; (g) the failure of the Creditor to exercise diligence, commercial reasonableness or reasonable care in the preservation, enforcement or sale of any such collateral; provided that, such acknowledgement shall not be a waiver of the Creditor’s obligations to sell collateral in a commercially reasonable manner to the extent required under the Loan Documents or applicable laws; and (h) any other act or omission of the Creditor or the Qualified Borrower which would otherwise constitute or create a legal or equitable defense in favor of a Borrower.

5.    Notwithstanding anything to the contrary in this Borrower Guaranty, until the Guaranteed Debt has been paid in full, the Borrower hereby irrevocably waives all rights it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of the Creditor) to seek contribution, indemnification, or any other form of reimbursement from the Qualified Borrower, any other guarantor, or any other person now or hereafter primarily or secondarily liable for any obligations of the Qualified Borrower to the Creditor, for any disbursement made by the Borrower under or in connection with this Borrower Guaranty or otherwise.

6.    The Borrower represents and warrants that it has received or will receive direct or indirect benefit from the making of this Borrower Guaranty and the creation of the Guaranteed Debt, that the Borrower is familiar with the financial condition of the Qualified Borrower and the value of any collateral security for the Guaranteed Debt and that the Creditor has made no representations to the Borrower in order to induce the Borrower to execute this Borrower Guaranty.

7.    [Reserved].

8.    This Borrower Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Debt is rescinded or must otherwise be returned by the Creditor, upon the insolvency, bankruptcy, reorganization, or dissolution of the Qualified Borrower or otherwise, all as though such payment had not been made.

9.    This Borrower Guaranty has been executed and delivered pursuant to the Credit Agreement and is one of the “Borrower Guaranties” referred to therein. This Borrower Guaranty may be amended only by a written instrument executed by the Borrower and the Creditor.

10.  The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Borrower Guaranty.

I-2	Form of Borrower Guaranty

11.    Schedule A to this Borrower Guaranty may be amended by the Borrower from time to time to identify additional Qualified Borrowers and Qualified Borrower Promissory Notes, the obligations of which will become subject to this Borrower Guaranty and upon such amendment all references herein to Schedule A shall be deemed to mean Schedule A as amended thereby. Such amendment shall be in the form of Schedule B annexed hereto.

12.    Any suit, action or proceeding against the Borrower with respect to this Borrower Guaranty or any judgment entered by any court in respect hereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City and the Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The parties hereto hereby irrevocably consent to the service of process in any suit, action or proceeding in said court by the mailing thereof by the Creditor by registered or certified mail, postage prepaid, to the Borrower’s address listed in the Credit Agreement. The parties hereto hereby irrevocably waive any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Borrower Guaranty brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. THE BORROWER, AND BY ITS ACCEPTANCE HEREOF, THE CREDITOR, HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS BORROWER GUARANTY, WHICH WAIVER IS INFORMED AND VOLUNTARY.

13.    On the full, final and complete satisfaction of the Guaranteed Debt, this Borrower Guaranty shall be of no further force or effect. Thereafter, upon request, the Creditor shall reasonably provide the Borrower, at the Borrower’s sole expense, a written release of its obligations hereunder.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

I-3	Form of Borrower Guaranty

Executed on the date first above written.

BORROWER:

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC, a Delaware limited liability company

By:
Name:
Title:

S-1	Form of Borrower Guaranty

ACCEPTED AND AGREED TO BY:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

S-2	Form of Borrower Guaranty

SCHEDULE A TO BORROWER GUARANTY

LIST OF QUALIFIED BORROWERS

I-Sch. A-1	Form of Borrower Guaranty

SCHEDULE B TO BORROWER GUARANTY

FORM OF AMENDMENT FOR QUALIFIED BORROWER ADDITION

Reference is made to that certain Borrower Guaranty (the “Borrower Guaranty”), dated as of [DATE], by GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC (“Borrower”) in favor of BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”), for the benefit of the Secured Parties (as defined in the Credit Agreement).

Reference is also made to that certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof, the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower has designated the following entity as a Qualified Borrower and the Note described below is a Qualified Borrower Promissory Note:

QUALIFIED BORROWER	AMOUNT OF NOTE	DATE OF NOTE
[NAME]	$[AMOUNT]	[DATE]

Upon execution of this Amendment for Qualified Borrower Addition (this “Amendment”), the Borrower Guaranty shall be, and be deemed to be, modified and amended in accordance herewith and the obligations, duties and liabilities of the Borrower shall hereafter be determined, exercised and enforced in accordance with the Borrower Guaranty as so amended and modified by this Amendment, and all the terms and conditions of this Amendment shall be and be deemed to be part of the terms and conditions of the Borrower Guaranty for any and all purposes. Except as modified and expressly amended by this Amendment, the Borrower Guaranty is in all respects ratified and confirmed, and all the terms and provisions thereof shall be and remain in full force and effect.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

I-Sch. B-1	Form of Borrower Guaranty

Executed as of the date first above written.

GOLDMAN SACHS PRIVATE MIDDLE MARKET CREDIT LLC, a Delaware limited liability company

By:
Name:
Title:

I-Sch S-1	Form of Borrower Guaranty

EXHIBIT J

FORM OF RESPONSIBLE OFFICER’S CERTIFICATE

[DATE]

The undersigned is a duly authorized officer of Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company (the “Company”).

Reference is made to that certain Revolving Credit Agreement dated as of July 18, 2016 by and among, the Company and any Borrowers which become a party thereto pursuant to Section 2.9 thereof, the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

In connection with Section 6.1(g) of the Credit Agreement, I hereby certify, in my capacity as a Responsible Officer of the Company and without personal liability, that on the date hereof:

(i)        All of the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects on and as of the date hereof, with the same force and effect as if made on and as of the date hereof (except to the extent such representations and warranties relate to an earlier date and except to the extent of changes in facts or circumstances that have been disclosed to the Lenders and do not constitute an Event of Default);

(ii)       No Event of Default or, to my knowledge as a Responsible Officer of the Company, Default exists and is continuing on and as of the date hereof; and

(iii)      The underlying assets of the Company do not constitute Plan Assets because less than 25% of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA.

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

J-1	Form of Responsible Officer’s Certificate

Executed as of the date hereof.

By:
Name:
Title:

J-2	Form of Responsible Officer’s Certificate

EXHIBIT L

FORM OF EXTENSION REQUEST

[DATE]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

RE:     That certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof (the “Borrowers”), the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

    This facility extension request (this “Request”) is executed and delivered by the Borrowers to the Administrative Agent pursuant to Section 2.15 of the Credit Agreement.

    The Borrowers hereby request an extension of the Stated Maturity Date to [DATE] (the “Facility Extension”).

    In connection with this Request, the Borrowers hereby represent, warrant and certify to the Administrative Agent for the benefit of the Lenders that:

(a)        No Default or Event of Default shall have occurred and be continuing as of the date hereof or on the initial Stated Maturity Date; and

(b)        All representations and warranties of the Borrowers under the Credit Agreement (other than those set forth in Section 7.8 of the Credit Agreement) and the other Loan Documents are true and correct in all material respects on and as of the initial Stated Maturity Date, with the same force and effect as if made on and as of

L-1

such date (except to the extent that such representations and warranties expressly relate to an earlier date and except to the extent of changes in facts or circumstances that have been disclosed in writing to the Lenders and do not constitute an Event of Default).

[Remainder of Page Intentionally Left Blank;

Signature Page(s) Follow]

L-2

  The undersigned hereby certifies each and every matter contained herein to be true and correct.

BORROWER:

GOLDMAN SACHS PRIVATE MIDDLE
MARKET CREDIT LLC

By:
Name:
Title:

Facility Extension Request

EXHIBIT A TO FACILITY EXTENSION REQUEST

[Updated Borrowing Base Certificate to be Attached Separately]

L-A-1

EXHIBIT M

FORM OF QUALIFIED BORROWER LETTER OF CREDIT NOTE

[DATE]

Up to $[ ]	New York, New York

FOR VALUE RECEIVED, the undersigned [NAME OF QUALIFIED BORROWER], a [FORM OF LEGAL ENTITY] (the “Maker”), hereby unconditionally promises to pay to BANK OF AMERICA, N.A., as the Administrative Agent for each of the Lenders under the Credit Agreement (defined below) (the “Payee”) or its registered assigns, to the account specified in Section 3.4 of the Credit Agreement, the principal sum of $[    ] DOLLARS, or, if less, so much thereof as may be drawn under the Letter of Credit (as hereinafter defined), together with accrued interest thereon, in lawful money of the United States of America or the applicable Alternative Currency, as applicable, on the Maturity Date or as otherwise provided in the Credit Agreement.

Reference is made to that certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof, the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The unpaid principal amount of this promissory note (this “Note”) shall be payable in accordance with the terms of Sections 3.2 and 3.4 of the Credit Agreement.

The unpaid principal amount of this Note shall bear interest from the date of borrowing until maturity in accordance with Sections 2.6 and 12.13 of the Credit Agreement. Interest on this Note shall be payable in accordance with Sections 3.3, 3.4 and 12.13 of the Credit Agreement.

All amounts drawn under the Letter of Credit, and all payments made with respect thereto, may be recorded by the Payee from time to time on one or more grids which may be attached hereto or by such other method as the Payee may generally employ; provided, however, that failure to make any such entry shall in no way increase, reduce or diminish the Maker’s obligations hereunder. The aggregate unpaid amount of all drawings under the Letter of Credit set forth on the grid(s) which may be attached hereto shall, absent manifest error, be rebuttably presumptive evidence of the unpaid principal amount of this Note.

This Note has been executed and delivered to evidence advances made or deemed to be made to Maker pursuant to Sections 2.14 of the Credit Agreement after a drawing has been made under Letter of Credit No. [            ] dated [            ], issued by [                                        ] for the account of the Maker and the benefit of [                                        ] (the “Letter of

Credit”), and is one of the “Qualified Borrower Letter of Credit Notes” referred to in the Credit Agreement and the holder of this Note shall be entitled to the benefits provided in the Credit Agreement. Reference is hereby made to the Credit Agreement for a statement of: (a) the obligation of the Lenders to make advances thereunder; (b) the prepayment rights and obligations of the Maker; (c) the collateral for the repayment of this Note; and (d) the events upon which the maturity of this Note may be accelerated. The repayment of this Note is guaranteed by the guaranty of the Primary Borrower. Notwithstanding the foregoing, should any of the events described in Section 10.1(j) or 10.1(k) of the Credit Agreement occur with respect to the Maker, then the principal of and accrued interest on, this Note shall become due and payable concurrently therewith without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Maker.

If this Note, or any installment or payment due hereunder, is not paid when due, whether on the Maturity Date or by acceleration, or if it is collected through a bankruptcy, probate or other court, whether before or after the Maturity Date, the Maker agrees to pay all out-of-pocket costs of collection, including, but not limited to, reasonable attorneys’ fees and expenses incurred by the holder hereof and cost of appeal, in each case, relating solely to the Maker’s obligations hereunder, as provided in the Credit Agreement. All past-due principal of, and, to the extent permitted by applicable law, past-due interest on this Note, shall bear interest at the Default Rate until paid as provided in the Credit Agreement.

The Maker and all sureties, endorsers, guarantors and other parties ever liable for payment of any sums payable pursuant to the terms of this Note waive (except as expressly provided in the Credit Agreement) demand, presentment for payment, protest, notice of protest, notice of acceleration, notice of intent to accelerate, diligence in collection, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payment, or any releases or substitutions of any security, or any delay, indulgence, or other act of any trustee or any holder hereof, whether before or after maturity.

The laws of the State of New York shall govern the validity, construction, enforcement and interpretation of this Note.

Reference is hereby made to Section 12.16 of the Credit Agreement, the provisions of which are hereby incorporated by reference in this Note as if fully set forth herein, with respect to the payment and performance of the Maker’s obligations hereunder.

By its execution hereof, the Maker hereby agrees to be bound by the terms and conditions of the Credit Agreement as a Qualified Borrower as if it were a signature party thereto.

The Maker’s address for notices pursuant to Section 12.6 of the Credit Agreement is specified below the Maker’s signature on the following page.

Subject to the rights of the Administrative Agent under Section 11.9 of the Credit Agreement and except as permitted under Section 12.11 of the Credit Agreement, this Note may not be assigned to any other Person.

[Signature Page(s) Follow]

Executed as of the date first above written.

MAKER(S):

[QUALIFIED BORROWER SIGNATURE BLOCK]

[QUALIFIED BORROWER ADDRESS]

EXHIBIT N-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of July 18, 2016 (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”) by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof, the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender.

Pursuant to the provisions of Section 4.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) and other Obligations in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                          , 20[  ]

N-1	Form of U.S. Tax Compliance Certificates

EXHIBIT N-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of July 18, 2016 (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”) by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof, the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender.

Pursuant to the provisions of Section 4.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                      , 20[  ]

N-2	Form of U.S. Tax Compliance Certificates

EXHIBIT N-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of July 18, 2016 (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”) by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof, the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender.

Pursuant to the provisions of Section 4.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

N-3	Form of U.S. Tax Compliance Certificates

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

N-4	Form of U.S. Tax Compliance Certificates

EXHIBIT N-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of July 18, 2016 (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”) by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof, the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender.

Pursuant to the provisions of Section 4.1 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) and other Obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) and such other Obligations, (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

N-5	Form of U.S. Tax Compliance Certificates

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

N-6	Form of U.S. Tax Compliance Certificates

EXHIBIT O

FORM OF FACILITY INCREASE REQUEST

[DATE]

Bank of America, N.A.

NC1-027-15-01

214 North Tryon Street

Charlotte, NC 28255

Attention: Jose Liz-Moncion

Telephone: (980) 387-1124

Fax: (312) 453-6498

Email: jose.liz-moncion@baml.com

RE:      That certain Revolving Credit Agreement dated as of July 18, 2016 by and among Goldman Sachs Private Middle Market Credit LLC, a Delaware limited liability company, and any Borrowers which become a party thereto pursuant to Section 2.9 thereof (the “Borrowers”), the banks and financial institutions listed on the signature pages thereof as the Lenders and each of the other lending institutions that becomes a lender thereunder (together, the “Lenders”), Bank of America, N.A., as the Administrative Agent, Lead Arranger, Letter of Credit Issuer and a Lender (as the same may be modified, supplemented, amended, or amended and restated from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Ladies and Gentlemen:

    This facility increase request (this “Request”) is executed and delivered by the Primary Borrower to the Administrative Agent pursuant to Section 2.16 of the Credit Agreement.

    The Borrower hereby requests an increase in the Maximum Commitment in the amount of $[INCREASE AMOUNT] (the “Facility Increase”) for an aggregate Maximum Commitment in the amount of $[NEW MAXIMUM COMMITMENT], such Facility Increase to be effective as of [PROPOSED FACILITY INCREASE EFFECTIVE DATE] (the “Facility Increase Effective Date”).4

    In connection with this Request, the Borrower hereby represents, warrants and certifies to the Administrative Agent for the benefit of the Lenders that:

(a)        The representations and warranties set forth in the Credit Agreement (other than those set forth in Section 7.8 of the Credit Agreement) and the other Loan Documents are true and correct in all material respects as of the date hereof, and will be true and correct in all material respects on the Facility Increase Effective Date with

4 Date subject to approval by the Administrative Agent.

O-1	Form of Facility Increase Request

the same force and effect as if made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date and except to the extent of changes in facts or circumstances that have been disclosed in writing to the Lenders and do not constitute an Event of Default under the Credit Agreement or any other Loan Document); and

(b)        No Default or Event of Default shall have occurred and be continuing as of the Facility Increase Effective Date.

(c)        After any request herein becomes effective the Dollar Equivalent of the Principal Obligations will not exceed the Available Commitment;

(d)        The Borrowing Base Certificate attached hereto as Exhibit A, which constitutes an updated Exhibit A to the Credit Agreement, is true and correct as of the date hereof. In the event that any of the relevant information on such Borrowing Base Certificate changes between the date hereof and Facility Increase Effective Date, the Borrowers shall promptly deliver to the Administrative Agent corrections thereto;

(e)        Attached hereto are such documents as are required pursuant to Section 2.16(c)(ii) of the Credit Agreement relating to our authority to approve or consent to an increase in the Maximum Commitment; and

(f)        As of the date hereof, no event has occurred since the date of the most recent financial statements of the Borrowers delivered to the Administrative Agent which could reasonably be expected to have a Material Adverse Effect. In the event that between the date hereof and the date of the Facility Increase, any event should occur which could reasonably be expected to have a Material Adverse Effect, the Borrowers shall promptly notify Administrative Agent.

O-2	Form of Facility Increase Request

The undersigned hereby certifies each and every matter contained herein to be true and correct.

BORROWER:

GOLDMAN SACHS PRIVATE MIDDLE
MARKET CREDIT LLC

By:
Name:
Title:

O-3	Form of Facility Increase Request